Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210920

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee (1)
4.500% Senior Notes due 2026	$1,000,000,000	$124,500
4.750% Senior Notes due 2028	$1,500,000,000	$186,750

(1)	The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 25, 2016)

$2,500,000,000

T-Mobile USA, Inc.

$1,000,000,000 4.500% Senior Notes due 2026

$1,500,000,000 4.750% Senior Notes due 2028

T-Mobile USA, Inc. (the “Issuer”) is offering $1,000,000,000 aggregate principal amount of its 4.500% Senior Notes due 2026 (the “2026 notes”) and $1,500,000,000 aggregate principal amount of its 4.750% Senior Notes due 2028 (the “2028 notes” and together with the 2026 notes, the “notes”). The Issuer intends to use the net proceeds from this offering to redeem certain existing notes and for general corporate purposes, including partial paydown of borrowings under the Revolving Credit Facilities (as described under “Description of Other Indebtedness and Certain Lease Obligations—Revolving Credit Facilities”). See “Use of Proceeds.”

The 2026 notes will bear interest at a rate of 4.500% per year and mature on February 1, 2026. The 2028 notes will bear interest at a rate of 4.750% per year and mature on February 1, 2028. The Issuer will pay interest on the notes on each February 1 and August 1, commencing August 1, 2018.

The 2026 notes will be redeemable, in whole or in part, at any time on or after February 1, 2021 at the redemption prices specified under “Description of Notes—Optional Redemption” plus accrued and unpaid interest to, but not including, the redemption date. The Issuer may redeem up to 40% of the aggregate principal amount of the 2026 notes prior to February 1, 2021 with an amount equal to the net cash proceeds from certain equity offerings. The Issuer also may redeem the notes prior to February 1, 2021 at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date.

The 2028 notes will be redeemable, in whole or in part, at any time on or after February 1, 2023 at the redemption prices specified under “Description of Notes—Optional Redemption” plus accrued and unpaid interest to, but not including, the redemption date. The Issuer may redeem up to 40% of the aggregate principal amount of the 2028 notes prior to February 1, 2021 with an amount equal to the net cash proceeds from certain equity offerings. The Issuer also may redeem the notes prior to February 1, 2023 at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date.

If the Issuer experiences certain change of control triggering events (consisting of both a change of control and a ratings downgrade), the Issuer will be required to offer to repurchase the notes at a repurchase price equal to 101% of the principal amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

The Issuer’s obligations under the notes will be guaranteed by the Issuer’s corporate parent, T-Mobile US, Inc. (“Parent”) and all of the Issuer’s wholly-owned domestic restricted subsidiaries (excluding certain designated special purpose entities, a reinsurance subsidiary and immaterial subsidiaries), all of the Issuer’s restricted subsidiaries that guarantee other material indebtedness, and any future subsidiary of Parent that directly or indirectly owns any of the Issuer’s equity interests. Upon and subject to completion of the Layer3 Acquisition, the Layer3 Entities (each as defined below under “Summary—Recent Developments—Layer3 Acquisition”) will be designated as “Unrestricted Subsidiaries” (and therefore non-guarantors) under the indenture governing the notes.

The notes and the guarantees will be the Issuer’s and the guarantors’ unsubordinated unsecured obligations and will rank equally in right of payment with all of the Issuer’s and the guarantors’ existing and future indebtedness and other liabilities that are not by their terms subordinated in right of payment to the notes and the guarantees, including the Issuer’s Existing Senior Notes (as defined herein), the new DT notes (as defined herein), the borrowings under the Term Loan Credit Agreement (as defined under “Description of Other Indebtedness and Certain Lease Obligations—Incremental Term Loan Facility under the Term Loan Credit Agreement”) and borrowings under the Revolving Credit Facilities (as described under “Description of Other Indebtedness and Certain Lease Obligations—Revolving Credit Facilities”), and will rank senior in right of payment to any future indebtedness of the Issuer or any guarantor that provides by its terms that it is subordinated in right of payment to the notes and the guarantees. The notes and the guarantees will be effectively subordinated to all of the Issuer’s and the guarantors’ existing and future secured indebtedness, including the borrowings under the Term Loan Credit Agreement and borrowings under the Secured Revolving Credit Facility, to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all of the liabilities and any future preferred stock of any of the Issuer’s subsidiaries that do not guarantee the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into the accompanying prospectus.

	Per 2026 note	Per 2028 note
Public Offering Price	100.000%	100.000%
Total	$1,000,000,000	$1,500,000,000
Proceeds to T-Mobile USA, Inc.(1)	$998,750,000	$1,498,125,000

(1)	Before expenses. The underwriting discount is 0.125% of the principal amount thereof, resulting in total underwriting discounts of (i) $1,250,000 for the 2026 notes and (ii) $1,875,000 for the 2028 notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. Currently, there is no public market for the notes.

The underwriters are offering the notes as set forth under “Underwriting.” Delivery of the notes is expected to be made in New York, New York on or about January 25, 2018 through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Deutsche Bank Securities	Barclays	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is January 22, 2018.

Prospectus

Neither we nor the underwriters have authorized any other person to provide you with information different from that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give. We are offering to sell and are seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since such date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in the accompanying prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus or this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

As permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), the registration statement of which the accompanying prospectus forms a part includes additional information not contained in this prospectus supplement. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference carefully before you decide whether to invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the securities offered in this offering and may add, update or change information in the accompanying prospectus.

In this prospectus supplement, unless stated otherwise or the context indicates otherwise, references to “T-Mobile,” the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. together with its direct and indirect domestic restricted subsidiaries, including T-Mobile USA, Inc. References to the “Issuer” and “T-Mobile USA” refer to T-Mobile USA, Inc. only. The Issuer’s corporate parent is T-Mobile US, Inc., which we refer to in this prospectus supplement on a stand-alone basis as “T-Mobile US” or “Parent.” T-Mobile US, Inc. has no operations separate from its investment in the Issuer. Accordingly, unless otherwise noted, all of the business and financial information in this prospectus supplement, including the factors identified under “Risk Factors” beginning on page S-14 is presented on a consolidated basis for T-Mobile.

Market data and other statistical information used in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, we have not independently verified the information. We neither guarantee its accuracy nor undertake a duty to provide or update such data in the future.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus, any related free writing prospectus, the documents incorporated by reference and our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. The following important factors, along with the factors identified under “Risk Factors” and the risk factors incorporated by reference herein, could affect future results and cause those results to differ materially from those expressed in the forward-looking statements:

•	adverse economic or political conditions in the U.S. and international markets;

•	competition, industry consolidation, and changes in the market for wireless services could negatively affect our ability to attract and retain customers;

•	the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments, or acquisitions in the technology, media and telecommunications industry;

•	challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades;

•	the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms;

•	difficulties in managing growth in wireless data services, including network quality;

•	material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance;

•	the timing, scope and financial impact of our deployment of advanced network and business technologies;

•	the impact on our networks and business from major technology equipment failures;

•	breaches of our and/or our third party vendors’ networks, information technology and data security;

•	natural disasters, terrorist attacks or similar incidents;

•	unfavorable outcomes of existing or future litigation;

•	any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks;

•	any disruption or failure of our third parties’ or key suppliers’ provisioning of products or services;

•	material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact;

•	the ability to make payments on our debt or to repay our existing indebtedness when due or to comply with the covenants contained therein;

•	adverse change in the ratings of our debt securities or adverse conditions in the credit markets;

•	changes in accounting assumptions that regulatory agencies, including the SEC, may require, which could result in an impact on earnings; and

•	changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions.

Additional information concerning these and other risk factors is contained in the section titled “Risk Factors” in this prospectus supplement and the documents incorporated by reference.

S-iii

Forward-looking statements in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or the documents incorporated by reference speak only as of the date of this prospectus supplement or the applicable document referred to or incorporated by reference (or such earlier date as may be specified in the applicable document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.

You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

S-iv

SUMMARY

The following summary highlights selected information about us contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before deciding whether to invest in the notes. You should review this entire prospectus supplement and the accompanying prospectus carefully, including the risks of investing in the notes described under the heading “Risk Factors” beginning on page S-14 in this prospectus supplement, as well as our consolidated financial statements and notes thereto and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

We are the Un-carrier®. Un-satisfied with the status quo. Un-afraid to innovate. T-Mobile provides wireless communications services, including voice, messaging and data, to more than 72 million customers in the postpaid, prepaid and wholesale markets. The Un-carrier strategy is an approach that seeks to listen to the customer, address their pain points, bring innovation to the industry and improve the wireless experience for all. In practice, this means offering our customers a great service on a nationwide 4G Long-Term Evolution (“LTE”) network, offering devices when and how our customers want them, and providing plans that are simple, affordable and without unnecessary restrictions. Going forward, we will continue to listen and respond to our customers, refine and improve the Un-carrier strategy and deliver the best value experience in the industry.

We generate revenue by offering affordable wireless communication services to our postpaid, prepaid and wholesale customers, as well as a wide selection of wireless devices and accessories. Our most significant expenses are related to acquiring and retaining high-quality customers, providing a full range of devices, compensating employees, and operating and expanding our network. We provide service, devices and accessories across our flagship brands, T-Mobile and MetroPCS, through our owned and operated retail stores, third-party distributors and our websites (www.T-Mobile.com and www.MetroPCS.com). The information on or accessible through our websites is not incorporated into or part of this prospectus supplement (except for our SEC reports expressly incorporated by reference herein).

Recent Developments

Preliminary Fourth Quarter and Full-Year 2017 Customer Results

In the fourth quarter of 2017, we added approximately 1.9 million total net customers, bringing our total customer count to more than 72 million at year-end 2017. In the fourth quarter of 2017, we added 1.1 million branded postpaid net customers and 891,000 branded postpaid phone net customers. In full-year 2017, we added over 3.6 million branded postpaid net customers and 2.8 million branded postpaid phone net customers. Branded prepaid net customer additions in the fourth quarter of 2017 were 149,000. In full-year 2017, we added 855,000 branded prepaid net customers. Branded postpaid phone churn was 1.18% in the fourth quarter of 2017, representing our best-ever fourth quarter branded postpaid phone churn result.

The foregoing results are preliminary and subject to completion of year-end closing review procedures. Actual results may differ due to final adjustments and other developments that may arise between now and the time the financial statements for the year ended December 31, 2017 are finalized.

January 2018 Notes Redemption

In December 2017, we delivered a notice of redemption to redeem $1 billion aggregate principal amount of 6.125% Senior Notes due 2022, which were redeemed in January 2018 (the “January 2018 Notes Redemption”).

Revolving Credit Facility

In January 2018, we borrowed $1,150 million under the Secured Revolving Credit Facility (the “Revolver Borrowing”). The proceeds of the borrowings were used to effect the January 2018 Notes Redemption and for general corporate purposes.

New DT Notes

Deutsche Telekom AG (“DT”) has agreed to purchase up to $1.0 billion in aggregate principal amount of 4.500% Senior Notes due 2026 and $1.5 billion in aggregate principal amount of 4.750% Senior Notes due 2028 (the “new DT notes”) directly from the Issuer with no underwriting discount. DT has agreed that the payment for the new DT notes will be made by delivery of $1.25 billion in aggregate principal amount of 8.097% Senior Reset Notes due 2021 (the “2021 Notes”) and $1.25 billion in aggregate principal amount of 8.195% Senior Reset Notes due 2022 (the “2022 Notes”) held by DT, and which will have been called for redemption, in exchange for the new DT notes. In connection with such exchange, the Issuer will pay DT in cash the premium portion of the redemption price set forth in the indenture governing the 2021 Notes and the 2022 Notes, plus accrued but unpaid interest on the 2021 Notes and the 2022 Notes to, but not including, the exchange date. The closing of the issuance and sale of the new DT notes to DT, and exchange of the 2021 Notes and 2022 Notes, is expected to occur on or about April 30, 2018. The placement of the new DT notes is not contingent upon the completion of this offering, and this offering is not contingent upon the placement of the new DT notes.

The new DT notes will have substantially the same terms and conditions as each of the 2026 notes and 2028 notes offered hereby, as applicable, other than issue date, registration rights and CUSIP. In addition, the new DT notes will be issued under separate supplemental indentures and will each constitute a separate series from the notes offered hereby for all purposes, including voting; provided that if the Issuer exercises its rights in respect of a series of notes offered hereby, the Issuer will be required to exercise the same rights in respect of the new DT notes of the corresponding series on an equal and ratable basis.

Layer3 Acquisition

In December 2017, we announced an agreement to acquire a television technology company, Layer3 TV, Inc. (“Layer3 TV”, and such acquisition, the “Layer3 Acquisition”). The Layer3 Acquisition is expected to be completed in January 2018. Upon and subject to completion of the Layer3 Acquisition, Layer3 TV and its subsidiaries (collectively, the “Layer3 Entities”) will be designated as “Unrestricted Subsidiaries” (and therefore non-guarantors) under the indentures governing the Existing Senior Notes, the notes and the new DT notes.

Stock Repurchase Program

On December 6, 2017, we announced our Board of Directors authorized a stock repurchase program for up to $1.5 billion of our common stock through December 31, 2018 (the “Stock Repurchase Program”). The Stock Repurchase Program does not obligate us to acquire any particular amount of common stock, and the Stock Repurchase Program may be suspended or discontinued at any time at our discretion. Repurchased shares are retired.

As of January 15, 2018, we had repurchased approximately 9.2 million shares under the Stock Repurchase Program at an average price per share of $63.63 for a total purchase price of approximately $583 million. The maximum approximate dollar value of shares that may yet be purchased under the Stock Repurchase Program was $917 million as of January 15, 2018.

Corporate Information

Our corporate headquarters and principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006. Our telephone number is (425) 378-4000. We maintain a website at www.T-Mobile.com where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time they are filed with or furnished to the SEC. The information on or accessible through our website is not incorporated into or part of this prospectus supplement (except for our SEC reports expressly incorporated by reference herein).

Ownership and Corporate Structure

The diagram below illustrates our current ownership and corporate structure:

(1)	Intermediate holding companies not shown.
(2)	As of September 30, 2017.
(3)	See “Description of Other Indebtedness and Certain Lease Obligations.”
(4)	Certain subsidiaries of the Issuer will not guarantee the notes. See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.” As of September 30, 2017, the Issuer’s subsidiaries that will not guarantee the notes that were included in our consolidated financial statements as of such date had approximately $1.5 billion of total assets (excluding receivables due from the Issuer and its guarantor subsidiaries) and $2.6 billion in indebtedness, other liabilities and preferred stock (excluding payables due to the Issuer and its guarantor subsidiaries).

The Offering

Issuer	T-Mobile USA, Inc.

Securities	$1,000,000,000 aggregate principal amount of 4.500% Senior Notes due 2026.

$1,500,000,000 aggregate principal amount of 4.750% Senior Notes due 2028.

Maturity	The 2026 notes will mature on February 1, 2026.

The 2028 notes will mature on February 1, 2028.

Interest Payment Dates	February 1 and August 1 of each year, beginning on August 1, 2018.

Optional Redemption	The Issuer may, at its option, redeem some or all of the 2026 notes at any time on or after February 1, 2021 at the fixed redemption prices described in the section “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the redemption date. Prior to February 1, 2021, the Issuer may, at its option, redeem some or all of the 2026 notes at a make-whole price, plus accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, prior to February 1, 2021, the Issuer may, at its option, redeem up to 40% of the aggregate principal amount of the 2026 notes with an amount equal to the net cash proceeds of certain sales of equity securities or certain contributions to its equity at the redemption prices described in the section “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the redemption date.

The Issuer may, at its option, redeem some or all of the 2028 notes at any time on or after February 1, 2023 at the fixed redemption prices described in the section “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the redemption date. Prior to February 1, 2023, the Issuer may, at its option, redeem some or all of the 2028 notes at a make-whole price, plus accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, prior to February 1, 2021, the Issuer may, at its option, redeem up to 40% of the aggregate principal amount of the 2028 notes with an amount equal to the net cash proceeds of certain sales of equity securities or certain contributions to its equity at the redemption prices described in the section “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Ranking	The notes will be the Issuer’s general unsecured, unsubordinated obligations. Accordingly, they will rank:

•	senior in right of payment to any future indebtedness of the Issuer to the extent that such indebtedness provides by its terms that it is subordinated in right of payment to the notes;

•	equally in right of payment with any of the Issuer’s existing and future indebtedness and other liabilities that are not by their terms subordinated in right of payment to the notes, including (as adjusted to reflect the January 2018 Notes Redemption and the anticipated use of proceeds of the offering of the notes), without limitation, borrowings under the Revolving Credit Facilities and the Term Loan Credit Agreement (including the Incremental Term Loan Facility) and $21.5 billion aggregate principal amount of outstanding 5.300% Senior Notes due 2021 held by DT, 8.097% Senior Reset Notes due 2021 held by DT, 4.000% Senior Notes due 2022, 4.000% Senior Notes due 2022-1 held by DT, 8.195% Senior Reset Notes due 2022 held by DT, 6.000% Senior Notes due 2023, 6.625% Senior Notes due 2023, 6.836% Senior Notes due 2023, 9.332% Senior Reset Notes due 2023 held by DT, 6.000% Senior Notes due 2024, 6.000% Senior Notes due 2024 held by DT, 6.500% Senior Notes due 2024, 5.125% Senior Notes due 2025, 5.125% Senior Notes due 2025-1 held by DT, 6.375% Senior Notes due 2025, 6.500% Senior Notes due 2026, 5.375% Senior Notes due 2027 and 5.375% Senior Notes due 2027-1 held by DT (collectively, the “Existing Senior Notes”);

•	effectively subordinated to the Issuer’s existing and future secured indebtedness, including borrowings under the Secured Revolving Credit Facility and the Term Loan Credit Agreement (including the Incremental Term Loan Facility), to the extent of the value of the Issuer’s assets constituting collateral securing such indebtedness; and

•	structurally subordinated to all of the liabilities and any future preferred stock of the Issuer’s non-guarantor subsidiaries.

Assuming that on September 30, 2017, we had completed the January 2018 Notes Redemption, effected the Revolver Borrowing, completed the offering of the notes and used the proceeds thereof as anticipated, we would have had approximately $31.0 billion of outstanding indebtedness, including $21.6 billion of outstanding indebtedness under the Issuer’s Existing Senior Notes and the notes offered hereby, $4.0 billion of outstanding secured indebtedness under the Term Loan Credit Agreement, $1.0 billion of outstanding secured indebtedness under the Secured Revolving Credit Facility and approximately $2.6 billion in tower obligations relating to the Tower Transactions (as defined under “Description of Other Indebtedness and Certain Lease Obligations—Tower Transactions”). We also would have had $0.5 billion available for borrowing under the Secured Revolving Credit Facility and $1.0 billion available for borrowing under the Unsecured Revolving Credit Facility (as defined under “Description of Other Indebtedness and Certain Lease Obligations—Revolving Credit Facilities”).

Note Guarantees	The notes will be guaranteed by Parent, all of the Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a reinsurance subsidiary and immaterial subsidiaries), all of the Issuer’s restricted subsidiaries that guarantee other material indebtedness, and any future subsidiary of Parent that directly or indirectly owns any equity interests of the Issuer. See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.” Each guarantee of the notes will be an unsecured, unsubordinated obligation of that guarantor and will rank:

•	senior in right of payment to any future indebtedness of that guarantor to the extent that such indebtedness provides by its terms that it is subordinated in right of payment to such guarantor’s guarantee of the notes;

•	equally in right of payment with any existing and future indebtedness and other liabilities of that guarantor that are not by their terms subordinated to the notes, including, without limitation, any guarantees of the borrowings under the Revolving Credit Facilities and the Term Loan Credit Agreement (including the Incremental Term Loan Facility) and the Issuer’s Existing Senior Notes;

•	effectively subordinated to that guarantor’s existing and future secured indebtedness, including its guarantee of the borrowings under the Secured Revolving Credit Facility and the Term Loan Credit Agreement (including the Incremental Term Loan Facility), to the extent of the value of the assets of such guarantor constituting collateral securing that indebtedness; and

•	structurally subordinated to all of the liabilities and any future preferred stock of any subsidiaries of such guarantor that do not guarantee the notes.

As of September 30, 2017, the Issuer’s subsidiaries that will not guarantee the notes that were included in our consolidated financial statements as of such date had approximately $1.5 billion of total assets (excluding receivables due from the Issuer and its guarantor subsidiaries) and $2.6 billion in indebtedness, other liabilities and preferred stock (excluding payables due to the Issuer and its guarantor subsidiaries).

New DT Notes

Separately from the notes offered hereby, DT has agreed to purchase up to $2.5 billion in aggregate principal amount of new DT notes directly from the Issuer with no underwriting discount. DT has agreed that the payment for the new DT notes will be made by delivery of $1.25 billion in aggregate principal amount of 2021 Notes and $1.25 billion in aggregate principal amount of 2022 Notes held by DT, and which will have been called for redemption, in exchange for the new DT notes. In connection with such exchange, the Issuer will pay DT in cash the premium portion of the redemption price set forth in the indenture governing the 2021 Notes and the 2022 Notes, plus accrued but unpaid interest on the 2021 Notes and the 2022 Notes to, but not including, the exchange date. The closing of the issuance and sale of the new DT notes to DT, and exchange of the 2021 Notes and 2022 Notes, is expected to occur on or about April 30, 2018. The placement of the new DT notes is not contingent upon the completion of this offering, and this offering is not contingent upon the placement of the new DT notes.

The new DT notes will have substantially the same terms and conditions as each of the 2026 notes and 2028 notes offered hereby, as applicable, other than issue date, registration rights and CUSIP. In addition, the new DT notes will be issued under separate supplemental indentures and will each constitute a separate series from the notes offered hereby for all purposes, including voting; provided that if the Issuer exercises its rights in respect of a series of notes offered hereby, the Issuer will be required to exercise the same rights in respect of the new DT notes of the corresponding series on an equal and ratable basis.

Certain Covenants	The indenture governing the notes will contain covenants that, among other things, limit the ability of the Issuer and its restricted subsidiaries to:

•	incur more debt;

•	pay dividends and make distributions;

•	make certain investments;

•	repurchase stock;

•	create liens or other encumbrances;

•	enter into transactions with affiliates;

•	enter into agreements that restrict dividends or distributions from subsidiaries; and

•	merge, consolidate or sell, or otherwise dispose of, substantially all of their assets.

These covenants will be subject to a number of important limitations and exceptions that are described later in this prospectus supplement under the caption “Description of Notes—Certain Covenants.” If the notes are assigned an investment grade rating by at least two of Standard & Poor’s Rating Services (“Standard & Poor’s”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”) and no default has occurred or is continuing, certain covenants will cease to apply and will not be later reinstated even if the rating of the notes should subsequently decline. See “Description of Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.”

Asset Sale Proceeds	If the Issuer or its restricted subsidiaries engage in certain types of asset sales, the Issuer generally must use the net cash proceeds from the sale either to make investments in its business (through capital expenditures, acquisitions or otherwise), or to repay permanently debt under credit facilities, including borrowings under the Term Loan Credit Agreement or Revolving Credit Facilities, or secured by assets sold within a certain period of time after such sale or, prepay other senior debt and the notes on a pro rata basis or prepay debt of a non-guarantor restricted subsidiary (if the assets sold were the assets of a non-guarantor restricted subsidiary); otherwise the Issuer must make an offer to purchase, on a pro rata basis, a principal amount of the notes and other pari passu indebtedness equal to the excess net cash proceeds. The purchase price of the notes would be 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Change of Control Triggering Event	If the Issuer experiences certain change of control triggering events (consisting of both a change of control and a ratings downgrade), the Issuer must make an offer to each holder to repurchase the notes at a price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

Use of Proceeds	We expect to use the net proceeds from this offering to redeem certain existing notes and for general corporate purposes, including partial paydown of borrowings under the Revolving Credit Facilities. See “Use of Proceeds.”

Absence of Public Market for the Notes	The notes will be a new class of security and there is currently no established trading market for the notes. The underwriters have advised us that certain underwriters intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. As a result, a liquid market for the notes may not be available if you wish to sell your notes. We do not intend to apply for a listing of the notes on any securities exchange or quotation of the notes on any automated dealer quotation system.

Risk Factors	You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and, in particular, you should carefully evaluate the specific factors under “Risk Factors” beginning on page S-14 of this prospectus supplement and those risk factors incorporated by reference herein.

Summary Historical Financial and Operating Data

The following table sets forth summary consolidated financial and operating data for the Company. The summary consolidated financial data has been derived from our audited consolidated financial statements and related notes as of December 31, 2016 and 2015 and for the three years ended December 31, 2016, 2015 and 2014 contained in Parent’s Current Report on Form 8-K filed on January 22, 2018, and our unaudited condensed consolidated financial statements and related notes as of and for the nine months ended September 30, 2017 and 2016 contained in Parent’s Quarterly Report on Form 10-Q filed on October 23, 2017. The summary consolidated balance sheet data as of December 31, 2014 is derived from our audited consolidated financial statements which are not included or incorporated by reference in this prospectus supplement. The summary financial data should be read in conjunction with the consolidated financial statements described above and the related notes. The summary operating data is not derived from the audited or unaudited consolidated financial statements.

Our historical financial data may not be indicative of the results of operations or financial position to be expected in the future. In particular, on January 1, 2018, we adopted ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which requires entities to recognize revenue through the application of a five-step model, which includes: identification of the contract; identification of the performance obligations; determination of the transaction price; allocation of the transaction price to the performance obligations; and recognition of revenue as the entity satisfies the performance obligations. We anticipate this standard will have a material impact on our consolidated financial statements commencing with the quarter ended March 31, 2018.

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)
	(in millions)
Revenues:
Total service revenues	$22,403	$20,599	$27,844	$24,821	$22,375
Equipment revenues	6,667	5,987	8,727	6,718	6,789
Other revenues	775	670	919	928	756

Total revenues	29,845	27,256	37,490	32,467	29,920

Operating expenses:
Cost of services, exclusive of depreciation and amortization shown separately below	4,520	4,286	5,731	5,554	5,788
Cost of equipment sales	8,149	7,532	10,819	9,344	9,621
Selling, general and administrative	8,968	8,419	11,378	10,189	8,863
Depreciation and amortization	4,499	4,695	6,243	4,688	4,412
Cost of MetroPCS business combination	—	110	104	376	299
Gains on disposal of spectrum licenses	(67)	(835)	(835)	(163)	(840)
Other, net	—	—	—	—	5

Total operating expenses	26,069	24,207	33,440	29,988	28,148

Operating income	3,776	3,049	4,050	2,479	1,772

Other income (expense):
Interest expense	(857)	(1,083)	(1,418)	(1,085)	(1,073)
Interest expense to affiliates	(398)	(248)	(312)	(411)	(278)
Interest income	15	9	13	6	3
Other expense, net	(89)	(6)	(6)	(11)	(11)

Total other expense, net	(1,329)	(1,328)	(1,723)	(1,501)	(1,359)

Income before income taxes	2,447	1,721	2,327	978	413
Income tax expense	(618)	(651)	(867)	(245)	(166)

Net income	1,829	1,070	1,460	733	247
Dividends on preferred stock	(41)	(41)	(55)	(55)	—

Net income attributable to common stockholders	$1,788	$1,029	$1,405	$678	$247

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2016	2015	2014
Other Financial Data (in millions):
Net cash provided by operating activities	$5,904	$4,533	$6,135	$5,414	$4,146
Net cash used in investing activities	(10,138)	(4,386)	(5,680)	(9,560)	(7,246)
Net cash (used in) provided by financing activities	(527)	623	463	3,413	2,524
Consolidated Operating Data:
Total customers (at period end) (in thousands)	70,731	69,354	71,455	63,282	55,018
Adjusted EBITDA(1) (in millions)	$8,502	$8,032	$10,639	$7,807	$5,992
Net income margin(2)	8%	5%	5%	3%	1%
Adjusted EBITDA margin(3)	38%	39%	38%	31%	27%

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2016	2015	2014
Branded postpaid phone churn(4)	1.18%	1.30%	1.30%	1.39%	1.58%
Branded prepaid churn(4)	4.06%	3.86%	3.88%	4.45%	4.76%
Branded postpaid phone ARPU(5)	$47.17	$47.17	$47.47	$47.68	$49.44
Branded postpaid ABPU(5)	60.71	62.63	62.75	62.77	60.73
Branded prepaid ARPU(5)	38.71	37.82	37.92	37.68	37.10

	As of September 30,	As of December 31,
	2017	2016	2015	2014(6)
	(unaudited)
	(in millions)
Balance Sheet Data:
Total current assets	$7,449	$14,217	$14,890	$13,984
Property and equipment, net	21,570	20,943	20,000	16,245
Goodwill, spectrum licenses and other intangible assets, net	36,946	29,073	26,232	24,508
Other assets and equipment installment plan receivables due after one year, net(6)	1,958	1,658	1,291	1,902
Total assets(6)	67,923	65,891	62,413	56,639
Total current liabilities	8,103	9,022	9,528	8,776
Long-term debt(6)	13,163	21,832	20,461	16,259
Long-term debt to affiliates	14,586	5,600	5,600	5,600
Tower obligations	2,599	2,621	2,658	2,521
Other long-term liabilities, deferred rent expense and deferred tax liabilities	9,195	8,580	7,609	7,820
Total stockholders’ equity	20,277	18,236	16,557	15,663

(1)	Adjusted EBITDA represents earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense, non-cash stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance.

Adjusted EBITDA is a non-GAAP financial measure utilized by our management to monitor the financial performance of our operations. We use Adjusted EBITDA internally as a metric to evaluate and compensate our personnel and management for their performance, and as a benchmark to evaluate our operating performance in comparison to our competitors. Management believes analysts and investors use Adjusted

EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of our ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs as they are not indicative of our ongoing operating performance and certain other nonrecurring expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP.

The following table illustrates the calculation of Adjusted EBITDA and reconciles Adjusted EBITDA to Net income, which we consider to be the most directly comparable GAAP financial measure.

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)
	(in millions)
Calculation of Adjusted EBITDA:
Net income	$1,829	$1,070	$1,460	$733	$247
Adjustments:
Interest expense	857	1,083	1,418	1,085	1,073
Interest expense to affiliates	398	248	312	411	278
Interest income(a)	(15)	(9)	(13)	(6)	(3)
Other expense, net	89	6	6	11	11
Income tax expense	618	651	867	245	166

Operating income(a)	3,776	3,049	4,050	2,479	1,772

Depreciation and amortization	4,499	4,695	6,243	4,688	4,412
Cost of MetroPCS business combination(b)	—	110	104	376	299
Stock-based compensation(c)	222	171	235	222	211
Gains on disposal of spectrum licenses(c)	—	—	—	—	(720)
Other, net(c)	5	7	7	42	18

Adjusted EBITDA	$8,502	$8,032	$10,639	$7,807	$5,992

(a)	The amortized imputed discount on equipment installment plan (“EIP”) receivables previously recognized as Interest income has been retrospectively re-classified as Other revenues. See the notes to our condensed consolidated financial statements incorporated by reference in this prospectus supplement for further detail.
(b)	Beginning with the first quarter of 2017, we no longer separately present Cost of MetroPCS business combination as it is insignificant.
(c)	Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the consolidated financial statements. Gains on disposal of spectrum licenses may not agree to the Consolidated Statements of Comprehensive Income primarily due to certain routine operating activities, such as routine spectrum license exchanges that would be expected to reoccur, and are therefore included in Adjusted EBITDA. Other, net may not agree to the Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur, and are therefore excluded in Adjusted EBITDA.

(2)	Net income margin represents net income divided by service revenues.
(3)	Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues.
(4)

Churn represents the number of customers whose service was disconnected as a percentage of the average number of customers during the specified period. The number of customers whose service was disconnected is presented net of customers that subsequently have their service restored within a certain period of time. We believe that churn provides management, investors and analysts with useful information to evaluate customer retention and loyalty.
(5)	Average Revenue Per User (“ARPU”) represents the average monthly service revenue earned from customers. We believe ARPU provides management, investors and analysts with useful information to assess and evaluate our service revenue realization per customer and assist in forecasting our future service revenues generated from our customer base. Branded postpaid phone ARPU excludes mobile broadband and DIGITS customers and related revenues. Average Billings Per User (“ABPU”) represents the average monthly customer billings, including monthly lease revenues and EIP billings before securitization, per customer. We believe branded postpaid ABPU provides management, investors and analysts with useful information to evaluate average branded postpaid customer billings as it is indicative of estimated cash collections, including device financing payments, from our customers each month.
(6)	Other assets, Total assets, and Long-term debt have been adjusted to reflect the retrospective application of ASU 2015-03 “Simplifying the Presentation of Debt Issuance Costs”, which was adopted in the first quarter of 2016. Therefore, these numbers do not agree to our audited consolidated financial statements and the related notes for the year ended December 31, 2014. The implementation of this standard did not have a significant impact on our consolidated financial statements.

The following tables illustrate the calculation of our operating measures ARPU and ABPU and reconcile these measures to the related service revenues.

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)
	(in millions)
Calculation of Branded Postpaid Phone ARPU:
Branded postpaid service revenues (in millions)	$14,465	$13,458	$18,138	$16,383	$14,392
Less: Branded postpaid other revenues (in millions)	(774)	(568)	(773)	(588)	(261)

Branded postpaid phone service revenues (in millions)	13,691	12,890	17,365	15,795	14,131

Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	32,248	30,364	30,484	27,604	23,817

Branded postpaid phone ARPU	$47.17	$47.17	$47.47	$47.68	$49.44

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)
	(in millions)
Calculation of Branded Postpaid ABPU:
Branded postpaid service revenues (in millions)	$14,465	$13,458	$18,138	$16,383	$14,392
EIP billings (in millions)	4,285	4,062	5,432	5,494	3,596
Lease revenues (in millions)	717	1,062	1,416	224	—

Total billings for branded postpaid customers (in millions)	$19,467	$18,582	$24,986	$22,101	$17,988
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	35,627	32,966	33,184	29,341	24,683

Branded postpaid ABPU	$60.71	$62.63	$62.75	$62.77	$60.73

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)
	(in millions)
Calculation of Branded Prepaid ARPU:
Branded prepaid service revenues (in millions)	$7,009	$6,326	$8,553	$7,553	$6,986
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	20,119	18,586	18,797	16,704	15,691

Branded prepaid ARPU	$38.71	$37.82	$37.92	$37.68	$37.10

Performance Measures

In managing our business and assessing financial performance, we supplement the information provided by the financial statements with other operating or statistical data and non-GAAP financial measures, including Adjusted EBITDA, Branded Postpaid Phone Churn, Branded Prepaid Churn, Branded Postpaid Phone ARPU, Branded Postpaid ABPU and Branded Prepaid ARPU as disclosed above. These operating and financial measures are utilized by our management to evaluate our operating performance and, in certain cases, our ability to meet liquidity requirements. Although companies in the wireless industry may not define each of these measures in precisely the same way, we believe that these measures facilitate comparisons with other companies in the wireless industry on key operating and financial measures.

RISK FACTORS

An investment in the notes involves a high degree of risk. Prior to making a decision about investing in the notes, you should carefully consider the following risks and uncertainties, as well as those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016. If any of the risks described in this prospectus supplement or accompanying prospectus, or the risks described in any documents incorporated by reference in this prospectus supplement or the accompanying prospectus, actually occur, our business, prospects, financial condition or operating results could be harmed. In such case, the trading price of the notes could decline, and you may lose all or part of your investment.

Risks Related to the Notes

Our significant indebtedness could adversely affect our business, financial condition and operating results, and senior creditors would have a secured claim to any collateral securing the debt owed to them.

We have, and we expect that we will continue to have, a significant amount of debt. Assuming that on September 30, 2017, we had completed the January 2018 Notes Redemption, effected the Revolver Borrowing, completed the offering of the notes and used the proceeds thereof as anticipated, we would have had approximately $31.0 billion of outstanding indebtedness, including $21.6 billion of outstanding indebtedness under the Issuer’s Existing Senior Notes and the notes offered hereby, $4.0 billion of outstanding secured indebtedness under the Term Loan Credit Agreement, $1.0 billion of outstanding secured indebtedness under the Secured Revolving Credit Facility and approximately $2.6 billion in tower obligations relating to the Tower Transactions. We also would have had $0.5 billion available for borrowings under the Secured Revolving Credit Facility and $1.0 billion available for borrowing under the Unsecured Revolving Credit Facility.

Our ability to make payments on our debt, to repay our existing indebtedness when due, and to fund our capital intensive business and operations and significant planned capital expenditures will depend on our ability to generate cash in the future. Our ability to produce cash from operations is subject to a number of risks, including:

•	introduction of new products and services by us or our competitors or changes in service plans or pricing by us or our competitors;

•	customers’ acceptance of our service offerings;

•	our ability to control our costs and maintain our current cost structure; and

•	our ability to continue to grow our customer base and maintain projected levels of churn.

Our debt service obligations could have important material consequences to you, including the following:

•	limiting our ability to borrow money or sell stock to fund working capital, capital expenditures, debt service requirements, acquisitions, technological initiatives and other general corporate purposes;

•	making it more difficult for us to make payments on indebtedness and satisfy obligations under the notes;

•	increasing our vulnerability to general economic downturns and industry conditions and limiting our ability to withstand competitive pressure;

•	limiting our flexibility in planning for, or reacting to, changes in our business or the communications industry or pursuing growth opportunities;

•	limiting our ability to increase our capital expenditures to roll out new services or to upgrade our networks to new technologies, such as LTE;

•	limiting our ability to purchase additional spectrum, expand existing service areas or develop new metropolitan areas in the future;

•	reducing the amount of cash available for working capital needs, capital expenditures for existing and new markets and other corporate purposes by requiring us to dedicate a substantial portion of cash flow from operations to the payment of principal of, and interest on, indebtedness; and

•	placing us at a competitive disadvantage to competitors who are less leveraged than we are.

Any of these risks could impair our ability to fund our operations or limit our ability to obtain additional spectrum, or expand our business as planned, which could have a material adverse effect on our business, financial condition, and operating results. Any such risks could also have an adverse effect on the trading prices of the notes.

Some of our debt also has a floating rate of interest linked to various indices. If the change in indices result in interest rate increases, debt service requirements will increase, which could adversely affect our cash flow and operating results. In addition, any agreements we have and may continue to enter into to limit our exposure to interest rate increases may not offer complete protection from this risk, and any portion not subject to such agreements would have full exposure to interest rate increases. Any of these risks could have a material adverse effect on our business, financial condition, and operating results.

Even with our current levels of indebtedness, we may incur additional indebtedness. This could further exacerbate the risks associated with our leverage.

Although we have substantial indebtedness, we may still be able to incur significantly more debt, including more secured debt, as market conditions and contractual obligations permit, which could further reduce the cash available to invest in operations, as a result of increased debt service obligations. The terms of the agreements governing our long-term indebtedness allow for the incurrence of additional indebtedness by us and our subsidiaries, subject to specified limitations. Assuming that on September 30, 2017, we had completed the January 2018 Notes Redemption, effected the Revolver Borrowing, completed the offering of the notes and used the proceeds thereof as anticipated, we also would have had $0.5 billion available for borrowings under the Secured Revolving Credit Facility and $1.0 billion available for borrowing under the Unsecured Revolving Credit Facility. The more leveraged we become, the more we, and in turn the holders of our securities, become exposed to the risks described above in the risk factor entitled “Our significant indebtedness could adversely affect our business, financial condition and operating results, and senior creditors would have a secured claim to any collateral securing the debt owed to them.”

There can be no assurance that sufficient funds will be available to us under our existing indebtedness or otherwise. Further, should we need to raise additional capital, the foreign ownership restrictions mandated by the Federal Communications Commission (“FCC”), and applicable to us, could limit our ability to attract additional equity financing outside the United States. If we were able to obtain funds, it may not be on terms and conditions acceptable to us, which could limit or preclude our ability to pursue new opportunities, expand our service, upgrade our networks, engage in acquisitions, or purchase additional spectrum, thus limiting our ability to expand our business which could have a material adverse effect on our business, financial condition and operating results.

The notes and the guarantees will be unsecured and effectively subordinated to the Issuer’s and the guarantors’ existing and future secured indebtedness, including borrowings under the Term Loan Credit Agreement and the Secured Revolving Credit Facility, and structurally subordinated to the indebtedness and other liabilities of the Issuer’s non-guarantor subsidiaries.

The notes and the guarantees will be general unsecured, unsubordinated obligations ranking effectively junior in right of payment to all existing and future secured debt of the Issuer and of each guarantor, including the borrowings under the Term Loan Credit Agreement (including the Incremental Term Loan Facility) and the Secured Revolving Credit Facility, to the extent of the value of the collateral securing such debt, and will be structurally subordinated to any existing or future indebtedness, any future preferred stock and other liabilities of the Issuer’s non-guarantor subsidiaries. The notes also will permit us to incur certain additional secured debt.

If the Issuer or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of the Issuer or of that guarantor, including borrowings under the Term Loan Credit Agreement and the Secured Revolving Credit Facility, will be entitled to be paid in full from the Issuer’s assets or the assets of the guarantor, as applicable, securing that debt before any payment may be made with respect to the notes or the guarantees.

Holders of the notes will participate ratably in any remaining assets with all holders of the Issuer’s and each guarantor’s unsecured indebtedness that is not by its terms subordinated to the notes, including all of the Issuer’s and each guarantor’s other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay the indebtedness and other obligations owed to secured creditors and the amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness. It is possible that there will be no assets from which claims of holders of the notes can be satisfied.

Assuming that on September 30, 2017, we had completed the January 2018 Notes Redemption, effected the Revolver Borrowing, completed the offering of the notes and used the proceeds thereof as anticipated, we would have had approximately $31.0 billion of outstanding indebtedness, including $21.6 billion of outstanding indebtedness under the Issuer’s Existing Senior Notes and the notes offered hereby, $4.0 billion of outstanding secured indebtedness under the Term Loan Credit Agreement, $1.0 billion of outstanding secured indebtedness under the Secured Revolving Credit Facility and approximately $2.6 billion of tower obligations relating to the Tower Transactions. We also would have had $0.5 billion available for borrowings under the Secured Revolving Credit Facility and $1.0 billion available for borrowing under the Unsecured Revolving Credit Facility. The notes would be effectively subordinated to our secured debt to the extent of the value of the assets constituting collateral securing this secured debt.

In addition, creditors of current and future subsidiaries of the Issuer that do not guarantee the notes would have claims, with respect to the assets of those subsidiaries that rank structurally senior to the notes. As of September 30, 2017, the Issuer’s subsidiaries that will not guarantee the notes that were included in our consolidated financial statements as of such date had approximately $1.5 billion of total assets (excluding receivables due from the Issuer and its guarantor subsidiaries) and $2.6 billion in indebtedness, other liabilities and preferred stock (excluding payables due to the Issuer and its guarantor subsidiaries). In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization, or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to the Issuer in respect of direct or indirect equity interests in such subsidiaries. Certain subsidiaries of Issuer (such as special purpose entities, a reinsurance subsidiary and immaterial subsidiaries) will not guarantee the notes. See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.”

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to meet existing or future debt obligations and to reduce indebtedness will depend on future performance and the other cash requirements of our businesses. Our performance, to a certain extent, is subject to general economic conditions and financial, competitive, business, political, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on debt will depend on the satisfaction of covenants in the indentures governing the Existing Senior Notes, the notes offered hereby and the new DT notes, other debt agreements and other agreements we may enter into in the future. Specifically, under the Term Loan Credit Agreement (so long as any amounts are outstanding thereunder), we will need to maintain certain financial ratios. We cannot assure you that we will continue to generate sufficient cash flow from operations or that future equity issuances or borrowings will be available to us in an amount sufficient to enable us to service debt or repay all indebtedness in a timely manner or on favorable or commercially reasonable terms, or at all. If we are unable to satisfy financial covenants under the Term Loan Credit Agreement or generate sufficient cash to timely repay debt, our lenders could accelerate the maturity of some or all of our outstanding indebtedness. As a result, we may need to refinance all or a portion of our remaining existing indebtedness prior to its maturity. Disruptions in the financial markets, the general amount of debt refinancings occurring at the same time, and our financial position and performance could make it more difficult to obtain debt or equity financing on reasonable terms or at all. In addition, instability in the global financial markets has from time to time resulted in periodic volatility in the capital markets. This volatility could limit our access to the credit markets, leading to higher borrowing costs or, in some cases, the inability to obtain financing on terms that are acceptable to us, or at all. Any such failure to obtain additional financing could jeopardize our ability to repay, refinance or reduce debt obligations.

Upon certain events including a change of control, we may be required to offer to repurchase all of the Existing Senior Notes and all of the notes offered hereby and we may not have the ability to finance such repurchase. Not all significant transactions would constitute a change of control triggering event.

We have in the past been the subject of inquiries or offers related to potential strategic transactions (such as an acquisition of the Company), and we may be the subject of such inquires or offers in the future, and may engage in discussions or negotiations regarding such inquiries or offers that may ultimately lead to a transaction. The indentures governing the Existing Senior Notes provide and the indenture governing the notes offered hereby and the new DT notes will provide that, upon the occurrence of certain change of control triggering events, which change of control triggering events include a change of control combined with certain ratings downgrades or withdrawals as described further under “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event,” the Issuer will be required to offer to repurchase all outstanding Existing Senior Notes, the notes offered hereby and the new DT notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. In addition, any change of control is expected to cause an event of default under the Revolving Credit Facilities and the Term Loan Credit Agreement, entitling the lenders to declare all outstanding amounts thereunder to be immediately due and payable. We may not have sufficient access to funds at the time of the change of control triggering event to make the required repurchase of the Existing Senior Notes, the notes offered hereby and the new DT notes, and repay outstanding amounts under the Revolving Credit Facilities and the Term Loan Credit Agreement or contractual restrictions may not allow such repurchases or repayments. However, not all change of control transactions would trigger our repurchase obligations. Specifically, the change of control provisions in the indentures governing the Existing Senior Notes, the notes offered hereby and the new DT notes will not trigger our repurchase obligations unless both (i) such a transaction constitutes a “Change of Control” under the applicable indenture and (ii) the Change of Control is accompanied or followed by a downgrade or withdrawal of the rating of the notes in the manner and in the time frame described under “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.” In the event that we undergo a significant corporate transaction that does not constitute a Change of Control Triggering Event, the notes would remain outstanding in accordance with their terms.

In addition, pursuant to a noteholder agreement entered into between us and DT, upon the occurrence of certain events, DT will have the right to require us to repurchase any April 2013 senior notes (as defined under “Description of Other Indebtedness and Certain Lease Obligations—Existing Senior Notes”) held by DT or any of its subsidiaries (other than Parent or any of its subsidiaries), even if a change of control triggering event has not occurred. If such an event were to occur, we may not have sufficient funds to pay the purchase price in any required repurchase offers and may be required to obtain third-party financing in order to do so. However, we may not be able to obtain such financing on commercially reasonable terms, or at all.

The failure to purchase the Existing Senior Notes or the notes offered hereby, as required under the respective indentures, or the failure to purchase the April 2013 senior notes as required under the noteholder agreement, would result in a default under such indentures or breach of such noteholder agreement, which could have material adverse consequences for us and the holders of the notes. Any such event of default would likely trigger an event of default on other outstanding or future indebtedness.

Under the Term Loan Credit Agreement, a change of control as defined in the indenture governing the notes, that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of our corporate rating within a certain period by at least two out of three of S&P, Moody’s and Fitch, where our corporate rating on any day during such period is below the rating by each such rating agency in effect immediately preceding the change of control constitutes an event of default; provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant rating agency announces publicly or confirms in writing during such period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such change of control; provided, further, that, notwithstanding the foregoing, no event of default shall occur under the Term Loan Credit Agreement if at the time of the applicable downgrade, our corporate rating by at least two out of three of S&P, Moody’s and Fitch is investment grade. If such a change of control accompanied by a downgrade or withdrawal were to occur, we may not have sufficient funds to pay the amounts owing under our Term Loan Credit Agreement and may be required to obtain third-party financing in order to do so. However, we may not be able to obtain such financing on commercially reasonable terms, or at all.

The indentures governing the Existing Senior Notes, the notes offered hereby and the new DT notes, our Revolving Credit Facilities and the Term Loan Credit Agreement include or will include restrictive covenants that limit our operating flexibility.

The indentures governing the Existing Senior Notes, the notes offered hereby and the new DT notes, the Revolving Credit Facilities, the Term Loan Credit Agreement and other financing arrangements, impose (or, in the case of the indentures governing the notes offered hereby and the new DT notes, will impose) significant operating and financial restrictions on us. These restrictions, subject in certain cases to customary baskets, exceptions and incurrence-based ratio tests, may limit our or our restricted subsidiaries’ ability to engage in some transactions, including the following:

•	incurring additional indebtedness and issuing preferred stock;

•	paying dividends, redeeming capital stock or making other restricted payments or investments (although we will have the ability to make significant restricted payments following the issue date under the indenture governing the notes, as described further under “Description of Notes—Certain Covenants—Restricted Payments”);

•	selling or buying assets, properties or licenses including participating in future FCC auctions of spectrum or private sales of spectrum;

•	developing assets, properties or licenses that we have or in the future may procure;

•	creating liens on assets;

•	engaging in mergers, acquisitions, business combinations or other transactions;

•	entering into transactions with affiliates; and

•	placing restrictions on the ability of subsidiaries to pay dividends or make other payments.

Any future debt that we incur may contain financial maintenance covenants. These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal on our outstanding debt, complete acquisitions for cash or debt or react to changes in our operating environment or the economy.

Any failure to comply with the restrictions of the indentures governing the Existing Senior Notes and the notes offered hereby, the Revolving Credit Facilities, the Term Loan Credit Agreement, or other financing agreements may result in an event of default under these agreements, which in turn may result in defaults or acceleration of obligations under these agreements and other agreements, giving our lenders and other debt holders the right to terminate any commitments they had made to provide us with further funds and to require us to repay all amounts then outstanding. Any of these events would have a material adverse effect on our business, financial condition, and operating results.

The guarantees may not be enforceable because of fraudulent conveyance laws.

The guarantors’ guarantees of the notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if we or any guarantor file a petition for bankruptcy or our creditors file an involuntary petition for bankruptcy against us or any guarantor. Under these laws, if a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee), such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt, and the guarantor:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged in, or about to engage in, a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute an event of default under the indentures relating to the Existing Senior Notes and the notes offered hereby, and may constitute an event of default under the Revolving Credit Facilities and the Term Loan Credit Agreement, which events of default would allow the relevant noteholders or lenders to accelerate the amounts due and payable thereunder, and we may not have the ability to pay any such amounts.

The indenture governing the notes will contain a provision intended to limit each guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Many of the covenants in the indenture governing the notes will not apply if the notes are rated investment grade.

The indenture governing the notes will provide that many of its covenants will cease to apply to us if the notes are rated investment grade by at least two of Moody’s, Standard & Poor’s and Fitch, provided at such time no default or event of default has occurred and is continuing. The indenture will further provide that these covenants will not be later reinstated in the event that the ratings of the notes subsequently decline. These covenants restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.”

If we or our existing investors sell our debt securities after this offering, the market price of the notes could decline.

The market price of the notes could decline as a result of sales of the Issuer’s debt securities in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for the Issuer to sell other debt securities in the future at a time and on terms that it deems appropriate.

After the completion of this offering, and reflecting the anticipated use of proceeds thereof, the Issuer would have outstanding approximately $21.6 billion in aggregate principal amount of debt securities, maturing in 2021 through 2028 (including the notes offered hereby), all of which would be senior unsecured debt securities. After completion of the issuance and sale of the new DT notes, Parent’s majority shareholder, DT, would hold approximately $10.6 billion of these debt securities, maturing in 2021 through 2028. We have on file an effective shelf registration statement with respect to these debt securities held by DT, and DT could sell all or any portion of them at any time.

There is no established trading market for the notes and no guarantee that a market will develop or that you will be able to sell your notes.

The notes are a new issue of securities for which there is no established trading market. An active trading market may not develop for the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your notes if at all. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition and other factors. We do not intend to apply for listing of the notes on any securities exchange or quotation of the notes on any automated dealer quotation system.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes in this offering will be approximately $2.493 billion, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to redeem up to $1.75 billion in aggregate principal amount of our 6.625% Senior Notes due 2023 and up to $600 million in aggregate principal amount of our 6.836% Senior Notes due 2023, with the balance to be used for general corporate purposes, including partial paydown of borrowings under our Revolving Credit Facilities, which were used to fund the January 2018 Notes Redemption and for general corporate purposes. The interest rate on borrowings under the Revolving Credit Facilities, which mature on December 29, 2019, is the Eurodollar Rate (as defined in the Revolving Credit Facilities) plus 1.50%, in the case of the Secured Revolving Credit Facility, and plus 3.00%, in the case of the Unsecured Revolving Credit Facility.

We have not yet issued a notice of redemption with respect to our 6.625% Senior Notes due 2023 or our 6.836% Senior Notes due 2023, and the foregoing does not constitute a notice of redemption, or an obligation to issue a notice of redemption, with respect to our 6.625% Senior Notes due 2023 or our 6.836% Senior Notes due 2023.

CAPITALIZATION

The table below sets forth our cash, cash equivalents, and short-term investments and capitalization as of September 30, 2017:

•	on an actual basis;

•	on an as adjusted basis, to give effect to (i) the January 2018 Notes Redemption, (ii) utilization of the Secured Revolving Credit Facility as of January 15, 2018 and (iii) repurchases of our common stock under the Stock Repurchase Program as of January 15, 2018; and

•	on an as further adjusted basis, to give effect to (i) the issuance and sale of notes offered hereby, and (ii) the anticipated use of the net proceeds thereof, as discussed under the heading “Use of Proceeds.”

The table below does not give effect to the issuance and sale of new DT notes or the anticipated use of proceeds thereof, if any.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and related notes thereto incorporated by reference in this prospectus supplement.

	As of September 30, 2017
	Actual	As adjusted	As further adjusted
	(in millions)
Cash, cash equivalents and short-term investments(1)	$739	$304	$219

Debt:
5.300% senior notes due 2021 held by DT	2,000	2,000	2,000
8.097% senior reset notes due 2021 held by DT(2)	1,250	1,250	1,250
4.000% senior notes due 2022	500	500	500
4.000% senior notes due 2022-1 held by DT	1,000	1,000	1,000
6.125% senior notes due 2022(3)	1,000	—	—
8.195% senior reset notes due 2022 held by DT(2)	1,250	1,250	1,250
6.000% senior notes due 2023	1,300	1,300	1,300
6.625% senior notes due 2023(4)	1,750	1,750	—
6.836% senior notes due 2023(5)	600	600	—
9.332% senior reset notes due 2023 held by DT	600	600	600
6.000% senior notes due 2024	1,000	1,000	1,000
6.000% senior notes due 2024 held by DT	2,000	2,000	2,000
6.500% senior notes due 2024	1,000	1,000	1,000
5.125% senior notes due 2025	500	500	500
5.125% senior notes due 2025-1 held by DT	1,250	1,250	1,250
6.375% senior notes due 2025	1,700	1,700	1,700
6.500% senior notes due 2026	2,000	2,000	2,000
5.375% senior notes due 2027	500	500	500
5.375% senior notes due 2027-1 held by DT	1,250	1,250	1,250
Senior notes offered hereby	—	—	2,500
Incremental Term Loan Facility	4,000	4,000	4,000
Revolving Credit Facilities(6)	0	1,150	1,000
Other(7)	1,857	1,858	1,773
Tower obligations(8)	2,599	2,599	2,599

Total debt	$30,906	$31,057	$30,972

Stockholders’ equity(1)(9)	20,277	19,662	19,662

Total capitalization	$51,183	$50,719	$50,634

(1)	On December 15, 2017, 20 million shares of our preferred stock converted to approximately 32 million shares of our common stock at a conversion rate of 1.6119 common shares for each share of previously outstanding preferred stock. We made a nominal cash payment in lieu of any fractional shares.
(2)	On or about April 30, 2018, DT is expected to exchange all of the $1.25 billion outstanding aggregate principal amount of the 8.097% senior reset notes due 2021 and 8.195% senior reset notes due 2022 it holds for the new DT notes.
(3)	We delivered a notice of redemption to redeem the outstanding aggregate principal amount of the 6.125% senior notes due 2022 in December 2017, which were redeemed in January 2018 utilizing borrowings under the Secured Revolving Credit Facility.
(4)	We intend to use a portion of the net proceeds from this offering to redeem up to $1.75 billion in aggregate principal amount of our existing 6.625% senior notes due 2023 at the price set forth in the applicable indenture governing such notes, plus any accrued and unpaid interest to, but not including, the redemption date.
(5)	We intend to use a portion of the net proceeds from this offering to redeem up to $600 million in aggregate principal amount of our existing 6.836% senior notes due 2023 at the price set forth in the applicable indenture governing such notes, plus any accrued and unpaid interest to, but not including, the redemption date.
(6)	We borrow and repay amounts under the Revolving Credit Facilities from time to time. As of January 15, 2018, $1.15 billion was drawn under the $1.5 billion Secured Revolving Credit Facility, and the $1.0 billion Unsecured Revolving Credit Facility was undrawn. Both facilities mature in December 2019. We intend to use a portion of the net proceeds from this offering to repay up to $150 million of borrowings under the Revolving Credit Facilities.
(7)	Other primarily consists of capital leases and an unamortized premium from the purchase price allocation fair value adjustment as a result of the business combination involving T-Mobile USA, Inc. and MetroPCS Communications, Inc. (the “Business Combination Transaction”).
(8)	Represents a financing obligation related to the Tower Transactions, including approximately 6,800 cell sites that are managed and operated by third parties.
(9)	As of January 15, 2018, we had repurchased approximately 9.2 million shares under the Stock Repurchase Program at an average price per share of $63.63 for a total purchase price of approximately $583 million, including unsettled shares totaling $29 million.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth consolidated ratio of earnings to fixed charges for each of the last five years and for the nine months ended September 30, 2017. For periods prior to the Business Combination Transaction, the ratio represents T-Mobile USA, Inc. as the accounting acquirer in the business combination.

	Year Ended December 31,						Nine Months Ended September 30, 2017
	2012		2013	2014	2015	2016
Ratio of earnings to fixed charges(1)	—	(2)	1.06x	1.17x	1.30x	1.80x	2.15x

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings available for fixed charges consists of income (loss) before income taxes and earnings from unconsolidated affiliates plus fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges include interest expense including capitalized interest and the portion of operating rental expense that management believes is representative of the appropriate interest component of rental expense. The portion of total rental expense that represents the interest factor is estimated to be 33%.
(2)	Due primarily to T-Mobile USA, Inc.’s non-cash impairment charges in the year ended December 31, 2012, the ratio coverage was less than 1:1 in this period. T-Mobile USA, Inc. would have needed to generate additional earnings of $7.0 billion in the year ended December 31, 2012, to achieve a coverage of 1:1 in this period.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data for the Company. The data should be read in conjunction with our audited consolidated financial statements and related notes as of December 31, 2016 and 2015 and for the three years ended December 31, 2016, 2015 and 2014 contained in Parent’s Current Report on Form 8-K filed on January 22, 2018 and our unaudited condensed consolidated financial statements and related notes as of and for the nine months ended September 30, 2017 and 2016 contained in Parent’s Quarterly Report on Form 10-Q filed on October 23, 2017. The consolidated balance sheet data as of December 31, 2014, 2013 and 2012 and the consolidated statement of operations data for the fiscal years ended December 31, 2013 and 2012 are derived from our consolidated financial statements which are not included or incorporated by reference in this prospectus supplement.

Our historical financial data may not be indicative of the results of operations or financial position to be expected in the future. In particular, on January 1, 2018, we adopted ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which requires entities to recognize revenue through the application of a five-step model, which includes: identification of the contract; identification of the performance obligations; determination of the transaction price; allocation of the transaction price to the performance obligations; and recognition of revenue as the entity satisfies the performance obligations. We anticipate this standard will have a material impact on our consolidated financial statements commencing with the quarter ended March 31, 2018.

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
			(in millions)
Consolidated Statements of Operations Data:
Revenues:
Total service revenues	$22,403	$20,599	$27,844	$24,821	$22,375	$19,068	$17,213
Equipment revenues	6,667	5,987	8,727	6,718	6,789	5,033	2,242
Other revenues	775	670	919	928	756	504	336

Total revenues	29,845	27,256	37,490	32,467	29,920	24,605	19,791

Operating expenses:
Cost of services, exclusive of depreciation and amortization shown separately below	4,520	4,286	5,731	5,554	5,788	5,279	4,661
Cost of equipment sales	8,149	7,532	10,819	9,344	9,621	6,976	3,437
Selling, general and administrative	8,968	8,419	11,378	10,189	8,863	7,382	6,796
Depreciation and amortization	4,499	4,695	6,243	4,688	4,412	3,627	3,187
Cost of MetroPCS business combination	—	110	104	376	299	108	7
Impairment charges	—	—	—	—	—	—	8,134
Gains on disposal of spectrum licenses	(67)	(835)	(835)	(163)	(840)	(2)	(205)
Other, net	—	—	—	—	5	54	99

Total operating expenses	26,069	24,207	33,440	29,988	28,148	23,424	26,116

Operating income (loss)	3,776	3,049	4,050	2,479	1,772	1,181	(6,325)
Other income (expense):
Interest expense	(857)	(1,083)	(1,418)	(1,085)	(1,073)	(545)	—
Interest expense to affiliates	(398)	(248)	(312)	(411)	(278)	(678)	(661)
Interest income	15	9	13	6	3	4	5
Other income (expense), net	(89)	(6)	(6)	(11)	(11)	89	(5)

Total other expense, net	(1,329)	(1,328)	(1,723)	(1,501)	(1,359)	(1,130)	(661)

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
			(in millions)
Income (loss) before income taxes	2,447	1,721	2,327	978	413	51	(6,986)
Income tax expense	(618)	(651)	(867)	(245)	(166)	(16)	(350)

Net income (loss)	$1,829	$1,070	$1,460	$733	$247	$35	$(7,336)
Dividends on preferred stock	(41)	(41)	(55)	(55)	—	—	—

Net income (loss) attributable to common stockholders	$1,788	$1,029	$1,405	$678	$247	$35	$(7,336)

Other Financial Data:
Net cash provided by operating activities	$5,904	$4,533	$6,135	$5,414	$4,146	$3,545	$3,862
Net cash used in investing activities	(10,138)	(4,386)	(5,680)	(9,560)	(7,246)	(2,092)	(3,915)
Net cash (used in) provided by financing activities	(527)	623	463	3,413	2,524	4,044	57

	As of September 30,	As of December 31,
	2017	2016	2015	2014(1)	2013(1)	2012(1)
	(unaudited)
	(in millions)
Consolidated Balance Sheet Data:
Total current assets	$7,449	$14,217	$14,890	$13,984	$12,228	$5,541
Property and equipment, net	21,570	20,943	20,000	16,245	15,349	12,807
Goodwill, spectrum licenses and other intangible assets, net	36,946	29,073	26,232	24,508	21,009	14,629
Other assets and equipment installment plan receivables due after one year, net	1,958	1,658	1,291	1,902	1,360	645
Total assets	67,923	65,891	62,413	56,639	49,946	33,622
Total current liabilities	8,103	9,022	9,528	8,776	5,808	5,592
Long-term debt	13,163	21,832	20,461	16,259	14,338	—
Long-term debt to affiliates	14,586	5,600	5,600	5,600	5,600	13,655
Tower obligations	2,599	2,621	2,658	2,521	2,496	2,461
Other long-term liabilities, deferred rent expense and deferred tax liabilities	9,195	8,580	7,609	7,820	7,459	5,799
Total stockholders’ equity	20,277	18,236	16,557	15,663	14,245	6,115

(1)	Other assets, Total assets, and Long-term debt have been adjusted to reflect the retrospective application of ASU 2015-03 “Simplifying the Presentation of Debt Issuance Costs” which was adopted in the first quarter of 2016. Therefore, these numbers do not agree to our audited consolidated financial statements and the related notes for the years ended December 31, 2014 and 2013. The implementation of this standard did not have a significant impact on the consolidated financial statements.

DESCRIPTION OF OTHER INDEBTEDNESS AND CERTAIN LEASE OBLIGATIONS

Existing Senior Notes

On September 18, 2017, we consummated the sale to DT of $500 million principal amount of 5.375% Senior Notes due 2027-1 having the terms set forth below with respect to 5.375% Senior Notes due 2027.

On May 9, 2017, we consummated the sale to DT of $2.0 billion principal amount of 5.300% Senior Notes due 2021 (the “5.300% Senior Notes due 2021”) and $2.0 billion of 6.000% Senior Notes due 2024 having the terms set forth below. The 5.300% Senior Notes due 2021 are our unsecured obligations and are guaranteed by Parent and by all of our wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a reinsurance subsidiary, and immaterial subsidiaries), all of our restricted subsidiaries that guarantee certain of our indebtedness and any future subsidiary of Parent that directly or indirectly owns any of our equity interests. Interest is payable on the 5.300% Senior notes due 2023 on March 15 and September 15 of each year. We may, at our option, redeem some or all of the 5.300% Senior Notes due 2021 at any time on or after March 15, 2018 at the redemption price set forth in the indenture governing the 5.300% Senior Notes due 2021. We also may redeem the 5.300% Senior Notes due 2021 prior to March 15, 2018 at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date. In addition, prior to March 15, 2018, we may also redeem up to 35% of the aggregate principal amount of the 5.300% Senior Notes due 2021 with the net cash proceeds of certain sales of equity securities, including the sale of our common stock.

On April 28, 2017, we consummated the sale to DT of (i) $500 million in aggregate principal amount of 4.000% Senior Notes due 2022-1 having the terms set forth below with respect to 4.00% Senior Notes due 2022, (ii) $1.25 billion principal amount of 5.125% Senior Notes due 2025-1 having the terms set forth below with respect to 5.125% Senior Notes due 2025 and (iii) $750 million principal amount of 5.375% Senior Notes due 2027-1 having the terms set forth below with respect to 5.375% Senior Notes due 2027.

On April 27, 2017, we consummated the sale to DT of $500 million in aggregate principal amount of 4.00% Senior Notes due 2022-1 having the terms set forth below with respect to 4.00% Senior Notes due 2022.

On March 16, 2017, we consummated the sale of $500 million principal amount of 4.000% Senior Notes due 2022 (the “4.000% Senior Notes due 2022”), $500 million principal amount of 5.125% Senior Notes due 2025 (the “5.125% Senior Notes due 2025”) and $500 million principal amount of 5.375% Senior Notes due 2027 (the “5.375% Senior Notes due 2027”, and together with the 4.000% Senior Notes due 2022 and the 5.125% Senior Notes due 2025, the “March 2017 Notes”). The March 2017 Notes are our unsecured obligations and are guaranteed by Parent and by all of our wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a reinsurance subsidiary, and immaterial subsidiaries), all of our restricted subsidiaries that guarantee certain of our indebtedness and any future subsidiary of Parent that directly or indirectly owns any of our equity interests. Interest is payable on the March 2017 Notes on April 15 and October 15 of each year. We may, at our option, redeem some or all of the 4.000% Senior Notes due 2022 at any time on or after March 16, 2022 at the redemption price set forth in the indenture governing the 4.000% Senior Notes due 2022. We also may redeem the 4.000% Senior Notes due 2022 prior to March 16, 2022 at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date. We may, at our option, redeem some or all of the 5.125% Senior Notes due 2025 at any time on or after April 15, 2020 at the redemption price set forth in the indenture governing the 5.125% Senior Notes due 2025. We also may redeem the 5.125% Senior Notes due 2025 prior to April 15, 2020 at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date. In addition, prior to April 15, 2020, we may also redeem up to 40% of the aggregate principal amount of the 5.125% Senior Notes due 2025 with the net cash proceeds of certain sales of equity securities, including the sale of our common stock. We may, at our option, redeem some or all of the 5.375% Senior Notes due 2027 at any time on or after April 15, 2022 at the redemption price set forth in the indenture governing the 5.375% Senior Notes due 2027. We also may redeem the 5.375% Senior Notes due 2027 prior to April 15, 2022 at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date. In addition, prior to April 15, 2020, we may also redeem up to 40% of the aggregate principal amount of the 5.375% Senior Notes due 2027 with the net cash proceeds of certain sales of equity securities, including the sale of our common stock.

On April 1, 2016, we consummated the sale of $1.0 billion principal amount of 6.000% Senior Notes due 2024 (the “6.000% Senior Notes due 2024”). The 6.000% Senior Notes due 2024 are our unsecured obligations and are guaranteed by Parent and by all of our wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a reinsurance subsidiary, and immaterial subsidiaries), all of our restricted subsidiaries that guarantee certain of our indebtedness and any future subsidiary of Parent that directly or indirectly owns any of our equity interests. Interest is payable on the 6.000% Senior Notes due 2024 on April 15 and October 15 of each year. We may, at our option, redeem some or all of the 6.000% Senior Notes due 2024 at any time on or after April 15, 2019 at the redemption price set forth in the indenture governing our 6.000% Senior Notes due 2024. We also may redeem the 6.000% Senior Notes due 2024 prior to April 15, 2019 at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date. In addition, prior to April 15, 2019, we may also redeem up to 35% of the aggregate principal amount of each series of the 6.000% Senior Notes due 2024 with the net cash proceeds of certain sales of equity securities, including the sale of our common stock.

On November 5, 2015, we consummated the sale of $2.0 billion principal amount of 6.500% Senior Notes due 2026 (the “6.500% Senior Notes due 2026”). The 6.500% Senior Notes due 2026 are our unsecured obligations and are guaranteed by Parent and by all of our wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a reinsurance subsidiary, and immaterial subsidiaries), all of our restricted subsidiaries that guarantee certain of our indebtedness and any future subsidiary of Parent that directly or indirectly owns any of our equity interests. Interest is payable on the 6.500% Senior Notes due 2026 on January 15 and July 15 of each year. We may, at our option, redeem some or all of the 6.500% Senior Notes due 2026 at any time on or after January 15, 2021 at the redemption price set forth in the indenture governing our 6.500% Senior Notes due 2026. We also may redeem the 6.500% Senior Notes due 2026 prior to January 15, 2021 at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date. In addition, prior to January 15, 2019, we may also redeem up to 35% of the aggregate principal amount of each series of the 6.500% Senior Notes due 2026 with the net cash proceeds of certain sales of equity securities, including the sale of our common stock.

On September 5, 2014, we consummated the sale of $1.3 billion principal amount of 6.000% Senior Notes due 2023 (the “6.000% senior notes”) and $1.7 billion principal amount of 6.375% Senior Notes due 2025 (the “6.375% senior notes” and, together with the 6.000% senior notes, the “$3.0 billion senior notes”). The $3.0 billion senior notes are our unsecured obligations and are guaranteed by Parent and by all of our wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a reinsurance subsidiary, and immaterial subsidiaries), all of our restricted subsidiaries that guarantee certain of our indebtedness and any future subsidiary of Parent that directly or indirectly owns any of our equity interests. Interest is payable on the $3.0 billion senior notes on March 1 and September 1 of each year. We may, at our option, redeem some or all of (i) the 6.000% senior notes at any time on or after September 1, 2018 and (ii) the 6.375% senior notes at any time on or after September 1, 2019, in each case at the redemption prices set forth in the applicable indentures governing the $3.0 billion senior notes. We also may redeem the $3.0 billion senior notes prior to the dates specified above at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date.

On November 21, 2013, we consummated the sale of $1.0 billion principal amount of 6.500% Senior Notes due 2024 (the “6.500% Senior Notes due 2024”). The 6.500% Senior Notes due 2024 are our unsecured obligations and are guaranteed by Parent and by all of our wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a reinsurance subsidiary, and immaterial subsidiaries), all of our restricted subsidiaries that guarantee certain of our indebtedness and any future subsidiary of Parent that directly or indirectly owns any of our equity interests. Interest is payable on the 6.500% Senior Notes due 2024 on January 15 and July 15 of each year. We may, at our option, redeem some or all of the 6.500% Senior Notes due 2024 at any time on or after January 15, 2019 at the redemption prices set forth in the indenture governing the 6.500% Senior Notes due 2024. We also may redeem the 6.500% Senior Notes due 2024 prior to January 15, 2019 at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date.

On August 21, 2013, we consummated the sale of $500 million principal amount of 5.25% Senior Notes due 2018 (the “5.25% senior notes”). The 5.25% senior notes are our unsecured obligations and are guaranteed by Parent and by all of our wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a reinsurance subsidiary, and immaterial subsidiaries), all of our restricted subsidiaries that guarantee certain of our indebtedness and any future subsidiary of Parent that directly or indirectly owns any of our equity interests. Interest is payable on the 5.25% senior notes on March 1 and September 1 of each year. We may, at our option, redeem some or all of the 5.25% senior notes at any time on or after September 1, 2015 at the redemption prices set forth in the indenture governing the 5.25% senior notes.

On April 28, 2013, we consummated the sale to DT of $1.25 billion of our Senior Reset Notes due 2021 (the “2021 senior reset notes”), $1.25 billion of our Senior Reset Notes due 2022 (the “2022 senior reset notes”), $600.0 million of our 6.836% Senior Notes due 2023 (the “6.836% senior notes”), and $600.0 million of our Senior Reset Notes due 2023 (the “2023 senior reset notes” and, together with the 2021 senior reset notes and the 2022 senior reset notes, the “DT Reset Notes”; the DT Reset Notes, together with the 6.836% senior notes, the “April 2013 senior notes”) and other notes that are no longer outstanding. On October 10, 2013, DT consummated the sale of the 6.836% senior notes it owned. The April 2013 senior notes are unsecured obligations and are guaranteed by Parent and by all of our wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a reinsurance subsidiary and immaterial subsidiaries), all of our restricted subsidiaries that guarantee certain of our indebtedness and any future subsidiary of Parent that directly or indirectly owns any of our equity interests. The 2021 senior reset notes and 2022 senior reset notes were re-priced on October 28, 2015, to 8.097% for the 2021 senior reset notes and 8.195% for the 2022 senior reset notes. The 2023 senior reset notes were re-priced on April 28, 2016 to 9.332%. Interest is payable on our DT Reset Notes on April 28 and October 28 of each year. Interest is payable on the 6.836% senior notes on January 28 and July 28 of each year. We may, at our option, redeem some or all of (i) the 6.836% senior notes, 2021 senior reset notes, and 2022 senior reset notes at any time on or after April 28 2018 and (ii) the 2023 senior reset notes at any time on or after April 28, 2019, in each case at the redemption prices set forth in the indenture governing the applicable notes. We also may redeem the April 2013 senior notes prior to the dates specified above at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date. The April 2013 senior notes are not subject to any contractual transfer restrictions, except that, pursuant to a stockholder’s agreement, Parent may postpone and delay any offering of the April 2013 senior notes held by DT off the registration statement filed with respect to the April 2013 senior notes, for a reasonable period of time up to 60 days, up to two times every twelve months. See “Risk Factors—Risks Related to the Notes—If we or our existing investors sell our debt securities after this offering, the market price of the notes could decline.” Pursuant to certain provisions of a noteholder agreement entered into by the Company and DT, DT or any of its Subsidiaries (other than Parent, the Company or any of their Subsidiaries), to the extent they are from time to time holders of the April 2013 senior notes will have certain special rights, and will be subject to certain special restrictions, that do not apply to other holders of those notes. On the date hereof, those restrictions only apply to the DT Reset Notes.

On March 19, 2013, MetroPCS consummated the sale of $1.75 billion principal amount of 6.625% Senior Notes due 2023 (the “6.625% senior notes”) and other notes that are no longer outstanding. The 6.625% senior notes were assumed by us in connection with the Business Combination Transaction, are our unsecured obligations and are guaranteed by Parent and by all of our wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a reinsurance subsidiary, and immaterial subsidiaries), all of our restricted subsidiaries that guarantee certain of our indebtedness and any future subsidiary of Parent that directly or indirectly owns any of our equity interests. Interest is payable on the 6.625% senior notes on April 1 and October 1 of each year. We may, at our option, redeem some or all of the 6.625% senior notes at any time on or after April 1, 2018 at the redemption prices set forth in the indentures governing the 6.625% senior notes. We also may redeem the 6.625% senior notes prior to April 1, 2018 at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date.

The indentures governing the Existing Senior Notes contain customary events of default, covenants and other terms, including covenants that, among other things, limit our and our restricted subsidiaries’ ability to incur more debt; pay dividends and make distributions; make certain investments; repurchase stock; create liens or other encumbrances; enter into transactions with affiliates; enter into agreements that restrict dividends or distributions from subsidiaries; and merge, consolidate or sell, or otherwise dispose of, substantially all of their assets. These covenants include certain customary baskets, exceptions and incurrence-based ratio tests. The indentures governing the Existing Senior Notes do not contain any financial maintenance covenants. The covenants, events of default, and other non-economic terms of the notes offered hereby will be substantially identical to the covenants, events of default, and other non-economic terms of the Existing Senior Notes.

The notes offered hereby will be different series than the Existing Senior Notes, will not vote together with any of the Existing Senior Notes, will not be required to be redeemed on a pro rata basis with any of the Existing Senior Notes and will not trade with any of the Existing Senior Notes.

New DT Notes

DT has agreed to purchase up to $2.5 billion in aggregate principal amount of new DT notes directly from the Issuer with no underwriting discount. DT has agreed that the payment for the new DT notes will be made by delivery of $1.25 billion in aggregate principal amount of 2021 Notes and $1.25 billion in aggregate principal amount of 2022 Notes held by DT, and which will have been called for redemption, in exchange for the new DT notes. In connection with such exchange, Issuer will pay DT in cash the premium portion of the redemption price set forth in the indenture governing the 2021 Notes and the 2022 Notes, plus accrued but unpaid interest on the 2021 Notes and the 2022 Notes to, but not including, the exchange date. The closing of the issuance and sale of the new DT notes to DT, and exchange of the 2021 Notes and 2022 Notes, is expected to occur on or about April 30, 2018. The placement of the new DT notes is not contingent upon the completion of this offering, and this offering is not contingent upon the placement of the new DT notes.

The new DT notes will have substantially the same terms and conditions as each of the 2026 notes and 2028 notes offered hereby, as applicable, other than issue date, registration rights and CUSIP. In addition, the new DT notes will be issued under separate supplemental indentures and will each constitute a separate series from the notes offered hereby for all purposes, including voting; provided that if the Issuer exercises its rights in respect of a series of notes offered hereby, the Issuer will be required to exercise the same rights in respect of the new DT notes of the corresponding series on an equal and ratable basis.

Incremental Term Loan Facility under the Term Loan Credit Agreement

On January 25, 2017, we borrowed $4.0 billion in incremental secured term loans constituting a secured term loan facility (the “Incremental Term Loan Facility”) under our Term Loan Credit Agreement, dated November 9, 2015 (as amended through the date hereof, the “Term Loan Credit Agreement”) among Parent, us, Deutsche Bank AG New York Branch (“DB”) and the lenders party thereto, in order to refinance $1.98 billion of outstanding secured term loans previously issued under the Term Loan Credit Agreement. DT was the lender for the entire Incremental Term Loan Facility.

On January 31, 2017, the loans under the Incremental Term Loan Facility were drawn in two tranches: (i) $2.0 billion of which bears interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.00% and matures on November 9, 2022, and (ii) $2.0 billion of which initially bore interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.25% and matures on January 31, 2024. In July 2017, we repriced the $2.0 billion Incremental Term Loan Facility maturing on January 31, 2024 with DT by reducing the interest rate to a per annum rate of LIBOR plus a margin of 2.00%.

On March 31, 2017, the Incremental Term Loan Facility was amended to waive all interim principal payments. The outstanding principal balance will be due at maturity.

We were not required to pay any upfront fees, underwriting fees, original issue discount or other consideration to DT in connection with the Incremental Term Loan Facility. We may redeem the loans under the Incremental Term Loan Facility on any interest payment date without penalty or premium and, other than interest rate, maturity and absence of early termination penalties or premiums, and the loans are subject to substantially all of the existing terms of the Term Loan Credit Agreement.

Our obligations under the Term Loan Credit Agreement are guaranteed by Parent and by all of our wholly-owned domestic restricted subsidiaries (subject to certain exceptions), all of our restricted subsidiaries that guarantee certain of our indebtedness, and any future subsidiary of Parent that directly or indirectly owns any of our equity interests. In addition, our obligations under the Term Loan Credit Agreement and the guarantee obligations of the guarantors are secured by a first priority lien on substantially all of our assets and the assets of our subsidiaries that are guarantors, subject to certain exceptions as set forth in the Term Loan Credit Agreement and related documentation. In addition, our obligations under the Term Loan Credit Agreement and the guarantee obligations of the guarantors are supported by a first priority pledge of the equity interests held by us and our subsidiary guarantors in any other subsidiary guarantor and (subject to certain exceptions as set forth in the Term Loan Credit Agreement and related documentation, including for immaterial subsidiaries, unrestricted subsidiaries and certain designated subsidiaries) in our and their respective subsidiaries, certain intercompany obligations and to the extent permissible under applicable law, rights under or relating to any FCC licenses, and by a first priority pledge by Parent of all of the equity interests it owns in us, in each case subject to certain exceptions as set forth in the Term Loan Credit Agreement and related documentation.

The rates of interest on amounts borrowed under the Term Loan Credit Agreement are based on, at our option, either the USD London Interbank Offered Rate (LIBOR), or an alternate base rate, in each case, plus an applicable margin rate. The alternate base rate is the highest of (i) the prime rate of the administrative agent, (ii) the federal funds effective rate plus 0.50% and (iii) the one-month adjusted LIBOR plus 1.00%. The margin rate for borrowings under (i) the $2.0 billion tranche of the Incremental Term Loan Facility maturing November 9, 2022 is equal to 2.00% with respect to LIBOR Term Loan borrowings thereunder or 1.00% with respect to alternate base rate Term Loan borrowings thereunder and (ii) the $2.0 billion tranche of the Incremental Term Loan Facility maturing January 31, 2024 is equal to 2.25% with respect to LIBOR Term Loan borrowings thereunder or 1.25% with respect to alternate base rate Term Loan borrowings thereunder.

We are required to make scheduled quarterly principal payments equal to 0.25% of the principal amount of the Term Loans, with the balance of the principal due on the final maturity date. The Term Loan Credit Agreement requires us to prepay outstanding Term Loans, subject to certain exceptions, with: (i) a variable percentage of excess cash flow, ranging from 50% to 0% depending on our first lien net debt to cash flow ratio from time to time, (ii) 100% of the net cash proceeds in excess of (on an aggregate basis) $100.0 million of certain asset sales by us or any of our restricted subsidiaries, and (iii) 100% of our and our restricted subsidiaries’ net cash proceeds from issuances, offerings or placements of debt obligations not permitted under the Term Loan Credit Agreement, in each case subject to certain exceptions set forth in the Term Loan Credit Agreement and related documentation. We may voluntarily prepay outstanding Term Loans at any time subject to customary “breakage” costs with respect to LIBOR loans.

The Term Loan Credit Agreement contains certain limitations on us and our restricted subsidiaries with respect to dividends and other distributions, restrictions on subsidiary investments and distributions to us and our restricted subsidiaries, indebtedness and guarantees, sales of certain assets, affiliate transactions, liens, lines of business, acquisitions, consolidations and mergers, and changes in fiscal year. These limitations are substantially similar, subject to certain additional carveouts, to the limitations in the indentures governing the Existing Senior Notes and the notes offered hereby, except that these limitations will continue to apply even in the event that the notes are assigned an investment grade rating by at least two of Standard & Poor’s, Moody’s and Fitch and no default has occurred and is continuing.

The Term Loan Credit Agreement provides that we have the right at any time to request incremental term loans up to the greater of (i) the sum of (a) $7.0 billion plus (b) the amount of all voluntary prepayments or repurchases of the term loans (including the initial Term Loans) incurred under the Term Loan Credit Agreement prior to the date of any such incurrence (in each case except for prepayments in connection with a refinancing of such loans), and (ii) such other amount so long as such amount at such time could be incurred without causing our pro forma first lien net debt to cash flow ratio to exceed 2.0 to 1.0. The lenders are not under any obligation to provide any such incremental commitments or loans.

The Term Loan Credit Agreement contains customary events of default, including, without limitation, payment defaults, covenant defaults, breaches of certain representations and warranties, cross defaults to certain material indebtedness, certain events of bankruptcy and insolvency, material judgments, a change of control coupled with a ratings downgrade, certain ERISA events and the invalidity of security documents and guarantees. If an event of default occurs and is not cured within any applicable grace period or is not waived, the administrative agent and the lenders are entitled to take various actions, including, without limitation, the acceleration of amounts due thereunder.

Revolving Credit Facilities

On December 29, 2016, T-Mobile USA entered into (i) a three-year $1.0 billion senior unsecured revolving credit agreement among Parent, T-Mobile USA, and DT, as administrative agent and lender (the “Unsecured Revolving Credit Facility”) and (ii) a three-year $1.5 billion senior secured revolving credit agreement among Parent, T-Mobile USA, as borrower, and DT, as administrative agent, collateral agent and lender (the “Secured Revolving Credit Facility” and together with the Unsecured Revolving Credit Facility, the “Revolving Credit Facilities”).

The Revolving Credit Facilities are intended to serve as Parent’s primary source for its short-term liquidity needs and is available to be drawn from time to time (and repaid and redrawn) subject to certain limited and customary draw conditions (which conditions do not include the absence of a material adverse change or compliance with financial maintenance covenants).

The interest rate on borrowings under the Unsecured Revolving Credit Facility is the Eurodollar Rate (as defined in the credit agreement for the Unsecured Revolving Credit Facility), plus an applicable margin. The applicable margin for the Unsecured Revolving Credit Facility ranges from 2.00% to 3.25% per annum for Eurodollar Rate loans. The commitment fee for the Unsecured Revolving Credit Facility ranges from 0.25% to 0.625% per annum.

The interest rate on borrowings under the Secured Revolving Credit Facility is the Eurodollar Rate (as defined in the credit agreement for the Secured Revolving Credit Facility), plus an applicable margin. The applicable margin for the Secured Revolving Credit Facility ranges from 1.00% to 1.75% per annum for Eurodollar Rate loans. The commitment fee for the Secured Revolving Credit Facility is 0.25% per annum.

T-Mobile USA may terminate the commitments under the Revolving Credit Facilities (in whole or part) at any time without premium or penalty, provided that any partial termination will reduce the commitments pro-rata between the Secured Revolving Credit Facility and the Unsecured Revolving Credit Facility.

The Revolving Credit Facilities do not contain financial maintenance covenants and only contain certain limited covenants on Parent and our (and certain of our subsidiaries’) ability to incur liens, sell assets and extend loans and/or guaranties. The Revolving Credit Facilities also contain customary events of default.

If DT ceases to own and control more than 50% of the voting stock of Parent, T-Mobile USA may draw any remaining capacity under the Revolving Credit Facilities and (i) in the case of the Secured Revolving Credit Facility, at our option, convert the outstanding loans to secured term debt and/or issue senior unsecured high-

yield notes to DT in satisfaction of outstanding loans under the Secured Revolving Credit Facility, in either case, with a tenor equal to the remaining tenor under the Secured Revolving Credit Facility, in an aggregate amount not to exceed the loans then outstanding under the Secured Revolving Credit Facility and (ii) in the case of the Unsecured Revolving Credit Facility, issue senior unsecured high-yield notes to DT in satisfaction of the outstanding loans under the Unsecured Revolving Credit Facility, with a tenor equal to the remaining tenor under the Unsecured Revolving Credit Facility in an aggregate amount not to exceed the loans then outstanding under the Unsecured Revolving Credit Facility.

The Revolving Credit Facilities have the benefit of guarantees from the same entities that are guarantors under the Term Loan Credit Agreement. T-Mobile USA’s obligations and the guarantors under the Secured Revolving Credit Facility are secured by a first priority lien on substantially all of our and such guarantors’ assets, subject to certain exceptions. In addition, T-Mobile USA’s obligations under the Secured Revolving Credit Facility are subject to a first priority pledge of our equity interests and substantially all of its direct and indirect subsidiaries, subject to certain exceptions. The notes and guarantees under the Unsecured Revolving Credit facility are effectively subordinated to all of Parent’s and the guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all of the liabilities and any future preferred stock of any of Parent’s subsidiaries that do not guarantee the Notes.

Tower Transactions

In 2012, we conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately 7,100 T-Mobile-owned wireless communication tower sites (“CCI Tower Sites”) in exchange for net proceeds of $2.5 billion (“2012 Tower Transaction”). Rights to approximately 6,200 of the tower sites were transferred to CCI via a Master Prepaid Lease with site lease terms ranging from 23 to 37 years, while the remaining tower sites were sold to CCI. CCI has fixed-price purchase options for these towers totaling approximately $2.0 billion, based on the estimated fair market value at the end of the lease term. We lease back space at certain tower sites for an initial term of ten years, followed by optional renewals at customary terms.

In 2015, we conveyed to Phoenix Tower International (“PTI”) the exclusive right to manage and operate approximately 600 T-Mobile-owned wireless communication tower sites in exchange for net proceeds of approximately $140 million (“2015 Tower Transaction” and together with the 2012 Tower Transaction, the “Tower Transactions”). As of September 30, 2017, rights to approximately 200 of the tower sites remain operated by PTI under a management agreement. We lease back space at certain tower sites for an initial term of ten years, followed by optional renewals at customary terms.

We recorded long-term financial obligations in the amount of the net proceeds received and recognized interest on the tower obligations at a rate of approximately 8% for the 2012 Tower Transaction and 3% for the 2015 Tower Transaction using the effective interest method. As of September 30, 2017, we had approximately $2.6 billion in tower obligations relating to the Tower Transactions.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description of notes under the caption “—Certain Definitions” below. In this description of notes, “Issuer” refers only to T-Mobile USA, Inc., a Delaware corporation, and not to any of its Subsidiaries, and “Parent” refers only to T-Mobile US, Inc., a Delaware corporation and the direct parent company of Issuer, and not to any of its Subsidiaries.

Issuer will issue $2,500,000,000 in aggregate principal amount of notes in this offering as two separate series: $1,000,000,000 in aggregate principal amount of notes due 2026 (the “2026 notes”) and $1,500,000,000 in aggregate principal amount of notes due 2028 (the “2028 notes” and together with the 2026 notes, the “notes”).

Issuer will issue the notes under that certain base indenture (the “base indenture”) among itself, Parent, the Subsidiary Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “trustee”), dated April 28, 2013, as supplemented with respect to each series of notes, by a supplemental indenture (for each such series, the “supplemental indenture”) among Issuer, Parent, the Subsidiary Guarantors and the trustee. In this description of notes, the term “indenture” refers to the base indenture as supplemented separately by the supplemental indenture for each series of notes. The terms of the notes of each series include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The obligations and covenants of Issuer described hereunder are only of Issuer and not of Parent. Although Parent is a guarantor of the notes, it and its Subsidiaries, except Issuer and its Restricted Subsidiaries, are generally not subject to any of the obligations and covenants described hereunder.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture in its entirety because it, and not this description of notes, defines your rights as a holder of the notes. For more information on how you can obtain a copy of the base indenture and supplemental indenture, see “Where You Can Find More Information.” Certain defined terms used in this description of notes but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of the note for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes of each series:

•	will be general unsecured, unsubordinated obligations of Issuer;

•	will be senior in right of payment to any future Indebtedness of Issuer to the extent that such future Indebtedness provides by its terms that it is subordinated to the notes;

•	will be equal in right of payment with any of Issuer’s existing and future Indebtedness and other liabilities that are not by their terms subordinated in right of payment to the notes, including, without limitation, borrowings under the Revolving Credit Facilities and the Term Loan Credit Agreement (including the Incremental Term Loan Facility) and the Existing Senior Notes;

•	will be effectively subordinated to Issuer’s existing and future secured Indebtedness, including borrowings under the Secured Revolving Credit Facility and the Term Loan Credit Agreement (including the Incremental Term Loan Facility) to the extent of the value of Issuer’s assets constituting collateral securing such Indebtedness;

•	will be structurally subordinated to all of the liabilities and any future preferred stock of Issuer’s non-guarantor subsidiaries; and

•	will be unconditionally guaranteed on a senior unsecured basis by the Guarantors.

See “Risk Factors—Risks Related to the Notes—The notes and the guarantees will be unsecured and effectively subordinated to Issuer’s and the guarantors’ existing and future secured indebtedness, including borrowings under the Term Loan Credit Agreement and the Secured Revolving Credit Facility, and structurally subordinated to the indebtedness and other liabilities of Issuer’s non-guarantor subsidiaries.”

Assuming that on September 30, 2017, we had completed the January 2018 Notes Redemption, effected the Revolver Borrowing, completed the offering of the notes and used the proceeds thereof as anticipated, we would have had approximately $31.0 billion of outstanding indebtedness, including $21.6 billion of outstanding indebtedness under the Issuer’s Existing Senior Notes and the notes offered hereby, $4.0 billion of outstanding secured indebtedness under the Term Loan Credit Agreement, $1.0 billion of outstanding secured indebtedness under the Secured Revolving Credit Facility and approximately $2.6 billion in tower obligations relating to the Tower Transactions. We also would have had $0.5 billion available for borrowing under the Secured Revolving Credit Facility and $1.0 billion available for borrowing under the Unsecured Revolving Credit Facility.

As of September 30, 2017, Issuer’s Subsidiaries that will not guarantee the notes that were included in Parent’s consolidated financial statements as of such date had approximately $1.5 billion of total assets (excluding receivables due from Issuer and its guarantor Subsidiaries) and $2.6 billion in Indebtedness, other liabilities and preferred stock (excluding payables due to Issuer and its guarantor subsidiaries).

The Note Guarantees

The notes will be guaranteed by Parent, all of Issuer’s Domestic Restricted Subsidiaries that are Wholly-Owned Subsidiaries (other than Designated Tower Entities, Immaterial Subsidiaries and the Reinsurance Entity), Issuer’s Restricted Subsidiaries that guarantee any Specified Issuer Indebtedness, and any future Subsidiary of Parent that directly or indirectly owns equity interests of Issuer. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes—The guarantees may not be enforceable because of fraudulent conveyance laws.”

Each guarantee of the notes by a Guarantor:

•	will be a general unsecured, unsubordinated obligation of that Guarantor;

•	will be senior in right of payment to any future Indebtedness of that Guarantor to the extent that such future Indebtedness provides by its terms that it is subordinated in right of payment to such Guarantor’s guarantee of the notes;

•	will be equal in right of payment with all existing and future Indebtedness and other liabilities of that Guarantor that are not by their terms subordinated to its guarantee of the notes, including, without limitation, any guarantees of the borrowings under the Revolving Credit Facilities and the Term Loan Credit Agreement (including the Incremental Term Loan Facility) and Issuer’s Existing Senior Notes;

•	will be effectively subordinated to that Guarantor’s existing and future secured Indebtedness, including its guarantee of the borrowings under the Secured Revolving Credit Facility and the Term Loan Credit Agreement (including the Incremental Term Loan Facility) to the extent of the value of the assets of such Guarantor constituting collateral securing that Indebtedness; and

•	will be structurally subordinated to all of the Indebtedness and other liabilities and any future preferred stock of any subsidiaries of such Guarantor that do not guarantee the notes.

See “Risk Factors—Risks Related to the Notes—The notes and the guarantees will be unsecured and effectively subordinated to Issuer’s and the guarantors’ existing and future secured indebtedness, including the Incremental Term Loan Facility and borrowings under the Secured Revolving Credit Facility and Term Loan Credit Agreement, and structurally subordinated to the indebtedness and other liabilities of Issuer’s non-guarantor subsidiaries.”

Under the circumstances described below under the subheading “—Certain Covenants—Additional Note Guarantees,” one or more of Issuer’s Subsidiaries (including Issuer’s existing Domestic Restricted Subsidiaries) together with certain newly created or acquired Subsidiaries in the future may not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay their trade creditors and holders of their debt and other obligations before they will be able to distribute any of their assets to Issuer.

As of the Series Issue Date, all of Issuer’s Subsidiaries other than the Layer3 Entities (if applicable) will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” Issuer will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Issuer’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Issuer’s Unrestricted Subsidiaries will not guarantee the notes.

Except as otherwise provided in the following paragraph, a Guarantor of the notes of any series (other than Parent) may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Issuer or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists in respect of the notes of such series; and

(2)	either:

(a)	subject to the following paragraph and if it is not already a Guarantor of the notes of such series, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Note Guarantee of the notes of such series pursuant to a supplemental indenture; or

(b)	such sale or other disposition complies with the “Asset Sale” provisions of the indenture (it being understood that only such portion of the Net Proceeds as is or is required to be applied on or before the date of such release in accordance with the terms of the indenture needs to be so applied).

The Note Guarantee of a Guarantor will be released in respect of the notes of any series:

(1)	only in the case of a Subsidiary Guarantor, in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Issuer or a Restricted Subsidiary of Issuer, if the sale or other disposition is not prohibited by the “Asset Sale” provisions of the indenture;

(2)	only in the case of a Subsidiary Guarantor, in connection with any issuance, sale or other disposition of Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) Issuer or a Restricted Subsidiary of Issuer, if the issuance, sale or other disposition does not violate the “Asset Sale” or “Restricted Investment” provisions of the indenture, and the Subsidiary Guarantor ceases to be a Wholly-Owned Subsidiary of Issuer as a result of such sale or other disposition and does not guarantee any Specified Issuer Indebtedness;

(3)	if such Guarantor (other than Parent) ceases to guarantee any Specified Issuer Indebtedness and such Guarantor would not otherwise be required to guarantee the series of notes pursuant to the covenant described below under the caption “—Certain Covenants—Additional Note Guarantees”;

(4)	if Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(5)	upon the legal defeasance, covenant defeasance, or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”;

(6)	upon the liquidation or dissolution of such Guarantor (other than Parent) provided no Default or Event of Default has occurred that is continuing; or

(7)	if such Guarantor becomes an Immaterial Subsidiary and such Guarantor would not otherwise be required to guarantee the series of notes pursuant to the covenant described below under the caption “—Certain Covenants—Additional Note Guarantees.”

See “—Repurchase at the Option of Holders—Asset Sales” below.

Principal, Maturity and Interest

After the completion of the January 2018 Notes Redemption and this offering, and reflecting the anticipated use of proceeds thereof, Issuer would have outstanding $21.6 billion in aggregate principal amount of senior notes.

Issuer will issue $2,500,000,000 in aggregate principal amount of notes in this offering, of which $1,000,000,000 in aggregate principal amount will be 2026 notes and $1,500,000,000 in aggregate principal amount will be 2028 notes.

Issuer may issue further additional notes of any series from time to time, and such additional notes of such series may be issued under the base indenture as supplemented either by the supplemental indenture for such series of notes or one or more other supplemental indentures. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The notes of any series and any additional notes of such series subsequently issued will be treated as a single series for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Issuer will issue notes in minimum denominations of $2,000 and integral multiples of $1,000. The 2026 notes will mature on February 1, 2026 and the 2028 notes will mature on February 1, 2028.

Interest on the 2026 notes will accrue at the rate of 4.500% per annum and interest on the 2028 notes will accrue at the rate of 4.750% per annum, and interest on each series of notes will be payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2018. Issuer will make each interest payment to the holders of record on the immediately preceding January 15 and July 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date or the maturity date falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest shall accrue for the intervening period.

Payments of principal of and interest on the notes issued in book-entry form or definitive form, if any, will be made as described below under the caption “—Methods of Receiving Payments on the Notes.”

Each series of notes initially will be evidenced by one or more global notes deposited with a custodian for, and registered in the name of, Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described below, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

Methods of Receiving Payments on the Notes

If a holder of a definitive note has given wire transfer instructions to Issuer and Issuer is the paying agent, Issuer will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions until given written notice to the contrary. All other payments on the notes will be made at the Corporate Trust Office of the Trustee, unless Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the books and records of the registrar.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

A holder of a definitive note may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes relating to, arising out of, or in connection with such transfer. Issuer will not be required to transfer or exchange any note selected for redemption. Also, Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

2026 Notes

At any time prior to February 1, 2021, Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the 2026 notes issued under the applicable indenture, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 104.500% of the principal amount of 2026 notes redeemed plus accrued and unpaid interest, if any, thereon to, but not including, the applicable redemption date, subject to the rights of holders of 2026 notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such redemption date, with an amount equal to the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with an amount equal to the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

•	at least 50% of the aggregate principal amount of the 2026 notes issued under the applicable indenture (excluding 2026 notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

•	the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with an amount equal to the net cash proceeds of one or more sales of Equity Interests of Parent.

On or after February 1, 2021, Issuer may redeem all or a part of the 2026 notes, upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount of 2026 notes redeemed) set forth below plus accrued and unpaid interest, if any, on the 2026 notes redeemed to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on February 1 of the years indicated below, subject to the rights of holders of 2026 notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2021	102.250%
2022	101.125%
2023 and thereafter	100.000%

At any time prior to February 1, 2021, Issuer may also redeem all or a part of the 2026 notes, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of 2026 notes redeemed plus the Applicable Premium for the 2026 notes as of, and accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of holders of 2026 notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such redemption date.

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 2026 notes or portions thereof called for redemption on the redemption date.

2028 Notes

At any time prior to February 1, 2021, Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the 2028 notes issued under the applicable indenture, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 104.750% of the principal amount of 2028 notes redeemed plus accrued and unpaid interest, if any, thereon to, but not including, the applicable redemption date, subject to the rights of holders of 2028 notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such redemption date, with an amount equal to the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with an amount equal to the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

•	at least 50% of the aggregate principal amount of the 2028 notes issued under the applicable indenture (excluding 2028 notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

•	the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with an amount equal to the net cash proceeds of one or more sales of Equity Interests of Parent.

On or after February 1, 2023, Issuer may redeem all or a part of the 2028 notes, upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount of 2028 notes redeemed) set forth below plus accrued and unpaid interest, if any, on the 2028 notes redeemed to, but, not including, the applicable redemption date, if redeemed during the twelve month period beginning on February 1 of the years indicated below, subject to the rights of holders of 2028 notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2023	102.375%
2024	101.583%
2025	100.792%
2026 and thereafter	100.000%

At any time prior to February 1, 2023, Issuer may also redeem all or a part of the 2028 notes, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of 2028 notes redeemed plus the Applicable Premium for the 2028 notes as of, and accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of holders of 2028 notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such redemption date.

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 2028 notes or portions thereof called for redemption on the redemption date.

Mandatory Redemption

Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to any series of notes, each holder of notes of such series will have the right to require Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s notes of such series pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, Issuer will send a notice (the “Change of Control Offer”) to each holder of notes to which such Change of Control Triggering Event applies and the trustee describing the transaction or transactions and identify the ratings decline that together constitute the Change of Control Triggering Event and offering to repurchase the notes of such series on the Change of Control Payment Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, or compliance with the Change of Control Triggering Event provisions of the indenture would constitute a violation of any such laws or regulations, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance. In connection with the tender of any notes with respect to a Change of Control Triggering Event, the tendering holder shall provide good title to the notes, free and clear of all liens and encumbrances, and shall represent and warrant that such holder is presenting good title, free and clear of all liens and encumbrances, and such other representations and warranties as are customary.

On the Change of Control Payment Date, Issuer will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the paying agent the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Issuer.

The paying agent will promptly make payment, to each holder of notes properly tendered, of the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder, a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Issuer to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require, or otherwise provide, that Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Notwithstanding the foregoing, Issuer will not be required to make a Change of Control Offer with respect to any series of the notes upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer for such series of notes in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Issuer and purchases all notes of such series properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption with respect to such series has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement has been executed for a transaction that would constitute a Change of Control at the time of making of the Change of Control Offer.

In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes of a series accept a Change of Control Offer and Issuer purchases all of the notes of such series held by such holders, Issuer will have the right, upon not less than 10 nor more than 60 days’ notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes of such series that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the notes of such series that remain outstanding, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Issuer and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received by Issuer or such Restricted Subsidiary in the Asset Sale and all other Asset Sales since the Closing Date is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Issuer’s most recent consolidated balance sheet (or as would be shown on Issuer’s consolidated balance sheet as of the date of such Asset Sale), of Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantees) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases Issuer or such Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations received by Issuer, or any such Restricted Subsidiary, from such transferee that are converted by Issuer or such Restricted Subsidiary into cash, Cash Equivalents or Replacement Assets within 90 days after such Asset Sale, to the extent of the cash, Cash Equivalents or Replacement Assets received in that conversion;

(c)	consideration consisting of Indebtedness of Issuer or a Restricted Subsidiary (other than Subordinated Indebtedness) received after the Series Issue Date from Persons who are not Issuer or any Restricted Subsidiary; and

(d)	any Designated Non-cash Consideration received by Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at any time outstanding, not to exceed 5% of Issuer’s Total Assets (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash, Cash Equivalents or Replacement Assets portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Issuer or a Restricted Subsidiary may apply an amount equal to such Net Proceeds:

(1)	to purchase Replacement Assets;

(2)	to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness and other Obligations under a Credit Facility or Indebtedness secured by property that is subject to such Asset Sale and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(3)	to prepay, repay, defease, redeem, purchase or otherwise retire Obligations under Indebtedness that is not Subordinated Indebtedness other than the Indebtedness described in clause (2) above (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); provided that Issuer shall equally and ratably prepay, repay, defease, redeem, purchase or otherwise retire (or offer to prepay, repay, defease, redeem, purchase or otherwise retire, as applicable) Obligations under the notes on a pro rata basis for no less than 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to, but not including, the applicable redemption date; or

(4)	if the assets subject to such Asset Sale are the property or assets of a Restricted Subsidiary that is not a Guarantor, to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness of such Restricted Subsidiary or Indebtedness of any other Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to Issuer or any Restricted Subsidiary.

Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, Issuer or a Restricted Subsidiary enters into a binding written agreement committing Issuer or such Restricted

Subsidiary, subject to customary conditions, to an application of funds of the kind described in clause (1) above, Issuer or such Restricted Subsidiary shall be deemed not to be in violation of the preceding paragraph so long as such application of funds is consummated within 545 days of the receipt of such Net Proceeds.

Pending the final application of any Net Proceeds of an Asset Sale, Issuer may temporarily reduce revolving credit borrowings or otherwise use the Net Proceeds in any manner that is not prohibited by the indenture.

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, within 20 days thereof, Issuer shall apply the entire aggregate amount of unutilized Excess Proceeds (not only the amount in excess of $100.0 million) to make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions requiring Issuer to make an offer to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and purchase or redeem such other pari passu Indebtedness that may be purchased or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes and such other pari passu Indebtedness that may be purchased or redeemed with Excess Proceeds, plus accrued and unpaid interest, if any, to, but not including, the date of consummation of the purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in response to such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and Issuer will select such other pari passu Indebtedness to be purchased or redeemed on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, or compliance with the Asset Sale provisions of the indenture would constitute a violation of any such laws or regulations, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing Issuer’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and may prohibit repurchases of or other prepayments in respect of the notes. The exercise by the holders of the notes of their right to require Issuer to repurchase the notes upon a Change of Control Triggering Event or an Asset Sale could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself does not, due to the financial effect of such repurchases or other prepayments on Issuer. In the event a Change of Control Triggering Event or Asset Sale occurs at a time when Issuer is prohibited from purchasing notes, Issuer could seek the consent of the holders of such Indebtedness to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Issuer does not obtain a consent or repay those borrowings, Issuer will remain prohibited from purchasing notes. In that case, Issuer’s failure to purchase tendered notes would constitute an Event of Default under the applicable indenture that could, in turn, constitute a default under the other Indebtedness. Finally, Issuer’s ability to pay cash to the holders of notes upon a repurchase may be limited by Issuer’s then existing financial resources. See “Risk Factors—Risks Related to the Notes—The indenture governing the Existing Senior Notes and the notes offered hereby, our Revolving Credit Facilities and the Term Loan Credit Agreement include or will include restrictive covenants that limit our operating flexibility.”

Selection and Notice

If less than all of the notes of a series are to be redeemed, the trustee will select notes of such series for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be sent electronically or mailed by first class mail at least 10 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes of a series or a satisfaction and discharge of the indenture with respect to such series. Except as otherwise set forth in the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event,” any such notice of redemption may, at Issuer’s discretion, state that such redemption is subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by Issuer in its sole discretion) by the redemption date (whether the original redemption date or the redemption date so delayed).

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. If in definitive form a new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Except to the extent that a notice of redemption is conditional as permitted in the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event,” notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the Series Issue Date with respect to a series of notes:

(1)	the notes of such series are rated Investment Grade by two out of the three Rating Agencies; and

(2)	no Default or Event of Default shall have occurred and be continuing with respect to the notes of such series (other than with respect to the covenants specifically listed under the following captions), then, beginning on that day, the covenants specifically listed under the following captions in this prospectus supplement will cease to apply to such series of notes and will not be later reinstated even if the ratings of the notes of such series should subsequently decline:

(1)	“—Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Restricted Payments”;

(3)	“—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(5)	“—Transactions with Affiliates”;

(6)	“—Designation of Restricted and Unrestricted Subsidiaries”; and

(7)	clauses (3) (to the extent that a Default or Event of Default exists by reason of one or more of the covenants specifically listed in this paragraph) and (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets.”

There can be no assurance that the notes of any series will ever achieve an Investment Grade rating.

Restricted Payments

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay (without duplication) any dividend, or make any other payment or distribution, on account of Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Issuer and other than dividends or distributions payable to Issuer or a Restricted Subsidiary of Issuer);

(2)	purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Issuer) any Equity Interests of Issuer or any direct or indirect parent of Issuer;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among Issuer and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Issuer and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (11), (12), (13), (14), (15), (16) and (17) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i)	100% of Issuer’s Consolidated Cash Flow for the period (taken as one accounting period) from and after the Closing Date to the end of Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.4 times Issuer’s Consolidated Interest Expense for the same period; plus

(ii)	100% of the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, in each case received by Issuer after the Closing Date as a contribution to its common equity capital (other than any such contribution resulting, or deemed to result, from the Merger) or from the issue or sale of Equity Interests of Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Issuer); plus

(iii)	to the extent that any Restricted Investment that was made after the Closing Date, or, that any Restricted Investment that was made by MetroPCS Wireless, Inc. or any of its Restricted Subsidiaries after November 3, 2006 and prior to the Closing Date (provided that, and solely to the extent that, such Restricted Investment, at the time made, reduced the amount that would be calculated pursuant to clause (g) below), in each case, is sold for cash or Cash Equivalents, or otherwise is liquidated or repaid for cash or Cash Equivalents, an amount equal to such cash and Cash Equivalents; plus

(iv)	to the extent that any Unrestricted Subsidiary of Issuer designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the Fair Market Value of Issuer’s Investment in such Subsidiary as of the date of such redesignation; other than to the extent such Investment constituted a Permitted Investment; plus

(v)	100% of any cash dividends or cash distributions, and the Fair Market Value of any property other than cash, in each case actually received directly or indirectly by Issuer or a Restricted Subsidiary of Issuer that is a Guarantor after the Closing Date from an Unrestricted Subsidiary of Issuer, in each case, to the extent that such dividends, cash distributions or other property were not otherwise included in the Consolidated Net Income of Issuer for such period and other than to the extent such Investment constituted a Permitted Investment; minus

(vi)	the aggregate amount of any Net Equity Proceeds taken into account for purposes of incurring Indebtedness pursuant to clause (14) the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” after the Closing Date; plus

(vii)	the amount that would be calculated immediately prior to the consummation of the Merger on the Closing Date pursuant to clause (3) of the second paragraph of Section 4.07(a) of the September 2010 Senior Notes Indenture, as in effect immediately prior to the effectiveness of the December 2012 Sixth Supplemental Indenture (provided that any calculation of cumulative Consolidated Cash Flow and Consolidated Interest Expense in subclause (A) of such clause (3) shall include (x) Issuer’s last fiscal quarter ending prior to the Closing Date, and (y) the period from the beginning of Issuer’s fiscal quarter during which the Closing Date occurs to the Closing Date, in each case, if internal financial statements are available for such period at the time of calculation, even if they are not available immediately prior to the consummation of the Merger on the Closing Date).

As of September 30, 2017, the amount calculated pursuant to clause (c)(i)-(vii) above (the “RP Basket”), was approximately $33 billion.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Issuer) of, Equity Interests of Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph; provided, further, that any Net Equity Proceeds (x) used for making a Restricted Investment pursuant to clause (10) of this paragraph or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” may not also be used to make a Restricted Payment pursuant to this clause (2);

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of Issuer or any Subsidiary Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Issuer to the holders of its Equity Interests on a pro rata basis;

(5)

the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, Issuer, any Restricted Subsidiary of Issuer or any direct or indirect parent of Issuer held by any current or former officer, director, employee or consultant of Parent, Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed an amount equal to $50.0 million in any fiscal year; provided, further, that such amount in any fiscal year may be increased by an amount equal to (a) the net cash proceeds contributed to Issuer from the sale of Equity Interests of Parent to current or former members of management, directors, consultants or employees that occurs after the Closing Date plus (b) the net cash proceeds of key man life insurance policies received by Parent or its Restricted Subsidiaries after the Closing Date; provided, further, that such amount in any fiscal year shall be reduced by the amount of Indebtedness incurred in such fiscal year pursuant to clause (21) of the second paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)	the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, warrants or other similar rights, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the vesting, exercise or exchange of stock options, warrants or other similar rights;

(7)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Issuer or any Restricted Subsidiary of Issuer issued on or after the Closing Date in accordance with the Debt to Cash Flow Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8)	Permitted Payments to Parent;

(9)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent to the extent necessary to comply with law or to prevent the loss or secure the renewal or reinstatement of any FCC License held by Issuer or any of its Subsidiaries;

(10)	Restricted Investments in an amount equal to 100% of the aggregate amount of any Net Equity Proceeds, less the aggregate amount of any Net Equity Proceeds (x) used for making a Restricted Payment pursuant to clause (2) of this paragraph or (y) taken into account for purpose of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	payments made to DT or its Subsidiaries from the proceeds of the Towers Transaction;

(12)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control Triggering Event” and “—Repurchase at the Option of Holders—Asset Sales”; provided that all notes tendered by the holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or otherwise acquired for value;

(13)	Restricted Payments in connection with the Cash Payment, as defined in the Business Combination Agreement;

(14)	the making of cash payments in connection with any conversion of Convertible Debt in an aggregate amount since the Closing Date not to exceed the sum of (a) the principal amount of such Convertible Debt plus (b) any payments received by Issuer or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transactions;

(15)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than any Unrestricted Subsidiary whose principal assets consist of cash and Cash Equivalents to the extent such cash and Cash Equivalents were invested in a Permitted Investment);

(16)	other Restricted Payments in an aggregate amount since the Closing Date not to exceed the greater of (x) $375.0 million or (y) 6.0% of the Consolidated Cash Flow of Issuer; and

(17)	any Restricted Payment; provided that the Debt to Cash Flow Ratio calculated on a pro forma basis in the manner described in the definition of “Debt to Cash Flow Ratio” after giving effect to such Restricted Payment would be equal to or less than 3.00 to 1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (16) or (17), no Default or Event of Default has occurred and is continuing or would be caused thereby.

For purposes of determining compliance with this “Restricted Payments” covenant, in the event that an Investment or Restricted Payment meets the criteria of more than one of the categories described in clauses (1) through (17) above or one or more of the exceptions contained in the definition of “Permitted Investments”, Issuer will be permitted to classify all or a portion of such Investment or Restricted Payment on the date of its occurrence, or later reclassify all or a portion of such Investment or Restricted Payment, in any manner that complies with this covenant.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Debt to Cash Flow Ratio for Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been no greater than 6.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”), nor will it prohibit Issuer from issuing the following types of Disqualified Stock or Issuer’s Restricted Subsidiaries from issuing the following types of Preferred Stock:

(1)

the incurrence by Issuer and any Subsidiary Guarantor of (a) additional Indebtedness under Credit Facilities, provided that giving effect to such incurrence, the aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Issuer and its Restricted Subsidiaries thereunder) of all Indebtedness under Credit Facilities then outstanding under this paragraph (1), together with any Indebtedness incurred pursuant to the following clause (b), does not exceed the greater of (x) $9.0 billion and (y) an amount such that, upon the incurrence of Indebtedness under this clause (1), the Secured Debt to Cash Flow Ratio of Issuer and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available, calculated on a pro forma basis in the manner described in the definition of “Secured Debt to Cash Flow Ratio,” shall not exceed 2.00:1.00; provided that for purposes of determining the amount of Indebtedness that may be incurred under this clause (a)(y), all Indebtedness incurred under this clause (1) shall be treated as Consolidated Indebtedness that is secured by a Lien and (b) without duplication, all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to the foregoing clause (a); provided, however, that the maximum amount permitted under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent that the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions of this covenant;

(2)	the incurrence by Issuer and its Restricted Subsidiaries of any Existing Indebtedness or any Series Issue Date Existing Indebtedness;

(3)	the incurrence by Issuer and the Subsidiary Guarantors of Indebtedness represented by the notes to be issued on the date of the supplemental indentures and the related Note Guarantees;

(4)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4);

(5)	the incurrence by Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13), (14), (15), (24) or (25) of this paragraph;

(6)	the incurrence by Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent, Issuer and any of its Restricted Subsidiaries and any Guarantors; provided, however, that:

(a)	if Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Issuer, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent, Issuer or a Restricted Subsidiary of Issuer, or a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Parent, Issuer or a Restricted Subsidiary of Issuer, or a Guarantor, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Issuer’s Restricted Subsidiaries to Issuer or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Parent, Issuer or a Restricted Subsidiary of Issuer or a Guarantor; and

(b)	any sale or other transfer of any such Preferred Stock to a Person that is not either Parent, Issuer or a Restricted Subsidiary of Issuer, or a Guarantor, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Issuer or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);

(9)	the guarantee by Issuer or any of the Subsidiary Guarantors of Indebtedness of Issuer or a Restricted Subsidiary of Issuer that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)

the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, deposits, performance bonds,

completion bonds, bid bonds, appeal bonds and surety bonds, indemnity bonds, specific performance or injunctive relief bonds or similar bonds or obligations in the ordinary course of business, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

(11)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness arising from (a) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days of notice to Issuer or any of its Restricted Subsidiaries, (b) in respect of netting, overdraft protection and other arrangement arising under standard business terms of any bank at which Issuer or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (c) in respect of the financing of insurance premiums in the ordinary course of business, provided that the aggregate principal amount of Indebtedness incurred pursuant to clauses (11)(b) and (c) shall not, at any time outstanding, exceed the greater of (x) $250.0 million and (y) 5.0% of the Consolidated Cash Flow of Issuer as of the time of such incurrence;

(12)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit required to be issued in connection with any Permitted Joint Venture Investment;

(13)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness for relocation or clearing obligations relating to Issuer’s or any of its Restricted Subsidiary’s FCC Licenses in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), at any time outstanding not to exceed the greater of (x) $400.0 million and (y) 1.0% of Issuer’s Total Assets as of the time of such incurrence;

(14)	the incurrence by Issuer or any of its Restricted Subsidiaries of Contribution Indebtedness;

(15)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness (including Acquired Debt or Indebtedness) used to finance an acquisition of or a merger with another Person, provided that, Issuer or the Person formed by or surviving any such consolidation or merger (if other than Issuer or a Restricted Subsidiary), on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of this covenant or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of Issuer immediately prior to such transaction;

(16)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by Issuer or any Restricted Subsidiary thereof in connection with such disposition;

(17)	the incurrence by Issuer or any Restricted Subsidiary of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(18)	the incurrence by Issuer or any Restricted Subsidiary of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes;

(19)	the incurrence by Issuer or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed the greater of (x) $1.0 billion and (y) 2.0% of Issuer’s Total Assets as of the time of such incurrence;

(20)	the incurrence by Issuer or any Restricted Subsidiary of Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(21)	the incurrence by Issuer or any Restricted Subsidiary of Indebtedness evidenced by promissory notes subordinated to the notes and the Note Guarantees issued to current or former employees or directors of Parent, Issuer or any Subsidiary (or their respective spouses or estates) in lieu of cash payments for Capital Stock being repurchased from such Persons, not to exceed, in any twelve-month period, an amount equal to the amount of Restricted Payments that could be made during such twelve-month period pursuant to clause (5) of the third paragraph under the covenant described above under the caption “—Restricted Payments,” less the amount of Restricted Payments that have been made during such twelve-month period pursuant to such clause;

(22)	the incurrence by Issuer or any Restricted Subsidiary of Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(23)	to the extent that deposits with, or payments owed to, the FCC in connection with the auction or licensing of Governmental Authorizations are deemed to be Indebtedness, the incurrence by Issuer or any Restricted Subsidiary of such Indebtedness;

(24)	Indebtedness incurred in connection with the Towers Transaction; and

(25)	the incurrence by Restricted Subsidiaries that are not Guarantors of Indebtedness; provided, however, that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (25), when aggregated with the principal amount (or accreted value) of all other Indebtedness then outstanding and incurred pursuant to this clause (25), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (25), does not exceed the greater of (x) $250.0 million and (y) 5.0% of the Consolidated Cash Flow of Issuer and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available.

For purposes of (x) determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (25) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Issuer will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided, however that Indebtedness outstanding under the Term Loan Credit Agreement on the Issue Date shall be deemed to have been incurred under clause (1) above and (y) determining the amount of Indebtedness that may be incurred pursuant to clause (1)(a)(y) of the definition of Permitted Debt, Issuer may elect, pursuant to an officers’ certificate delivered to the trustee, to treat all or any portion of the commitment under any Indebtedness (and any refinancing with respect thereto) as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment or refinancing, as the case may be, shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles or the application thereof, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values, and in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Closing Date be deemed to be an incurrence of Indebtedness. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such time;

(3)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(4)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur or assume any Lien securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens, unless the notes are equally and ratably secured (except that Liens securing Indebtedness that is contractually subordinated to the notes shall be expressly subordinate to any Lien securing the notes to at least the same extent that such Indebtedness is subordinate to the notes).

For purposes of determining compliance with the covenant, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, Issuer shall, in its sole discretion, divide, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this covenant and the definition of “Permitted Liens.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Issuer or any of its Restricted Subsidiaries, or pay any Indebtedness owed to Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to Issuer or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements or instruments governing (a) Existing Indebtedness and (b) Equity Interests and Credit Facilities as in effect on the Closing Date and, in each case, any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are (in the good faith judgment of the Board of Directors of Issuer or a senior financial officer of Issuer, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Closing Date;

(2)	agreements or instruments governing Credit Facilities not in effect on the Closing Date so long as either (a) the encumbrances and restrictions contained therein do not impair the ability of any Restricted Subsidiary of Issuer to pay dividends or make any other distributions or payments directly or indirectly to Issuer in an amount sufficient to permit Issuer to pay the principal of, or interest and premium, if any, on the notes, or (b) the encumbrances and restrictions contained therein are no more restrictive, taken as a whole, than those contained in the indenture;

(3)	Series Issue Date Existing Indebtedness, the notes issued on the Series Issue Date, and any additional notes of the same series, the Note Guarantees in respect thereof, and the base indenture, as supplemented by the supplemental indenture;

(4)	applicable law, rule, regulation or order;

(5)	agreements or instruments with respect to a Person acquired by Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition) or as may be amended, restated, modified, renewed, extended, supplemented, refunded, replaced or refinanced from time to time (so long as the encumbrances and restrictions in any such amendment, restatement, modification, renewal, extension, supplement, refunding, replacement or refinancing are, in the good faith judgment of Issuer’s Board of Directors or a senior financial officer of Issuer, whose determination shall be conclusive, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of agreements or instruments governing Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business and customary contractual restrictions on transfers of all or substantially all assets of a Person;

(7)	any instrument governing any secured Indebtedness or Capital Lease Obligation that imposes restrictions on the assets securing such Indebtedness or the subject of such lease of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restrictions of the nature described in clauses (1) and/or (3) of the preceding paragraph on the Restricted Subsidiary pending the sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in partnership and joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(12)	restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(13)	restrictions in other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in compliance with the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such restrictions, taken as a whole, are, in the good faith judgment of Issuer’s Board of Directors or a senior financial officer of Issuer, whose determination shall be conclusive, not materially more restrictive than those contained in the existing agreements referenced in clauses (1) and (3) above;

(14)	the issuance of Preferred Stock by a Restricted Subsidiary of Issuer or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and the terms of such Preferred Stock do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(15)	any agreement or instrument with respect to Indebtedness incurred, or Preferred Stock issued, by any Restricted Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Preferred Stock (a) either (i) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (ii) will not materially affect Issuer’s ability to pay all principal, interest and premium, if any, on the notes, as determined in good faith by Issuer’s Board of Directors or a senior financial officer of Issuer, whose determination shall be conclusive; and (b) are not materially more disadvantageous to the holders of the notes than is customary in comparable financings;

(16)	any agreement or instrument of Issuer, Parent, MetroPCS Wireless, Inc., or any of MetroPCS Wireless, Inc.’s Subsidiaries existing prior to, or entered into or assumed by Issuer or any of its Subsidiaries in connection with the Merger, in each case, as such agreements or instruments may be amended, restated, modified, renewed or replaced from time to time; provided that the amendments, restatements, modifications, renewals, and replacements are (in the good faith judgment of the Board of Directors of Issuer or a senior financial officer of Issuer, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those agreements or instruments as in effect as of the Closing Date; and

(17)	restrictions arising from the Towers Transaction.

Merger, Consolidation or Sale of Assets

Issuer will not: (1) consolidate or merge with or into another Person (whether or not Issuer is the surviving corporation); or (2) directly or indirectly sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Issuer) or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Issuer) or the Person to which such sale, assignment, lease, transfer, conveyance or other disposition has been made expressly assumes, by a supplemental indenture, executed and delivered to the trustee, the payment of the principal of and any premium and interest on the notes and the performance or observance of every covenant of the indenture on the part of Issuer to be performed or observed;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	Issuer or the Person formed by or surviving any such consolidation or merger (if other than Issuer), or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of Issuer immediately prior to such transaction.

Upon any consolidation or merger, or any sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries, taken as a whole, in a transaction that is subject to, and that complies with the provisions of, this “Merger, Consolidation or Sale of Assets” covenant, the successor Person formed by such consolidation or into or with which Issuer is merged or to which such sale, transfer, assignment, lease, conveyance or other disposition is made, shall succeed to, and be substituted for Issuer (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of the indenture referring to Issuer shall refer instead to the successor Person and not to Issuer), and may exercise every right and power of Issuer under the indenture with the same effect as if such successor Person had been named as Issuer therein. When the successor Person assumes all of Issuer’s obligations under the indenture, Issuer shall be discharged from those obligations.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to (and the following shall be permitted notwithstanding such covenant):

(1)	a merger of Issuer with a direct or indirect Subsidiary of Parent solely for the purpose of reincorporating Issuer in another jurisdiction in the United States so long as the amount of Indebtedness of Issuer and its Restricted Subsidiaries is not increased thereby;

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Issuer and its Restricted Subsidiaries; or

(3)	the Transactions, including the Merger.

Transactions with Affiliates

Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Issuer (each, an “Affiliate Transaction”), in any one or series of related transactions involving aggregate payments or consideration in excess of $50.0 million, unless:

(1)	the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)	Issuer delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $250.0 million, a resolution of the Board of Directors of Issuer set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Issuer.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, agreement or plan relating to employee, officer or director compensation or severance, officer or director indemnification agreement or any similar arrangement entered into by Issuer, any of its Restricted Subsidiaries or a direct or indirect parent of Issuer existing on the Closing Date, or entered into thereafter in the ordinary course of business, and any indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements and payments pursuant thereto;

(2)	transactions between or among Parent, Issuer and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Issuer) that is an Affiliate of Issuer solely because Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	any issuance of Equity Interests (other than Disqualified Stock) of Issuer to, or receipt of any capital contribution from, any Affiliate of Issuer;

(5)	transactions in connection with any Permitted Joint Venture Investment;

(6)	any Permitted Investments or Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(7)	(x) any contracts, agreements or understandings existing as of the Issue Date and disclosed in the notes to the consolidated financial statements of MetroPCS Wireless, Inc. for the year ended December 31, 2012, (y) any agreement listed on Schedule 3.2(r)—Related-Party Agreements—to the “T-Mobile Disclosure Letter” to the Business Combination Agreement, and (z) any agreement listed under the section entitled “Transactions with Related Persons and Approval” in the proxy statement of Parent filed with the SEC under cover of Schedule 14A on April 16, 2012 and, in each case, any amendments to, replacements of, or orders pursuant to such contracts, agreements or understandings so long as any such amendments, replacements, or orders, taken as a whole, are not (in the good faith judgment of Issuer’s Board of Directors or a senior financial officer of Issuer, whose determination shall be conclusive) more disadvantageous to Issuer or to the holders of the notes in any material respect than the original contracts, agreements or understandings as in effect on the Closing Date;

(8)	transactions with customers, clients, suppliers, purchasers, sellers of goods or services, or licensees of intellectual property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, provided that in the good faith determination of Issuer’s Board of Directors or a senior financial officer of Issuer, which determination shall be conclusive, such transactions are on terms, taken as a whole, not materially less favorable to Issuer or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of Issuer;

(9)	issuances, exchanges, purchases or repurchases of notes or other Indebtedness of Issuer or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of notes or such other Indebtedness, if such issuance, exchange, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of Issuer;

(10)	reasonable payments made for any financial advisory, financing, underwriting, placement or syndication services approved by Issuer’s Board of Directors or a senior financial officer of Issuer in good faith;

(11)	amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by the indenture, provided that in the good faith determination of Issuer’s Board of Directors or a senior financial officer of Issuer, which determination shall be conclusive, such amendments, extensions, replacements or other modifications, taken as a whole, are no less favorable in any material respect to Issuer or the applicable Restricted Subsidiary than the transaction or transactions being amended, extended, replaced or modified; and

(12)

(i) the Business Combination Agreement and any Ancillary Agreements, as defined in the Business Combination Agreement, in each case, as the same may be amended, modified, supplemented or replaced from time to time on terms that, taken as a whole, in the good faith determination of Issuer’s Board of Directors or a senior financial officer of Issuer, which determination shall be conclusive, are not materially less favorable to Issuer or the applicable Restricted Subsidiary than those of the agreement being amended, modified, supplemented or replaced, (ii) transactions or agreements relating to the DT Notes and the TMUS Working Capital Facility, each as may be amended, modified, or supplemented from time to time, and any indebtedness incurred in connection with the refinancing of the foregoing, on terms that, taken as a whole, in the good faith determination of Issuer’s Board of Directors or a senior financial officer of Issuer, which determination shall be conclusive, are not materially less favorable to Issuer than those of the DT Notes or TMUS Working Capital Facility, as applicable, and (iii) transactions between Issuer and its Restricted Subsidiaries, on the one hand, and any Designated Tower Entities that have been designated as Unrestricted Subsidiaries, on the other hand, in connection with the Towers Transaction.

Additional Note Guarantees

If (a) Issuer or any of Issuer’s Domestic Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary (and such Subsidiary is a Wholly-Owned Subsidiary and is neither a Designated Tower Entity, the Reinsurance Entity nor an Immaterial Subsidiary) after the Series Issue Date or (b) any Restricted Subsidiary of Issuer guarantees any Specified Issuer Indebtedness of Issuer after the Series Issue Date or (c) Parent or any Subsidiary of Parent acquires or creates a Subsidiary that directly or indirectly owns Equity Interests of Issuer, then Issuer or Parent, as applicable, will cause that newly acquired or created Domestic Restricted Subsidiary, Restricted Subsidiary or Subsidiary of Parent to become a Guarantor of the notes and execute a supplemental indenture and, if requested by the trustee, deliver an opinion of counsel reasonably satisfactory to the trustee within 10 Business Days after the date on which it was acquired or created or guarantees such Specified Issuer Indebtedness, as applicable, or reasonably promptly thereafter.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, (i) the aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Issuer in its discretion, and (ii) any Guarantee by Issuer or any Restricted Subsidiary thereof of any Indebtedness of the Restricted Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation. That designation will only be permitted if the Investment and/or incurrence of Indebtedness would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Issuer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” The Board of Directors of Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation, and as a result of, such designation.

Notwithstanding the foregoing, Issuer may at any time and from time to time designate any Designated Entity, by written notice to the trustee, as an Unrestricted Subsidiary, and any such Subsidiary shall upon such notice immediately be designated and deemed an Unrestricted Subsidiary, without any further action by Issuer (and, for the avoidance of doubt, shall not require delivery of a resolution of the Board of Directors or of an officers’ certificate) (each, a “Specified Unrestricted Subsidiary Designation”). The aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in such Designated Entities so designated as Unrestricted Subsidiaries will, as calculated and to the extent permitted by clause (18) of the definition of Permitted Investments, be deemed to be an Investment made as of the time of such Specified Unrestricted Subsidiary Designation under such clause (18), and not reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments.”

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Parent will file a copy of each of the reports referred to in clauses (1) and (2) below with the SEC for public availability within the time periods (including all applicable extension periods) specified in the SEC rules and regulations applicable to such reports (unless the SEC will not accept such a filing):

(1)	all quarterly and annual financial reports that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Parent were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by its certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Parent or Issuer were required to file such reports;

provided that the availability of the foregoing reports on the SEC’s EDGAR service (or successor thereto) shall be deemed to satisfy Issuer’s delivery obligations to the trustee and any holder of notes.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports; provided that, if neither Parent nor Issuer is required under the rules and regulations of the SEC to file such reports with the SEC for public availability, such reports need not be prepared in accordance with all of the rules and regulations applicable to such reports and shall only be required to include the information or disclosure that would be required by such form to the extent that, and in the same general style of presentation as, the same or substantially similar information or disclosure is also included in the offering memorandum dated March 8, 2013 relating to the $1.75B Notes. Each annual report on Form 10-K will include a report on Parent’s consolidated financial statements by Parent’s certified independent accountants. Issuer will at all times comply with TIA §314(a).

If the SEC will not accept Parent’s or Issuer’s filings for any reason, Parent or Issuer will post the reports referred to in the preceding paragraphs on its website, on intralinks.com or another website within the time periods that would apply if Parent were required to file those reports with the SEC (including all applicable extension periods). If (i) Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries or (ii) the combined operations of Parent and its Subsidiaries, excluding the operations of Issuer and its Restricted Subsidiaries and excluding cash and Cash Equivalents, would, if held by a single Unrestricted Subsidiary of Issuer, constitute a Significant Subsidiary of Issuer, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of (A) in the case of (i) above, the financial condition and results of operations of Parent, Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Issuer and (B) in the case of (ii) above, the financial condition and results of operations of Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of Parent and its other Subsidiaries; provided, however, that the requirements of this paragraph shall not apply if Parent or Issuer files with the SEC the reports referred to in clauses (1) and (2) of the first paragraph of this covenant, and any such report contains the information required in this paragraph.

For so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, Issuer and the Guarantors will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended (the “Securities Act”).

Events of Default and Remedies

Each of the following is an “Event of Default” in respect of the notes of a series:

(1)	default for 30 days in the payment when due of interest on the notes of such series;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes of such series;

(3)	failure by Issuer for 120 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes of such series then outstanding voting as a single class to comply with the provisions described under the caption “—Reports”;

(4)	failure by Issuer or any of its Restricted Subsidiaries for 30 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes of such series then outstanding voting as a single class to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control Triggering Event” or “—Repurchase at the Option of Holders—Asset Sales” (in each case other than a failure to purchase notes that will constitute an Event of Default under clause (2) above), or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(5)	failure by Issuer or any of its Restricted Subsidiaries for 90 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes of such series then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which is guaranteed by Issuer or any of its Restricted Subsidiaries that would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the Series Issue Date with respect to such series of notes, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates an amount equal to $100.0 million or more, in each case for so long as such failure or acceleration is continuing;

(7)	failure by Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) to pay or discharge final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(8)	Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary, or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(a)	commences a voluntary case,

(b)	consents to the entry of an order for relief against it in an involuntary case,

(c)	consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)	makes a general assignment for the benefit of its creditors, or

(e)	generally is not paying its debts as they become due;

(9)	a court of competent jurisdiction enters a final order or decree under any Bankruptcy Law that:

(a)	is for relief against Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(b)	appoints a custodian of Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary; or

(c)	orders the liquidation of Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary;

(d)	and the final order or decree remains unstayed and in effect for 60 consecutive days; and

(10)	except as permitted by the indenture, any Note Guarantee with respect to the notes of such series is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Issuer, any Restricted Subsidiary of Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding notes of such series will become due and payable immediately without further action or notice. However, the effect of such provisions may be limited by applicable laws. If any other Event of Default occurs and is continuing with respect to the any series of notes, the trustee or the holders, with a copy to the trustee, of at least 25% in aggregate principal amount of the then outstanding notes of such series may declare all the notes of such series to be due and payable immediately.

Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding notes of such series may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes of such series.

Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given to the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes of the applicable series have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

(3)	such holder or holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense to be incurred in compliance with such request;

(4)	the trustee has not complied with such request within 90 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 90-day period, holders of a majority in aggregate principal amount of the then outstanding notes of the applicable series have not given the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes of a series by written notice to the trustee may, on behalf of the holders of all of the notes of such series, rescind an acceleration or waive any existing Default or Event of Default in respect of such series and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes of such series.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Issuer with the intention of avoiding payment of the premium that Issuer would have had to pay if Issuer then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes of such series.

Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, member, manager, partner, employee, incorporator or stockholder of Issuer or any Guarantor, as such, will have any liability for any obligations of Issuer or the Guarantors under the notes, the indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes of any series and all obligations of the Guarantors discharged with respect to their Note Guarantees with respect to such series (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes of such series to receive payments in respect of the principal of, or interest or premium, if any, on, the notes when such payments are due from the trust referred to below;

(2)	Issuer’s obligations with respect to the notes of such series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment of money for security payments held in trust;

(3)	the rights, powers, trusts, duties, indemnities and immunities of the trustee, and Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Issuer may, at its option and at any time with respect to any series of notes, elect to have the obligations of Issuer and the Guarantors released with respect to the provisions of the indenture described above under “—Repurchase at the Option of Holders” and under the caption “—Certain Covenants” (other than the covenant described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets,” except to the extent described below) and the limitation imposed by clause (4) under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default with respect to such notes. In the event Covenant Defeasance occurs with respect to any series of notes in accordance with the indenture, the Events of Default described under clauses (3) through (9) under the caption “—Events of Default and Remedies” (in the case of clauses (8) and (9), only with respect to Issuer’s Subsidiaries), in each case, will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to any series of notes:

(1)	Issuer must irrevocably deposit with the trustee or its designee, in trust, for the benefit of the holders of such series of notes, cash in U.S. dollars, non- callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and premium, if any, and interest on, the outstanding notes of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Issuer must specify whether such notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions) confirming that (a) Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Closing Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions) confirming that the holders of the outstanding notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing with respect to such series of notes on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds, or the imposition of Liens in connection therewith, to be applied to such deposit, or a Default or Event of Default that will be cured by such Covenant Defeasance or Legal Defeasance) and the deposit will not result in a breach or violation of, or constitute a default under, any material instrument to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Issuer or any of its Subsidiaries is a party or by which Issuer or any of its Subsidiaries is bound;

(6)	Issuer must deliver to the trustee an officers’ certificate stating that the deposit was not made by Issuer with the intent of preferring the holders of notes over the other creditors of Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of Issuer or others;

(7)	Issuer must deliver to the trustee an officers’ certificate, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)

Issuer must deliver to the trustee an opinion of counsel (which may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph, as applicable, have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the applicable indenture with respect to the notes of any series or the related Note Guarantees of the notes of any series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes of such series then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of such series), and any existing Default or Event of Default or compliance with any provision of the applicable indenture with respect to such notes or Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes of such series (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes of such series).

Without the consent of each holder of notes of the applicable series affected, an amendment, supplement or waiver may not (with respect to any notes of a particular series held by a non-consenting holder):

(1)	reduce the principal amount of notes of such series whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note of such series or alter the provisions with respect to the redemption of the notes of such series (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note of such series;

(4)	waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the notes of such series (except a rescission of acceleration of the notes of such series by the holders of at least a majority in aggregate principal amount of the then outstanding notes of such series and a waiver of the payment default that resulted from such acceleration);

(5)	make any note of such series payable in money other than that stated in the notes of such series;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes of such series to receive payments of principal of, or interest or premium, if any, on, the notes of such series;

(7)	waive a redemption payment with respect to any note of such series (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its related Note Guarantee of the notes of such series or the applicable indenture, except in accordance with the terms of such indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Issuer, the Guarantors and the trustee may amend or supplement the applicable indenture, the notes of any series or the related Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Issuer’s or a Guarantor’s obligations to holders of notes of such series and related Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Issuer’s or such Guarantor’s assets, as applicable;

(4)	to effect the release of a Guarantor from its Note Guarantee in respect of such series notes and the termination of such Note Guarantee, all in accordance with the provisions of the applicable indenture governing such release and termination;

(5)	to add any Guarantor or Note Guarantee with respect to such series or to secure the notes of such series or the related Note Guarantee;

(6)	to make any change that would provide any additional rights or benefits to the holders of notes of such series or that does not adversely affect the legal rights under the indenture of any such holder in any material respect;

(7)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(8)	to change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall not become effective with respect to any outstanding notes of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

(9)	to provide for the issuance of and establish forms and terms and conditions of a new series of notes as permitted by the base indenture;

(10)	to conform the text of the applicable supplemental indenture, the notes of such series, or the related Note Guarantees to any provision of the “Description of Notes” section of this prospectus supplement to the extent that such provision in such description of notes was intended to be a verbatim recitation of a provision of the applicable indenture, the applicable Note Guarantees, or the notes of such series, in each case, as conclusively evidenced by an officers’ certificate;

(11)	to provide for the issuance of additional notes of such series, provided that such additional notes have the same terms as, and be deemed part of the same series as, the notes of such series to the extent required under the applicable indenture;

(12)	to evidence and provide for the acceptance of and appointment by a successor trustee with respect to the notes of such series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee; and

(13)	to allow any Guarantor of the notes of such series to execute a supplemental indenture and/or a Note Guarantee with respect to the notes of such series.

The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

Satisfaction and Discharge

The applicable indenture will be discharged and will cease to be of further effect as to all notes, when:

(1)	either:

(a)	all notes of such series that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Issuer, have been delivered to the trustee for cancellation; or

(b)

all notes of such series that have not been delivered to the trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee or its designee as trust funds in trust solely for the benefit of the holders of such series of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes of such series not delivered to the trustee for cancellation for principal of, and premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the trustee on or prior to the date of the redemption;

(2)	Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture with respect to the notes of such series; and

(3)	Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes of such series at maturity or on the redemption date, as the case may be.

In addition, Issuer must deliver to the trustee (a) an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (3) above have been satisfied, and (b) an opinion of counsel(which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clause (3) above have been satisfied.

Governing Law

The indenture, the notes and the Note Guarantees will be governed by the laws of the State of New York.

Concerning the Trustee

We maintain ordinary banking relationships with Deutsche Bank Trust Company Americas and its affiliates.

If the trustee becomes a creditor of Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest when a Default is continuing it must eliminate such conflict within 90 days of the date such conflict arises, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes of the applicable series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.

Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes of the applicable series, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the applicable indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“$1.75B Notes” means the $1,750,000,000 in principal amount of MetroPCS Wireless, Inc.’s 6.625% Senior Notes due 2023, issued as of March 19, 2013, pursuant to the Indenture, between MetroPCS Wireless, Inc.’s, MetroPCS, Inc., MetroPCS Communications, Inc., the guarantors party thereto, and Deutsche Bank Trust Company Americas, as supplemented by the First Supplemental Indenture dated March 19, 2013 or the Second Supplemental Indenture dated March 19, 2013 thereto, as applicable, as amended by the Third Supplemental Indenture dated April 29, 2013, as further supplemented by the Fourth Supplemental Indenture dated May 1,

2013, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, as further supplemented by the Fifth Supplemental Indenture, dated as of July 15, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, and as further supplemented by the Sixth Supplemental Indenture, dated as of August 11, 2014, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (as so supplemented and amended, the “$1.75B Notes Indenture”), (ii) any additional 6.625% Senior Notes due 2023 issued under the $1.75B Notes Indenture as part of the same series, and (iii) any “Exchange Notes” (as defined in the $1.75B Notes Indenture) relating thereto.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

The term “Acquired Debt” does not include Indebtedness of a Person that is redeemed, defeased, retired or otherwise repaid at the time of, or immediately upon, consummation of the transactions by which such Person becomes a Restricted Subsidiary or acquires such asset, as the case may be.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium,” as calculated by Issuer and provided to the trustee, means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at February 1, 2021, in the case of the 2026 notes, and at February 1, 2023, in the case of the 2028 notes (such redemption price in each case being set in the applicable table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the note through February 1, 2021, in the case of the 2026 notes, and February 1, 2023, in the case of the 2028 notes (excluding accrued but unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note, if greater.

“Asset Acquisition” means:

(1)	an Investment by Issuer (or any predecessor thereto) or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Issuer or any of its Restricted Subsidiaries, or

(2)	an acquisition by Issuer (or any predecessor thereto) or any of its Restricted Subsidiaries of the property and assets of any Person, other than Issuer or any of its Restricted Subsidiaries, that constitute all or substantially all of a division, operating unit or line of business of such Person.

For the avoidance of doubt, the Merger shall be deemed to be an Asset Acquisition.

“Asset Disposition” means the sale or other disposition by Issuer or any of its Restricted Subsidiaries other than to Issuer or another Restricted Subsidiary of (1) all or substantially all of the Capital Stock owned by Issuer or any of its Restricted Subsidiaries of any Restricted Subsidiary or any Person that is a Permitted Joint Venture Investment or (2) all or substantially all of the assets that constitute a division, operating unit or line of business of Issuer or any of its Restricted Subsidiaries.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; and

(2)	the issuance of Equity Interests in any of Issuer’s Restricted Subsidiaries or the sale by Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $100.0 million;

(2)	a sale, lease, conveyance or other disposition of assets or Equity Interests between or among Issuer and/or its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of Issuer to Issuer or to a Restricted Subsidiary of Issuer;

(4)	the sale, lease, sub-lease, conveyance or other disposition of (a) assets, products, services or accounts receivable in the ordinary course of business, (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets, or (c) any sale, conveyance or other disposition of damaged, worn-out, uneconomic or obsolete assets in the ordinary course of business;

(5)	the sale, conveyance or other disposition of cash or Cash Equivalents;

(6)	a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the indenture;

(7)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(8)	arms-length sales, leases or sub-leases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, transfers or other dispositions of assets or rights to a Person that is a Permitted Joint Venture Investment;

(9)	licenses and sales of intellectual property or other general intangibles (other than FCC Licenses) in the ordinary course of business;

(10)	a Permitted Investment;

(11)	dispositions of assets to the ISIS Joint Venture;

(12)	one or more sales, conveyances, leases, subleases, licenses, contributions, or other dispositions, assignments or transfers made as part of, or in connection with, the Towers Transaction;

(13)	the settlement or early termination of any Permitted Bond Hedge Transaction; or

(14)	any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary.

“Asset Sale Offer” has the meaning assigned to that term in the provision described under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that (a) in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time and (b) in the case of a “group” pursuant to Rule 13d-5 (b)(1) of the Exchange Act which group includes one or more Permitted Holders (or one or more Permitted Holders is deemed to share Beneficial Ownership with one or more other persons of any shares of Capital Stock), (i) such “group” shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder and (ii) any person (other than such Permitted Holder) that is a member of such group (or sharing such Beneficial Ownership) shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder (or in which any such Person shares beneficial ownership). The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of October 3, 2012, as amended from time to time, by and among Deutsche Telekom AG, T-Mobile Global Zwischenholding GmbH, T-Mobile Global Holding GmbH, Issuer and MetroPCS Communications, Inc.

“Business Day” means any day except a Saturday, Sunday, or a legal holiday in the City of New York or in any place of payment with respect to the Notes on which banking institutions are authorized or required by law, regulation or executive order to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty (provided that obligations either existing on the Issue Date or created thereafter that (a) initially were not included on the consolidated balance sheet of Issuer as capital lease obligations and were subsequently recharacterized as capital lease obligations or (b) did not exist on the Issue Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the Issue Date had they existed at that time, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness).

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, pounds sterling, euros, the national currency of any member state of the European Union or any other foreign currencies held by Issuer and its Restricted Subsidiaries from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the government of the United States of America, the United Kingdom or any country that is a member state of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America, the United Kingdom or the relevant member state of the European Union, as the case may be, is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3)	demand deposits, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the date of acquisition;

(6)	securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or agency or instrumentality thereof, rated at least “A” by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(7)	auction rate securities rated at least “AA-” or “Aa3” by a Rating Agency at the time of purchase and with reset dates of one year or less from the time of purchase;

(8)	investments, classified in accordance with GAAP as current assets of Issuer or any of its Restricted Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (1) through (7) of this definition;

(9)	any substantially similar investment to the kinds described in clauses (1) through (7) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and

(10)	deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than any such disposition to a Restricted Subsidiary or a Permitted Holder;

(2)	the adoption of a plan relating to the liquidation or dissolution of Issuer;

(3)	the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares; or

(4)	Issuer ceases to be a direct or indirect Wholly-Owned Subsidiary of Parent.

provided that the Transactions and other transactions pursuant to the Business Combination Agreement (including the changes to the Beneficial Ownership of the Voting Stock of Parent contemplated therein) shall not be a Change of Control.

“Change of Control Triggering Event” means, with respect to any series of notes, the occurrence of a Change of Control (x) that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of the rating of such series of notes within the Ratings Decline Period by at least two out of the three Rating Agencies and (y) the rating of such series of notes on any day during such Ratings Decline Period is below the rating by each such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement), provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing during such Ratings Decline Period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such Change of Control or the announcement of the intention to effect such Change of Control; provided, further, that no Change of Control Triggering Event shall be deemed to occur if at the time of the applicable downgrade the rating of such series of notes by at least two out of the three Rating Agencies is Investment Grade.

“Closing Date” means the date on which the Merger was consummated, or May 1, 2013.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including non-cash impairment charges and any write-off or write-down or amortization of intangibles but excluding amortization of ordinary course prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expenses in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(4)

any nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (a) any fees, expenses and costs relating to the Towers Transaction, (b) any fees, expenses or charges related to any sale or offering of Equity Interests of such Person or Parent, any acquisition or disposition or any Indebtedness, in each case that is permitted to be incurred hereunder (in each case, whether or not successful), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the notes, provided that Consolidated Cash Flow shall not be deemed to be increased by more than $250.0 million in any twelve-month period pursuant to this clause (b), (c) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (d) any fees or expenses relating to the Transactions and the offering, issuance and sale (in each case, whether or not successful) of the DT Notes and any “Exchange Notes” (as defined in the base indenture) issued in respect thereof and the Permitted MetroPCS Notes and any “Exchange Notes” (as defined in the $1.75B Notes Indenture), and (e) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges; plus

(5)	New Market Losses; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Issuer that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of Issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

For the avoidance of doubt, calculations of “Consolidated Cash Flow” of Issuer for any period prior to the Closing Date for purposes of calculating the Debt to Cash Flow Ratio shall be on a pro forma basis as described in the last paragraph of the definition of “Debt to Cash Flow Ratio.”

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on that portion of Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(4)	the product of (a) all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries; times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP; excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof). Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Capital Lease Obligation due to a change in accounting principles or the application thereof after the Closing Date, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the positive Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	solely for the purpose of determining the amount available for Restricted Payments under clause 3(A) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments” the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the effect of a change in accounting principles or in the application thereof (including any change to IFRS and any cumulative effect adjustment) will be excluded;

(4)	unrealized losses and gains attributable to Hedging Obligations, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded; and

(5)	any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees, will be excluded.

“Contribution Indebtedness” means, Indebtedness in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge such Indebtedness, not to exceed 150% of the aggregate amount of all Net Equity Proceeds.

“Convertible Debt” means Debt of Issuer (which may be Guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible or exchangeable into common stock of Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent and/or cash (in an amount determined by reference to the price of such common stock).

“Corporate Trust Office of the Trustee” means, solely for purposes of presenting the notes, Deutsche Bank Trust Company Americas located at 60 Wall Street, New York, NY 10005, and, for all other purposes, the office of the trustee at which any time its corporate trust business will be administered, which at the date hereof is located at 60 Wall Street, New York, NY 10005, or such other address as the trustee may designate from time to time by notice to the holders and Issuer, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the holders and Issuer).

“Credit Facilities” means, one or more debt facilities (including the Revolving Credit Facilities and any additional notes issued pursuant to a Senior Notes Election thereunder and the Term Loan Credit Agreement), capital leases, purchase money financings or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), capital leases, purchase money debt, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Debt to Cash Flow Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date, less cash and Cash Equivalents, to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

For purposes of making the computation referred to above:

(1)	pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including the Merger and including giving pro forma effect to any related financing transactions and the application of proceeds of any Asset Disposition) that occur during such four-quarter period or subsequent to such four quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated as if they had occurred and such proceeds had been applied on the first day of such four-quarter period;

(2)	pro forma effect shall be given to asset dispositions and, asset acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary of Issuer or has been merged with or into Issuer (including MetroPCS Wireless, Inc.) or any Restricted Subsidiary during such four-quarter period or subsequent to such four quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such four-quarter period;

(3)	to the extent that the pro forma effect of any transaction is to be made pursuant to clause (1) or (2) above, such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, whose determination shall be conclusive, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(4)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of (without duplication of clauses (1) and (2) above) prior to the date on which the Debt to Cash Flow Ratio is to be calculated, shall be excluded;

(5)	any Person that is a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(6)	any Person that is not a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For the avoidance of doubt, if the Debt to Cash Flow Ratio is determined for any period commencing prior to the date that is four fiscal quarters after the fiscal quarter during which the Closing Date occurs, the Debt to Cash Flow Ratio shall be calculated giving pro forma effect to the Transactions as if the Transactions had occurred on the first day of the four quarter reference period.

“December 2012 Sixth Supplemental Indenture” means the Sixth Supplemental Indenture, dated as of December 14, 2012, among MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, to the September 2010 Senior Notes Indenture.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Entity” means (i) Iowa Wireless Services LLC, a Delaware limited liability company, or (ii) any Designated Tower Entity.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by issuer) of non-cash consideration received by Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of, or other receipt of cash and Cash Equivalents in respect of, such Designated Non-cash Consideration.

“Designated Tower Entity” means any entity established solely or primarily for the limited purpose of holding wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets, and performing other activities incidental thereto or in connection with the Towers Transaction. For the avoidance of doubt, T-Mobile USA Tower LLC and T-Mobile West Tower LLC are each Designated Tower Entities.

“Disqualified Stock” means, with respect to notes of any series, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes of the applicable series mature; provided that any class of Capital Stock of such Person that, by its terms, requires such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock, and that is not convertible, puttable or exchangeable for cash, Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock, so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.

“DT” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

“DT Notes” shall have the meaning assigned to such term in the Business Combination Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means (a) Indebtedness of Issuer and its Subsidiaries (other than Indebtedness in respect of the DT Notes) in existence on the Closing Date, until such amounts are repaid, (b) (1) the $1.75B Notes in existence on the Closing Date (and any “Exchange Notes” (as defined in the $1.75B Notes Indenture) relating thereto), and (2) all other Indebtedness of MetroPCS Wireless, Inc. and its Subsidiaries in existence on the Closing Date that was not incurred in violation of the terms of the Business Combination Agreement, in each case until such amounts are repaid (provided that the aggregate principal amount of Indebtedness incurred in contemplation of the Transactions, including any Indebtedness in the form of the $1.75B Notes and notes issued on the date of the base indenture, in each case permitted by this clause (b), shall not exceed $20.5 billion).

“Existing Senior Notes” means (i) the $1.75B Notes existing on the Closing Date, (ii) the DT Notes existing on the Closing Date, (iii) the 6.000% Senior Notes due 2023 issued pursuant to the base indenture, as supplemented by that certain Seventeenth Supplemental Indenture dated as of September 5, 2014, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (iv) the 6.500% Senior Notes due 2024 issued pursuant to the base indenture, as supplemented by that certain Fifteenth Supplemental Indenture dated as of November 21, 2013, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (v) the 6.375% Senior Notes due 2025 issued pursuant to the base indenture, as supplemented by that certain Eighteenth Supplemental Indenture dated as of September 5, 2014, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (vi) the 6.500% Senior Notes due 2026 issued pursuant to the base indenture, as supplemented by that certain Twentieth Supplemental Indenture dated as of November 5, 2015, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (vii) the 6.000% Senior Notes due 2024 issued pursuant to the base indenture, as supplemented by that certain Twenty-First Supplemental Indenture dated as of April 1, 2016, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (viii) the 4.000% Senior Notes due 2022 issued pursuant to the base indenture, as supplemented by that certain Twenty-Third Supplemental Indenture dated as of March 16, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (ix) the 5.125% Senior Notes due 2025 issued pursuant to the base indenture, as supplemented by that certain Twenty-Fourth Supplemental Indenture dated as of March 16, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (x) the 5.375% Senior Notes due 2027 issued pursuant to the base indenture, as supplemented by that certain Twenty-Fifth Supplemental Indenture dated as of March 16, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xi) the 4.000% Senior Notes due 2022-1 issued pursuant to the base indenture, as supplemented by that certain Twenty-Sixth Supplemental Indenture dated as of April 27, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xii) the 5.125%% Senior Notes due 2025-1 issued pursuant to the base indenture, as supplemented by that certain Twenty-Seventh Supplemental Indenture dated as of April 28, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xiii) the 5.375% Senior Notes due 2027-1 issued pursuant to the base indenture, as supplemented by that certain Twenty-Eighth Supplemental Indenture dated as of April 28, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xiv) the 5.300% Senior Notes due 2021 issued pursuant to the base indenture, as supplemented by that certain Twenty-Ninth Supplemental Indenture dated as of May 9, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee and (xv) the 6.000% Senior Notes due 2024 issued pursuant to the base indenture, as supplemented by that certain Thirtieth Supplemental Indenture dated as of May 9, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by Issuer’s Board of Directors or a senior officer of Issuer, which determination shall be conclusive.

“FCC” means the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry.

“FCC Licenses” means all licenses or permits now or hereafter issued by the FCC.

“Fitch” means Fitch Inc. and its successors.

“Foreign Subsidiary” means any Subsidiary of Issuer other than a Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia, or any direct or indirect Subsidiary thereof.

“GAAP” means generally accepted accounting principles as in effect on the date of any calculation or determination required under the notes or the indenture. Notwithstanding the foregoing, at any time, (i) Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP or parts of the Accounting Standards Codification or “ASC” shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP and (ii) Issuer, on any date, may elect to establish that GAAP shall mean GAAP as in effect on such date; provided that any such election, once made, shall be irrevocable. Issuer shall give notice of any such election made in accordance with this definition to the trustee and the holders of notes.

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any governmental authority.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means, with respect to the notes of any series, any Person who has guaranteed the obligations of Issuer under the applicable indenture until released from its Note Guarantee pursuant to the provisions of the applicable indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices,

and any guarantee in respect thereof.

“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of Issuer that at any time has less than the greater of (x) $250.0 million in Total Assets or (y) Total Assets accounting for 0.33% of Issuer’s Total Assets; provided that the aggregate Total Assets of all Immaterial Subsidiaries shall not at any time exceed the greater of (x) $750.0 million and (y) 1.00% of Issuer’s Total Assets.

“Incremental Term Loan Facility” means the secured term loan facility entered into by Issuer pursuant to the Term Loan Credit Agreement, as amended by that certain First Incremental Facility Amendment, dated as of December 29, 2016, by and among Parent, Deutsche Bank AG New York Branch, as administrative agent, the guarantors party thereto and DT, as the initial incremental term loan lender, and that certain Second Incremental Facility Amendment, dated as of January 25, 2017, by and among Parent, Deutsche Bank, AG New York Branch, as administrative agent, the guarantors party thereto and DT.

“Indebtedness” means, with respect to any specified Person, without duplication,

(1)	any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)	in respect of banker’s acceptances;

(d)	representing Capital Lease Obligations;

(e)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(f)	representing any Hedging Obligations; and

(2)	any financial liabilities recorded in respect of the upfront proceeds received in connection with the Towers Transaction,

in each case, if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles (or in the application thereof) after the Closing Date be deemed to be an incurrence of Indebtedness for any purpose under the indenture. The amount of any Indebtedness shall be determined in accordance with the last paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. If Issuer or any Restricted Subsidiary of Issuer sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Issuer, Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Issuer or any Subsidiary of Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments” as of the date the acquisition of the acquired Person is consummated. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade” means

(1)	with respect to Moody’s (or any successor company acquiring all or substantially all of its assets), a rating of Baa3 (or its equivalent under any successor rating category of Moody’s) or better;

(2)	with respect to S&P (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of S&P) or better;

(3)	with respect to Fitch (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of Fitch) or better; and

(4)	if any Rating Agency ceases to exist or ceases to rate the notes for reasons outside of the control of Issuer, the equivalent investment grade credit rating for the notes from any other “nationally recognized statistical rating organization”, as such term is defined under Section 3(a)(62) of the Exchange Act, selected by Issuer as a replacement agency.

“ISIS Joint Venture” means Amended and Restated LLC Agreement of JVL Ventures, LLC dated October 1, 2010, as amended.

“Issue Date” means the effective date of the Board Resolution, officers’ certificate or supplemental indenture pursuant to which the first series of DT Notes was issued under the base indenture, or April 28, 2013.

“January 2018 Notes Redemption” means the redemption in full by Issuer of its then-outstanding 6.125% Senior Notes due 2022 that occurred on January 16, 2018.

“Layer3 Entities” means Layer3 TV, Inc. and its subsidiaries.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof.

“Merger” means the merger of MetroPCS Wireless, Inc. with and into Issuer with Issuer as the surviving Person, pursuant to the Business Combination Agreement.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Equity Proceeds” means the net cash proceeds received by Issuer since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Issuer (other than Disqualified Stock).

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding, however:

(1)	any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with: (a) dispositions of assets (other than in the ordinary course of business); or (b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any items deemed to be cash pursuant to clause (2)(a) of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”), net of all costs relating to such Asset Sale, including (a) legal, accounting and investment banking fees, finder’s fees, sales commissions, employee severance costs, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and (e) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by Issuer or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Issuer or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“New Markets” means the collective reference to any wireless telephone markets other than the metropolitan areas of Las Vegas, Nevada; Los Angeles, San Francisco and Sacramento, California; Detroit, Michigan; Dallas/Fort Worth, Texas; Tampa/Sarasota, Orlando, Miami and Jacksonville, Florida; Atlanta, Georgia; Philadelphia, Pennsylvania; New York, New York; Boston, Massachusetts; and Hartford, Connecticut.

“New Market Losses” means, for any period, to the extent such losses were deducted in computing such Consolidated Net Income during the applicable period, an amount equal to any extraordinary loss plus any net loss (without duplication) realized by Issuer or any of its Restricted Subsidiaries incurred in connection with construction, launch and operations in any New Market for such period, so long as such net losses are incurred on or prior to the fourth anniversary after the initial commencement of commercial operations in the applicable New Market.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), subject to customary “bad-boy” exceptions, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Issuer or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of obligations of Issuer under the indenture and the notes of any series, executed in accordance with the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, cash collateral obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock purchased by Issuer in connection with the issuance of any Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, does not exceed the net cash proceeds received by Issuer from the sale of such Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” means those businesses in which Issuer and its Subsidiaries were engaged on the Closing Date, or any business similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof, or any business reasonably related to the telecommunications industry, and the acquisition, holding or exploitation of any license relating to the delivery of those services.

“Permitted Holder” means (i) DT and (ii) any direct or indirect Subsidiary of DT.

“Permitted Investments” means:

(1)	any Investment in Issuer or in any Restricted Subsidiary of Issuer;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Issuer or any Restricted Subsidiary of Issuer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Issuer; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Issuer or a Restricted Subsidiary of Issuer;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Issuer or Equity Interests of Parent;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are no Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of Issuer or any Restricted Subsidiary of Issuer in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(9)	any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) the notes, and any additional notes of the same series, (ii) the DT Notes, and any additional notes of the same series, and any Exchange Notes (as defined in the base indenture) relating thereto, (iii) any of the $1.75B Notes or (iv) any other Indebtedness that is pari passu with the notes;

(10)	advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business of Issuer or any of its Restricted Subsidiaries;

(11)	Investments existing on the Closing Date, including Investments held by MetroPCS Wireless, Inc., Issuer and their Subsidiaries immediately prior to the Merger;

(12)	Investments in the ISIS Joint Venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Closing Date that are at that time outstanding, not to exceed $300.0 million;

(13)	Permitted Bond Hedge Transactions which constitute Investments;

(14)	(a) Permitted Joint Venture Investments, and (b) other Investments in any Person other than an Affiliate of Issuer (excluding any Person that is an Affiliate of Issuer solely by reason of Parent’s ownership, directly or indirectly, of Equity Interests or Parent’s control, of such Person or which becomes an Affiliate as a result of such Investment), to the extent such Investment under (a) or (b) has an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed 12.5% of Issuer’s Total Assets on the date of such Investment;

(15)	Investments in a Person primarily engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the Closing Date that are at that time outstanding, not to exceed $250.0 million;

(16)	guarantees permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(17)	deposits or payments made with the FCC in connection with the auction or licensing of Governmental Authorizations;

(18)	any Investment deemed made from time to time pursuant to the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” in connection with a Specified Unrestricted Subsidiary Designation, in an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in the Subsidiaries designated as Unrestricted Subsidiaries pursuant to such Specified Unrestricted Subsidiary Designation, but only to the extent not in excess of the aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in such designated Subsidiaries as of the Closing Date (for this purpose, it shall be assumed, as regards to Investments in any Designated Tower Entity, that all wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets of Issuer and its Subsidiaries subject to the Towers Transaction that are contemplated to be transferred to the Designated Tower Entities in accordance with the terms of the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013, had been transferred to the Designated Tower Entities, whether or not all such transfers have in fact then taken place, but disregarding any transfers of assets not part of the Towers Transaction as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013);

(19)	any other Investments made in connection with the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013; and

(20)	other Investments; provided that the Debt to Cash Flow Ratio calculated on a pro forma basis in the manner described in the definition of “Debt to Cash Flow Ratio” after giving effect to such Investment would be equal to or less than 3.50 to 1.00.

Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment.

“Permitted Joint Venture Investment” means, with respect to any specified Person, Investments in any other Person engaged in a Permitted Business of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Liens” means:

(1)

Liens securing Indebtedness and other Obligations under Credit Facilities and/or securing Hedging Obligations related thereto permitted by clauses (1), (8) and (19) of the second paragraph of the covenant titled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred

Stock,” provided that any secured Permitted Refinancing Indebtedness incurred in respect of Indebtedness or other Obligations previously secured pursuant to this clause (1) will be treated as Indebtedness secured pursuant to this clause (1) in making any determination as to whether additional Indebtedness or other Obligations may be secured pursuant to this clause (1);

(2)	Liens in favor of Issuer or the Guarantors;

(3)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with Issuer or any Subsidiary of Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with Issuer or the Subsidiary;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Issuer or any Subsidiary of Issuer; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(5)	(a) bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, and (b) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant titled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) acquired with or financed by such Indebtedness;

(7)	Liens existing on the Closing Date (including Liens on the assets of MetroPCS Wireless, Inc. and its Subsidiaries existing immediately prior to the Merger);

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law or contract, such as carriers’, warehousemen’s, suppliers’, vendors’, construction, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens arising by reason of a judgment, attachment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(12)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) any amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)	(a) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (b) spectrum leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (c) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(15)	Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of Issuer or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(16)	Liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee;

(17)	Liens on cash or Cash Equivalents securing (a) worker’s compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, indemnity bonds, specific performance or injunctive relief bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any Guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business or (b) letters of credit required to be issued for the benefit of any Person that controls a Permitted Joint Venture Investment to secure any put right for the benefit of the Person controlling the Permitted Joint Venture Investment;

(18)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into in the ordinary course of business covering only the property under lease (plus improvements and accessions to such property and proceeds or distributions of such property and improvements and accessions thereto);

(19)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense entered into in the ordinary course of business;

(20)	Liens on cash or Cash Equivalents on deposit to secure reimbursement obligations under letters of credit incurred in the ordinary course of business;

(21)	Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Person that is a Permitted Joint Venture Investment owned by Issuer or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Person;

(22)	Liens arising under operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business that are customary in the Permitted Business, and applicable only to the assets that are the subject of such agreements or contracts;

(23)	Liens securing Hedging Obligations;

(24)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(25)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(27)	Liens securing any arrangement for treasury, depositary or cash management services provided to Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(28)	Liens with respect to obligations that do not exceed at any time the greater of (x) $500.0 million and (y) 1.0% of Issuer’s Total Assets at such time;

(29)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; and

(30)	Liens, if any, incurred in connection with the Towers Transaction.

“Permitted MetroPCS Notes” shall have the meaning assigned to such term in the Business Combination Agreement.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1)	payments to Parent to permit Parent to pay reasonable accounting, legal, investment banking fees and administrative expenses of Parent when due; and

(2)	for so long as Issuer is a member of a group filing a consolidated or combined tax return with Parent, payments to Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Issuer and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Issuer would owe if Issuer were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Issuer and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority.

“Permitted Refinancing Indebtedness” means any Indebtedness of Issuer or any of its Restricted Subsidiaries, any Disqualified Stock of Issuer or any Preferred Stock of any Restricted Subsidiary issued (a) in exchange for, or the net proceeds of which are used to, extend the maturity renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness of Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of Issuer or any Preferred Stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of Issuer or Preferred Stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(1)	the principal amount or, in the case of Disqualified Stock or Preferred Stock, liquidation preference, of the Indebtedness, Disqualified Stock or Preferred Stock so Refinanced (plus, in the case of Indebtedness, the amount of accrued interest and premium, if any paid in connection therewith), and

(2)	if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing;

in each case, except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that such excess principal amount of Indebtedness shall be deemed to be incurred under such other provision.

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or Preferred Stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1)

such Indebtedness, Disqualified Stock or Preferred Stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted

Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced;

(2)	if the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced is contractually subordinated in right of payment to the notes, such Indebtedness, Disqualified Stock or Preferred Stock is contractually subordinated in right of payment to, the notes, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced at the time of the Refinancing; and

(3)	such Indebtedness or Disqualified Stock is incurred or issued by Issuer or such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or Preferred Stock being Refinanced, or a Restricted Subsidiary of such obligor or issuer.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or payments upon liquidation.

“Rating Agency” means each of Moody’s, S&P, Fitch and, if any of Moody’s, S&P or Fitch ceases to exist or ceases to rate the notes of the applicable series for reasons outside of the control of Issuer, any other “nationally recognized statistical rating organization” as such term is defined under Section 3(a)(62) of the Exchange Act selected by Issuer as a replacement agency.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by Issuer or a shareholder of Issuer as applicable, to effect a Change of Control or (b) the occurrence thereof and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the notes of the applicable series, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Reinsurance Entity” means TMUS Assurance Corporation, a Hawaii corporation and any successor thereto.

“Replacement Assets” means: (i) capital expenditures with respect to any assets, (ii) other assets that will be used or useful in a Permitted Business, (iii) all or substantially all of the assets of a Permitted Business, (iv) Voting Stock of any Person engaged in a Permitted Business that, when taken together with all other Voting Stock of such Person owned by Issuer and its Restricted Subsidiaries, constitutes a majority of the Voting Stock of such Person and such Person will become a Restricted Subsidiary on the date of the acquisition thereof or (v) deposits or payments to acquire FCC Licenses.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

“Revolving Credit Facilities” means the revolving credit facilities entered into by Issuer pursuant to the Unsecured Revolving Credit Agreement, dated as of December 29, 2016, by and among Issuer, Parent, and DT, as administrative agent and lender, and the Senior Secured Revolving Credit Agreement, dated as of December 29, 2016, by and among Issuer, Parent and DT, as administrative agent, collateral agent and lender.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Secured Debt to Cash Flow Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date that is secured by a Lien, less cash and Cash Equivalents, to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

For purposes of making the computation referred to above, the Secured Debt to Cash Flow Ratio shall be calculated on a pro forma basis in the manner described in the second paragraph of the definition of “Debt to Cash Flow Ratio.”

“Senior Notes Election” shall have the meaning assigned to such term in the Unsecured Revolving Credit Agreement, dated as of December 29, 2016, by and among Issuer, Parent, and DT, as administrative agent and lender, and the Senior Secured Revolving Credit Agreement, dated as of December 29, 2016, by and among Issuer, Parent and DT, as administrative agent, collateral agent and lender.

“September 2010 Senior Notes Indenture” means the Indenture, dated as of September 21, 2010, as supplemented by the Second Supplemental Indenture, dated November 17, 2010, among MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as supplemented by the Fourth Supplemental Indenture, dated as of December 23, 2010, by MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by the December 2012 Senior Notes Sixth Supplemental Indenture, as further supplemented by the Seventh Supplemental Indenture, dated as of May 1, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by the Eighth Supplemental Indenture, dated as of July 15, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by that certain Ninth Supplemental Indenture, dated as of August 11, 2014, among T-Mobile USA, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as further supplemented by that certain Tenth Supplemental Indenture, dated as of September 28, 2015, among T-Mobile USA, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, and as further supplemented by that certain Eleventh Supplemental Indenture, dated as of August 30, 2016, among T-Mobile USA, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee.

“Series Issue Date” means, with respect to a series of notes, the effective date of the Board Resolution, officers’ certificate or supplemental indenture pursuant to which the notes of such series are first issued.

“Series Issue Date Existing Indebtedness” means, with respect to a series of notes, the notes of any series issued under the base indenture and in existence on the applicable Series Issue Date for such series of notes (including the DT Notes) (and any “Exchange Notes” (as defined in the base indenture) relating thereto) and, in each case, the related Note Guarantees (other than the notes of such series issued on the Series Issue Date), including, for the avoidance of doubt, the Existing Senior Notes.

“Significant Subsidiary” means any Restricted Subsidiary that as of the end of the most recent fiscal quarter for which financial statements are available, would be a “significant subsidiary” as defined in Article 1, Rule-102 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“Specified Issuer Indebtedness” means any Indebtedness of Issuer in a principal amount of $250 million or more.

“Specified Unrestricted Subsidiary Designation” has the meaning assigned to such term in the covenant described above under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.”

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means:

(1)	with respect to Issuer, any Indebtedness of Issuer which is by its terms subordinated in right of payment to the notes of the applicable series; and

(2)	with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to such Guarantor’s Guarantee of the notes of the applicable series.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantors” means, collectively, the Guarantors that are Subsidiaries of Issuer.

“Term Loan Credit Agreement” means that certain credit agreement dated November 9, 2015 by and among Issuer, the several lenders party thereto and Deutsche Bank AG New York Branch as administrative agent and collateral agent, as amended by that certain First Incremental Facility Amendment, dated as of December 29, 2016, by and among Parent, Deutsche Bank AG New York Branch, as administrative agent, the guarantors party thereto and DT, as the initial incremental term loan lender, and that certain Second Incremental Facility Amendment, dated as of January 25, 2017, by and among Parent, Deutsche Bank, AG New York Branch, as administrative agent, the guarantors party thereto and DT, including any notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“TMUS Working Capital Facility” shall have the meaning assigned to such term in the Business Combination Agreement.

“Total Assets” means the consolidated total assets of a Person and its Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP.

“Towers Transaction” means the transactions contemplated by the Towers Transaction Agreements.

“Towers Transaction Agreements” means: (i) the Master Agreement, dated as of September 28, 2012 (as the same may be amended, modified or supplemented from time to time), among Issuer, Crown Castle International Corp., a Delaware corporation, and certain Subsidiaries of Issuer; and (ii) each of the or the transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Transactions” means (i) the Merger, (ii) the offering of the Permitted MetroPCS Notes and the DT Notes and the incurrence of the TMUS Working Capital Facility, (iii) the refinancing of Existing Indebtedness on or prior to the Closing Date, (iv) “the Cash Payment” and the “MetroPCS Reverse Stock Split,” each as defined in the Business Combination Agreement, and (v) all other transactions consummated in connection therewith.

“Treasury Rate” means,

(1)	with respect to the 2026 notes and any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published (or the relevant information is no longer published therein), any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 1, 2021; provided, however, that if the period from such redemption date to February 1, 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Issuer will (1) calculate the Treasury Rate on the third business day preceding the applicable redemption date and (2) prior to such redemption date file with the trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail; and

(2)	with respect to the 2028 notes and any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published (or the relevant information is no longer published therein), any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 1, 2023; provided, however, that if the period from such redemption date to February 1, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Issuer will (1) calculate the Treasury Rate on the third business day preceding the applicable redemption date and (2) prior to such redemption date file with the trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means any Subsidiary of Issuer that is designated by the Board of Directors of Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that:

(1)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” such Subsidiary is not party to any agreement, contract, arrangement or understanding with Issuer or any Restricted Subsidiary of Issuer unless the terms of any such agreement, contract, arrangement or understanding are, taken as a whole, no less favorable to Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Issuer;

(2)	such Subsidiary does not hold any Liens on any property of Parent, Issuer or any of its Restricted Subsidiaries; and

(3)	such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Issuer or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person. Except if expressly otherwise specified, Wholly-Owned Subsidiary means a Wholly-Owned Subsidiary of Issuer.

BOOK-ENTRY SYSTEM; DELIVERY AND FORM

The notes of each series will be deposited with the trustee on behalf of The Depository Trust Company (the “Depositary”), in the form of one or more global notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (the Depositary’s nominee) or such other name as may be requested by an authorized representative of the Depositary. So long as the Depositary or its nominee is the registered owner of a global note, the Depositary or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture governing the notes and under the notes of the applicable series. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes of the applicable series for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of the Depositary and, if that holder is not a direct participant in the Depositary, on the procedures of the participant through which that holder owns its interest, to receive any payments on or a note or to exercise any rights of a holder of notes under the indenture or the global note.

As long as the Depositary is the depositary for the notes of the relevant series, you may hold interests in the notes of such series through participants in the Depositary, including Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”). Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the Depositary’s books. The trustee has no liability or responsibility for the action or inaction of DTC or any other depositary.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in the Depositary, on the other hand, would also be subject to the rules and procedures of the Depositary.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both the Depositary and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

If the Depositary notifies us at any time that it is unwilling or unable to continue as Depositary and a successor Depositary is not appointed within 120 days of such notice or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor Depositary is not appointed within 120 days, we will issue notes in certificated form in exchange for global notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws, are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a beneficial owner of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to beneficial owners who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold for money to investors, other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This discussion does not address all U.S. federal income tax consequences relevant to a beneficial owner’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to beneficial owners subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion, constructive sale, wash sale or other integrated transaction;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities or currencies;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	an accrual method taxpayer for U.S. federal income tax purposes required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein); and

•	tax-exempt entities, retirement plans, individual retirement accounts, tax-deferred accounts, and governmental organizations.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, entities or arrangements classified as partnerships for U.S. federal income tax purposes considering an investment in the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Interest

Interest on a note generally will be included in a U.S. Holder’s gross income and taxed as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss, if any, on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income in the manner described above under “—Payments of Interest”) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount the U.S. Holder paid for the note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder generally will be subject to information reporting and backup withholding when such holder receives payments of interest on a note or receives proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt entities, provided that such U.S. Holders furnish appropriate evidence of exemption. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number, or otherwise comply with the requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

Payments of Interest

Subject to the discussions of backup withholding and FATCA below, interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax or withholding tax provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership (as provided in the Code);

•	the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	the Non-U.S. Holder provides a signed written statement on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), which can be reliably associated with the Non-U.S. Holder, certifying that the Non-U.S. Holder is not a United States person to (1) the applicable withholding agent, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder and certifies to the applicable withholding agent (directly or through one or more similarly situated financial institutions) that it has received from the Non-U.S. Holder the signed written statement described above and provides a copy of such statement; or (3) a “qualified intermediary” (within the meaning of applicable Treasury Regulations), provided that certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements described above, such Non-U.S. Holder will be subject to a U.S. federal withholding tax of 30% (or such lower rate specified by an applicable income tax treaty) on interest that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. To claim an entitlement to a reduction in or exemption from withholding on such interest as a result of an applicable tax treaty, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above, unless an applicable income tax treaty provides otherwise. To claim the exemption, the Non-

U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or other applicable form), certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates in the same manner as if the Non-U.S. Holder were a U.S. person, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically.

Sale or Other Taxable Disposition

Subject to the discussions of backup withholding and FATCA below, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (excluding any amount allocable to accrued and unpaid interest, which generally will be treated as interest subject to the rules discussed above in “—Payments of Interest”) unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates in the same manner as if the Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits, as adjusted for certain items.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (even though the individual is not considered a resident of the United States), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the holder certifies its non-U.S. status as described above under “—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will be subject to backup withholding and/or information reporting, unless the applicable withholding agent receives the statement described above or the beneficial owner otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Sections 1471 to 1474 of the Code and related Treasury guidance (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) generally impose U.S. federal withholding tax at a 30% rate on payments made to non-U.S. entities (whether such entities are the beneficial owners or intermediaries) of U.S. source interest (including interest on the notes) and, after December 31, 2018, gross proceeds from the sale or other disposition (including a retirement or redemption) of an obligation that produces U.S.-source interest (including a disposition of the notes). This obligation applies unless the foreign entity complies with (1) certain information reporting requirements regarding its U.S. account holders and U.S. owners and (2) certain withholding obligations regarding certain payments to its account holders and certain other persons, or the foreign entity otherwise qualifies for an exemption from these rules. Accordingly, the entity through which a U.S. Holder or a Non-U.S. Holder holds its notes will affect the determination of whether such withholding is required. We will not pay additional amounts to U.S. Holders or Non-U.S. Holders in respect of amounts withheld under FATCA. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

UNDERWRITING

Deutsche Bank Securities Inc. is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase, the principal amount of notes set forth opposite its name below.

	Principal Amount
Underwriter	2026 Notes	2028 Notes
Deutsche Bank Securities Inc.	$500,000,000	$750,000,000
Barclays Capital Inc.	166,667,000	250,000,000
J.P. Morgan Securities LLC	166,667,000	250,000,000
Morgan Stanley & Co. LLC	166,666,000	250,000,000

Total	$1,000,000,000	$1,500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price or any other term of the offering may be changed. The underwriters may offer and sell notes through certain of their affiliates.

We estimate that our costs, fees and expenses in connection with this offering, other than underwriting discounts and commissions, will be $3.5 million.

No Market for the Notes

There is no established trading market for the notes. The notes will not be listed on any national securities exchange or included on any automated dealer quotation system. The Issuer has been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. No assurance can be given as to liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about January 25, 2018, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales.

Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither the Issuer nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither the Issuer nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research and principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. We intend to use the net proceeds from this offering to redeem certain existing notes, with the balance to be used for general corporate purposes, including partial paydown of borrowings under the Secured Revolving Credit Facility. Certain of the underwriters and/or their respective affiliates own a portion of such existing notes, and will therefore receive a portion of the net proceeds from this offering used to redeem such notes.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(1)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(3)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression of an “offer of notes” to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC, (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

The notes are not intended to be offered, sold or otherwise made available, and should not be offered, sold or otherwise made available by any person, to any retail investor in the European Economic Area. For the purposes of this provision:

•	the expression “retail investor” means a person who is one (or more) of the following:

•	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

•	a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

•	not a qualified investor as defined in Directive 2003/71/EC (as amended); and

•	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Consequently no key information document as would be required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented and agreed that:

(1)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(2)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective ERISA Investors

Each purchaser of notes pursuant to this prospectus supplement and the accompanying prospectus that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan, individual retirement account (“IRA”) or other arrangement subject to Section 4975 of Code or (3) an entity deemed to hold “plan assets” of any such employee benefit plan or arrangement, by acceptance of any notes, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the notes and that such fiduciary:

(1) is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control (excluding, if the purchaser is an IRA, the owner or a relative of the owner of the IRA) as specified in 29 CFR Section 2510.3-21(c)(1)(i);

(2) is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of the Issuer, the underwriters and their respective affiliates (the “Transaction Parties”);

(3) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties contemplated by this prospectus supplement and the accompanying prospectus (the “Transactions”);

(4) has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the Transactions;

(5) is a “fiduciary” under Section 3(21)(a) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the Transactions; and

(6) understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus supplement and the accompanying prospectus; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the Transactions.

LEGAL MATTERS

Certain legal matters with respect to the issuance of the notes offered hereby will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, and for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Current Report on Form 8-K filed on January 22, 2018 for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC, as amended. That registration statement contains more information than this prospectus supplement and the accompanying prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed below or from the SEC’s website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings with the SEC are also available on our website at www.T-Mobile.com. The information on our website is not incorporated by reference in this prospectus supplement and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Parent’s Annual Report on Form 10-K for the year ended December 31, 2016 (filed with the SEC on February 14, 2017), as revised by Parent’s Current Report on Form 8-K filed with the SEC on January 22, 2018 which revised Part II, Items 6, 7 and 8 as and to the extent reflected in Exhibit 99.1 to such Current Report on Form 8-K;

•	Parent’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 (filed with the SEC on April 24, 2017), June 30, 2017 (filed with the SEC on July 20, 2017) and September 30, 2017 (filed with the SEC on October 23, 2017);

•	Parent’s Current Reports on Form 8-K filed with the SEC on January 25, 2017, February 24, 2017, March 16, 2017, March 28, 2017, April 13, 2017, April 28, 2017, May 9, 2017, June 13, 2017, July 27, 2017, September 19, 2017, December 6, 2017, December 22, 2017 and January 22, 2018; and

•	Parent’s Proxy Statement on Schedule 14A filed with the SEC on April 27, 2017, to the extent specifically incorporated by reference into Part III of Parent’s Annual Report on Form 10-K for the year ended December 31, 2016.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

David A. Miller

Executive Vice President, General Counsel and Secretary

T-Mobile US, Inc.

12920 SE 38th Street Bellevue, Washington 98006

(425) 383-4000

PROSPECTUS

T-MOBILE US, INC.

Common Stock

Preferred Stock

Guarantees of Debt Securities of T-Mobile USA, Inc.

Warrants

Depositary Shares

Purchase Contracts

Units

T-MOBILE USA, INC.

Debt Securities

T-Mobile US, Inc., a Delaware corporation, and its wholly-owned subsidiary, T-Mobile USA, Inc., a Delaware corporation, may, from time to time, offer to sell, in one or more offerings, the securities described in this prospectus. In addition, selling securityholders who may be named in a prospectus supplement may offer and sell from time to time securities in such amounts as set forth in such prospectus supplement. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

The securities may be sold to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. See “Plan of Distribution.”

The common stock of T-Mobile US, Inc. is listed on the NASDAQ Global Select Market under the symbol “TMUS.”

Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus, and any applicable prospectus supplement, and in the documents which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 25, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we and/or certain selling securityholders may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or certain selling securityholders may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices, and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus does not contain all the information provided in the registration statement filed with the SEC. You should carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Information Incorporated By Reference” before you make an investment decision.

You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Information Incorporated By Reference.”

This prospectus and any accompanying prospectus supplement may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

In this prospectus, unless the context indicates otherwise, references to “T-Mobile,” the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. T-Mobile US, Inc. has no operations separate from its investment in T-Mobile USA, Inc. (“T-Mobile USA”). Accordingly, unless otherwise noted, all of the financial information in this prospectus is presented on a consolidated basis of T-Mobile. References to “you” refers to a prospective investor.

ABOUT US

We are the Un-carrier™. Un-satisfied with the status quo. Un-afraid to innovate. T-Mobile is the fastest growing wireless company in the U.S. based on customer growth in 2015. T-Mobile provides wireless communications services, including voice, messaging and data, to over 63 million customers (as of December 31, 2015) in the postpaid, prepaid and wholesale markets. The Un-carrier proposition is an approach that seeks to listen to the customer, address their pain points, bring innovation to the industry and improve the wireless experience for all. In practice, this means offering our customers a great service on a nationwide 4G Long-Term Evolution (“LTE”) network, offering devices when and how our customers want them, and providing plans that are simple, affordable and without unnecessary restrictions. Going forward, we will continue to listen and respond to our customers, refine and improve the Un-carrier proposition and deliver the best value experience in the industry.

We generate revenue by offering affordable wireless communication services to our postpaid, prepaid and wholesale customers, as well as a wide selection of wireless devices and accessories. Our most significant expenses are related to acquiring and retaining high-quality customers, providing a full range of devices, compensating employees, and operating and expanding our network. We provide service, devices and accessories across our flagship brands, T-Mobile and MetroPCS, through our owned and operated retail stores, third party distributors and our websites.

Our corporate headquarters and principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006. Our telephone number is (425) 378-4000.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any applicable prospectus supplement, as well as other information in this prospectus and any applicable prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings with the SEC are also available on our website at www.t-mobile.com. The information on our website is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus and any prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included in a furnished exhibit):

•	Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 17, 2016 (including portions of our definitive proxy statement on Schedule 14A for the 2016 annual meeting of stockholders to the extent specifically incorporated by reference in such Annual Report on Form 10-K);

•	Current Reports on Form 8-K filed with the SEC on February 19, 2016, March 7, 2016, and April 1, 2016; and

•	The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on October 26, 2015 including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

David A. Miller

Executive Vice President, General Counsel and Secretary

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

(425) 383-4000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, the documents incorporated by reference or our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our possible or assumed future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipates,” “believes,” “estimates,” “expects,” or similar expressions.

Forward-looking statements are based on current expectations and assumptions which are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The following important factors, among others, along with the factors identified under “Risk Factors” and the risk factors incorporated by reference herein, could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements:

•	adverse conditions in the U.S. and international economies or disruptions to the credit and financial markets;

•	competition in the wireless services market;

•	challenges in implementing our business strategies or funding our wireless operations, including payment for additional spectrum, network upgrades and technological advancements;

•	the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms;

•	difficulties in managing growth in wireless data services, including network quality;

•	material changes in available technology;

•	the timing, scope and financial impact of our deployment of advanced network and business technologies;

•	the impact on our networks and business from major technology equipment failures;

•	breaches of our and/or our third party vendors’ networks, information technology and data security;

•	natural disasters, terrorist attacks or similar incidents;

•	existing or future litigation;

•	any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks;

•	any disruption of our key suppliers’ provisioning of products or services;

•	material adverse changes in labor matters, including labor negotiations or additional organizing activity, and any resulting financial and/or operational impact;

•	the ability to make payments on our debt or to repay our existing indebtedness when due;

•	adverse change in the ratings of our debt securities by nationally accredited rating organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing;

•	changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and

•	changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions.

Additional information concerning these and other risk factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2015 and in the other documents incorporated herein by reference.

Forward-looking statements in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference speak only as of the date of this prospectus, the applicable prospectus supplement or the applicable document incorporated by reference (or such earlier date as may be specified in the applicable prospectus supplement or other document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release any revision to these forward-looking statements, except as required by law. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.

You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities by us described in this prospectus for general corporate purposes, which could include working capital, capital expenditures, the repayment or refinancing, in whole or in part, of debt, acquisition of additional spectrum, asset or business acquisitions, repurchase, redemption or retirement of securities, corporate development opportunities and future technology initiatives. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for each of the last five years.

	Year Ended December 31,
	2011		2012		2013	2014	2015
Ratio of earnings to fixed charges	—	(3)	—	(3)	1.06x	1.17x	1.30x
Ratio of earnings to combined fixed charges and preferred stock dividends (1)(2)	—	(3)	—	(3)	1.06x	1.17x	1.27x

(1)	For purposes of calculating the ratio of (a) earnings to fixed charges and (b) earnings to combined fixed charges and preferred stock dividends, earnings available for fixed charges consists of income (loss) before income taxes and earnings from unconsolidated affiliates plus fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges include interest expense including capitalized interest and the portion of operating rental expense that management believes is representative of the appropriate interest component of rental expense. The portion of total rental expense that represents the interest factor is estimated to be 33%. Preferred stock dividends consist of the amount of pre-tax earnings that is required to pay dividends.
(2)	For periods prior to the completion of the business combination between T-Mobile USA and MetroPCS Communications, Inc., on April 30, 2013 (the “Business Combination Transaction”), the ratio represents only T-Mobile USA as the accounting acquirer in the Business Combination Transaction.
(3)	The ratio coverage for the years ended December 31, 2012 and 2011 was less than 1:1 in each of these periods. T-Mobile USA would have needed to generate additional earnings of $7.0 billion and $4.9 billion in the years ended December 31, 2012 and 2011, respectively, to achieve a coverage ratio of 1:1 in each of these periods.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

We may issue debt securities and guarantees of debt securities. We will set forth in the accompanying prospectus supplement a description of the debt securities and guarantees of debt securities that may be offered under this prospectus. The applicable prospectus supplement and other offering material relating to such offering will describe the specific terms relating to the series of debt securities and guarantees being offered, including a description of the material terms of the indenture (and any supplemental indentures) governing such series. These terms may include the following:

•	the title of the series of the offered debt securities;

•	the price or prices at which the offered debt securities will be issued;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the date or dates on which the principal of the offered debt securities will be payable;

•	the rate or rates (which may be fixed or variable) per year at which the offered debt securities will bear interest, if any, or the method of determining the rate or rates and the date or dates from which interest, if any, will accrue;

•	if the amount of principal, premium or interest with respect to the offered debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which these amounts will be determined;

•	the date or dates on which interest, if any, on the offered debt securities will be payable and the regular record dates for the payment thereof;

•	the place or places, if any, in addition to or instead of the corporate trust office of the trustee, where the principal, premium and interest with respect to the offered debt securities will be payable;

•	the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, pursuant to optional redemption provisions;

•	the terms on which we would be required to redeem or purchase the offered debt securities pursuant to any sinking fund or similar provision, and the period or periods within which, the price or prices at which and the terms and conditions on which the offered debt securities will be so redeemed and purchased in whole or in part;

•	the denominations in which the offered debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000;

•	the form of the offered debt securities and whether the offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	the portion of the principal amount of the offered debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount;

•	if other than U.S. dollars, the currency or currencies in which the offered debt securities will be denominated and payable, and the holders’ rights, if any, to elect payment in a foreign currency or a foreign currency unit other than that in which the offered debt securities are otherwise payable;

•	whether the offered debt securities will be issued with guarantees and, if so, the terms of any guarantee of the payment of principal and interest with respect to the offered debt securities;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

•	whether the offered debt securities will be convertible or exchangeable into other securities, and if so, the terms and conditions upon which the offered debt securities will be convertible or exchangeable;

•	whether the offered debt securities will be senior or subordinated debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the offered debt securities; and

•	any other specific terms of the offered debt securities.

DESCRIPTION OF CAPITAL STOCK

The following describes our common stock, preferred stock, certificate of incorporation and bylaws that are presently in effect, the Stockholder’s Agreement, dated as of April 30, 2013, that we have entered into with Deutsche Telekom AG (“Deutsche Telekom”) (such agreement, the “Stockholder’s Agreement”), and the Rights Agreement, dated as of March 29, 2007, as amended, that we have entered into with American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Plan”). This description is a summary only. We encourage you to read the complete text of such documents, which are incorporated by reference herein.

The authorized capital stock of T-Mobile US, Inc. consists of 1,000,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share, of which 20,000,000 shares have been designated and authorized as 5.50% mandatory convertible preferred stock, series A.

Common Stock

Holders of our common stock have the right to vote on every matter submitted to a vote of our stockholders other than any matter on which only the holders of preferred stock are entitled to vote separately as a class. There are no cumulative voting rights. Accordingly, holders of a majority of shares entitled to vote in an election of directors are able to elect all of the directors standing for election.

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock will share equally on a per share basis any dividends when, as and if declared by our board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of our liabilities and of the prior rights of any outstanding class of preferred stock. Our common stock carries no preemptive or other subscription rights to purchase shares of our common stock and is not convertible, assessable or entitled to the benefits of any sinking fund.

Redemption

Pursuant to our certificate of incorporation, if a holder of our common stock acquires additional shares of our common stock or otherwise is attributed with ownership of such shares that would cause us to violate FCC rules, we may, at the option of the board of directors, redeem from the holder or holders causing the violation of the FCC’s rules shares of our common stock sufficient to eliminate the violation.

The redemption price will be a price mutually determined by us and our stockholders, but if no agreement can be reached, the redemption price will be either:

•	75% of the fair market value of our common stock being redeemed, if the holder caused the FCC violation; or

•	100% of the fair market value of our common stock being redeemed, if the FCC violation was not caused by the holder.

The foregoing redemption rights do not apply to any shares of our common stock or preferred stock beneficially owned by Deutsche Telekom or any of its subsidiaries. If any waivers or approvals are required from the FCC in order for Deutsche Telekom or any of its subsidiaries to acquire or hold any shares of our common stock or preferred stock, Deutsche Telekom and any of its subsidiaries are required by the certificate of incorporation to cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.

Preferred Stock

Subject to the provisions of our certificate of incorporation and the limitations prescribed by law, our certificate of incorporation authorizes the board of directors to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, which may be superior to those of our common stock, without further vote or action by the stockholders. We currently have no shares of preferred stock outstanding.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result, protect the continuity of our management. The issuance of shares of preferred stock under the board of directors’ authority described above may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Series A Junior Preferred Stock

For purposes of the Rights Plan described below, the board of directors has designated 1,000,000 shares of preferred stock to constitute the series A junior participating preferred stock, par value $0.00001 per share (“Series A Junior Preferred Stock”). For a summary description of the Rights Plan, please read “—Rights Plan” below.

5.50% Mandatory Convertible Preferred Stock, Series A

We have authorized and issued 20,000,000 shares of 5.50% mandatory convertible preferred stock, Series A, par value $0.00001 per share (the “Series A Convertible Preferred Stock”). Subject to the rights of holders of any class or series of our capital stock ranking senior to the Series A Convertible Preferred Stock with respect to dividends, holders of shares of the Series A Convertible Preferred Stock are entitled to receive, when, as and if declared by our board of directors or an authorized committee of our board of directors and to the extent lawful, cumulative dividends at an annual rate of 5.50% of the initial liquidation preference of $50.00 per share of Series A Convertible Preferred Stock (equivalent to $2.75 per year per share), payable in cash, shares of common stock or any combination thereof.

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of shares of Series A Convertible Preferred Stock will be entitled to receive out of our assets available for distribution to our stockholders, subject to rights of our creditors, before any payment or distribution is made to holders of junior stock (including our common stock), payment in full of the amount of $50.00 per share of Series A Convertible Preferred Stock, plus an amount equal to any accrued and unpaid dividends, whether or not declared, on such shares to (but not including) the date fixed for liquidation, dissolution or winding up.

The Series A Convertible Preferred Stock is not redeemable. The holders of our Series A Convertible Preferred Stock do not have voting rights, except with respect to amendments or alterations to the terms of the Series A Convertible Preferred Stock, the authorization or issuance of any shares of capital stock (or securities convertible into or exchangeable or exercisable for such shares) that are senior to the Series A Convertible Preferred Stock with respect to dividends or the distribution of assets on liquidation or dissolution, the election of directors in the case of certain dividend arrearages, and except as specifically required under Delaware law.

Unless converted earlier, each outstanding share of our Series A Convertible Preferred Stock will convert automatically on December 15, 2017 (the “mandatory conversion date”) into a number of shares of our common stock equal to the conversion rate that will be not more than 1.9342 shares of our common stock and not less than 1.6119 shares of our common stock (depending upon the market value of our common stock at the time of such conversion), subject to customary anti-dilution adjustments. At any time prior to the mandatory conversion date, other than during certain fundamental changes, a holder of shares of our Series A Convertible Preferred Stock may elect to convert such shares in whole or in part, into shares of our common stock, at the minimum conversion rate of 1.6119 shares of our common stock of our Series A Convertible Preferred Stock, subject to customary anti-dilution adjustments. If certain fundamental changes involving our Company occur, a holder of shares of Series A Convertible Preferred Stock may elect to convert such shares into shares of common stock at a conversion rate between 1.6119 shares and 1.9342 shares (depending on the price per share of our common stock to be paid in the fundamental change), subject to customary anti-dilution adjustments, and receive a make-whole payment.

The Series A Preferred Stock is listed on the NASDAQ Global Select Market under the symbol “TMUSP”.

Rights Plan

We adopted a Rights Plan in March 2007, which we amended in October 2012. Under the Rights Plan, each share of our common stock includes one right to purchase one one-thousandth of a share of Series A Junior Preferred Stock. The rights will separate from our common stock and become exercisable (1) ten calendar days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of our outstanding common stock or (2) ten business days following the start of a tender offer or exchange offer that would result in a person’s acquiring beneficial ownership of 15% of our outstanding common stock. A 15% beneficial owner (other than Deutsche Telekom) is referred to as an “acquiring person” under the Rights Plan.

The board of directors can elect to delay the separation of the rights from our common stock beyond the ten-day periods referred to above. The Rights Plan also confers on the board of directors the discretion to increase or decrease the level of ownership that causes a person to become an acquiring person. Until the rights are separately distributed, the rights will not be evidenced by separate certificates and will be transferred with and only with our common stock certificates.

After the rights are separately distributed, each right will entitle the holder to purchase from us one one-thousandth of a share of Series A Junior Preferred Stock for a purchase price of $66.67. The rights will expire at the close of business on March 27, 2017, unless we redeem or exchange them earlier as described below.

If a person becomes an acquiring person, the rights will become rights to purchase shares of our common stock for one-half the current market price, as defined in the rights agreement, of our common stock. This occurrence is referred to as a “flip-in event” under the plan. After any flip-in event, all rights that are beneficially owned by an acquiring person, or by certain related parties, will be null and void. The board of directors will have the power to decide that a particular tender or exchange offer for all outstanding shares of our common stock is fair to and otherwise in the best interests of our stockholders. If the board of directors makes this determination, the purchase of shares under the offer will not be a flip-in event.

If, after there is an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of its assets, earning power or cash flow are sold or transferred, each holder of a right will have the right to purchase shares of the common stock of the acquiring company at a price of one-half the current market price of that stock. This occurrence is referred to as a “flip-over event” under the plan. An acquiring person will not be entitled to exercise its rights, which will have become void.

Until ten days after the announcement that a person has become an acquiring person, the board of directors may decide to redeem the rights at a price of $0.001 per right, payable in cash, shares of our common stock or other consideration. The rights will not be exercisable after a flip-in event until the rights are no longer redeemable.

At any time after a flip-in event and prior to either a person’s becoming the beneficial owner of 50% or more of the shares of our common stock or a flip-over event, the board of directors may decide to exchange the rights for shares of our common stock on a one-for-one basis. Rights owned by an acquiring person that will have become void, will not be exchanged.

Other than provisions relating to the redemption price of the rights, the Rights Plan may be amended by the board of directors at any time that the rights are redeemable. Thereafter, the provisions of the Rights Plan other than the redemption price may be amended by the board of directors to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the Rights Plan. No amendment to lengthen the time period for redemption may be made if the rights are not redeemable at that time.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of the board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us even if the acquisition may be favorable to the interests of our stockholders. Because the board of directors can redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by the board of directors.

Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware law

We are a Delaware corporation and are subject to Delaware law, which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the person became an interested stockholder, unless:

•	before such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

•	at or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person:

•	who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting stock; or

•	who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation’s outstanding voting stock within three years.

The provisions of Delaware law described above along with our certificate of incorporation would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of our common stock or the removal of the incumbent board of directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of our Company, even though such an attempt might be beneficial to us and our stockholders.

Our Certificate of Incorporation and Bylaws

The following provisions of our certificate of incorporation and bylaws could be deemed to have an anti-takeover effect and could delay, defer or prevent a takeover attempt that a stockholder might consider to be in the stockholders’ best interests.

•	Advance notice of director nominations and matters to be acted upon at meetings. Our bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

•	Amendment to bylaws. Our certificate of incorporation provides that our bylaws may be amended upon the affirmative vote of the holders of shares having a majority of our voting power. Our certificate of incorporation also provides that our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

•	Special meeting of stockholders. Our certificate of incorporation provides that a special meeting of our stockholders (i) may be called by the chairman of the board or our chief executive officer and (ii) must be called by our secretary at the request of (a) a majority of our board of directors or (b) as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of our common stock, the holders of not less than 33- 1⁄3% of the voting power of all of the outstanding voting stock of our Company entitled to vote generally for the election of directors.

•	Board representation. Our certificate of incorporation (as well as the Stockholder’s Agreement described below) provides that Deutsche Telekom generally has the right to designate a number of Deutsche Telekom designees to our board of directors and any committees thereof equal to the percentage of our common stock beneficially owned by Deutsche Telekom multiplied by the number of directors on our board of directors (or the number of members of any committee thereof), in each case, rounded to the nearest whole number. These rights will remain in effect as long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of our common stock. Our certificate of incorporation provides that all of the directors of our board of directors are of one class and are elected annually.

•	Special approval rights. Our certificate of incorporation provides Deutsche Telekom with the same approval rights as are set forth in the Stockholder’s Agreement with respect to our ability to take certain actions (including, without limitation, changing the size of our board of directors or dispositions in excess of $1,000,000,000, or hiring or terminating without cause our chief executive officer) without Deutsche Telekom’s prior written consent as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock.

•	Authorized but unissued shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

•	Cumulative voting. Our certificate of incorporation does not permit cumulative voting in the election of directors. Instead, any election of directors will be decided by a plurality of the votes cast (in person or by proxy) by holders of our common stock.

Stockholder’s Agreement

Pursuant to the Stockholder’s Agreement, Deutsche Telekom has the right to designate a number of individuals to be nominees for election to our board of directors equal to the percentage of our common stock beneficially owned by Deutsche Telekom multiplied by the number of directors on our board rounded to the nearest whole number. In addition, we have agreed to include as members of each committee of our board of directors the number of Deutsche Telekom director designees equal to the percentage of common stock beneficially owned by Deutsche Telekom multiplied by the number of members of such committee, except to the extent that such membership would violate applicable law or stock exchange rules; provided that no committee may consist solely of directors designated by Deutsche Telekom. These rights will remain in effect as long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of our common stock. We and Deutsche Telekom have also each agreed to use our reasonable best efforts to cause at least three members of the board of directors to be considered “independent” under the rules of the SEC and under applicable listing standards.

In addition, pursuant to the Stockholder’s Agreement, as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock, we will not take certain actions without Deutsche Telekom’s prior written consent, including (a) incurring indebtedness above certain levels based on a specified debt to cash flow ratio, (b) taking any action that would cause a default under any instrument evidencing indebtedness of Deutsche Telekom or its affiliates, (c) acquiring or disposing of assets or entering into mergers or similar acquisitions in excess of $1,000,000,000, (d) changing the size of our board of directors, (e) issuing equity of 10% or more of the then outstanding number of shares of our common stock or to redeem debt held by Deutsche Telekom, (f) except as required by our organizational documents, repurchasing or redeeming equity securities or making any extraordinary or in-kind dividend other than on a pro rata basis or (g) making certain changes involving our chief executive officer. In addition, we have agreed that, without the prior written consent of Deutsche Telekom, we will not amend our certificate of incorporation and bylaws in any manner that could adversely affect Deutsche Telekom’s rights under the Stockholder’s Agreement as long Deutsche Telekom beneficially owns 5% or more of the outstanding shares of our common stock.

During the term of the Stockholder’s Agreement, Deutsche Telekom is not permitted to, and is required to cause the Deutsche Telekom designees then serving as directors on our board not to, support, enter into or vote in favor of any transaction between, or involving both (A) the Company and (B) Deutsche Telekom or an affiliate of Deutsche Telekom, unless such transaction is approved by a majority of the directors on the combined company’s board, which majority includes a majority of the disinterested directors. Such approval requirement has been waived with respect to any transaction that does not exceed $120,000 or that is unanimously approved by the audit committee of our board.

Pursuant to the Stockholder’s Agreement, Deutsche Telekom and its affiliates are prohibited from acquiring more than 80.1% of the outstanding shares of our common stock unless it makes an offer to acquire all of the then remaining outstanding shares of common stock at the same price and on the same terms and conditions as the proposed acquisition from all other stockholders of the Company, which is approved or accepted by disinterested directors or stockholders. Deutsche Telekom is also prohibited from transferring any shares of common stock in any other transaction that would result in the transferee owning more than 30% of the outstanding shares of common stock unless such transferee offers to acquire all of the then outstanding shares of common stock at the same price and on the same terms and conditions as the proposed transfer. The Stockholder’s Agreement also restricts Deutsche Telekom’s ability to compete with us in the United States, Puerto Rico and the territories and protectorates of the United States during the period beginning on April 30, 2013 and ending on the date that is two years after the date on which Deutsche Telekom beneficially owns less than 10% of the outstanding shares of our common stock.

Subject to specified limitations, Deutsche Telekom has the right to request that we file, from time to time, a registration statement or prospectus supplement to a registration statement for the resale of shares of our common stock and debt securities beneficially owned by Deutsche Telekom and acquired in connection with the Business Combination Transaction or in the future. In addition, Deutsche Telekom has piggyback registration rights with respect to any offering that we initiate. Any transferee of Deutsche Telekom who acquires at least 5% of either the registrable equity securities or the registrable debt securities pursuant to a transaction that is not registered under the Securities Act will be entitled to enjoy the same registration rights as Deutsche Telekom as long as the registrable securities held by such transferee may not be sold or disposed of pursuant to Rule 144 under the Securities Act without volume limitations.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws:

•	eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by Delaware law, except (i) for any breach of a director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit; and

•	indemnify directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary.

We believe that these provisions are necessary to attract and retain qualified directors and officers. We have also entered into separate indemnification agreements with each of our directors and officers under which we have agreed to indemnify, and to advance expenses to, each director and officer to the fullest extent permitted by applicable law with respect to liabilities they may incur in their capacities as directors and officers.

Director Removal

Our certificate of incorporation provides that, subject to certain rights of the holders of any preferred stock, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of our capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent. However, no director designated by Deutsche Telekom may be removed without the prior written consent of Deutsche Telekom.

Stockholder Action by Written Consent

Our certificate of incorporation provides that, as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of our common stock, any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Governing Law; Forum for Adjudication of Disputes

Our certificate of incorporation provides that our certificate of incorporation and the internal affairs of our Company shall be governed by and interpreted under the laws of the State of Delaware. In addition, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action brought on behalf of our Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation or bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

Corporate Opportunities

Our certificate of incorporation provides, as permitted by the DGCL, that our non-employee directors have no obligation to offer us a corporate opportunity to participate in business opportunities presented to them or their respective affiliates even if the opportunity is one that we might reasonably have pursued, unless such corporate opportunity is offered to such director in his or her capacity as a director of our Company. Stockholders will be deemed to have notice of and consented to this provision of our certificate of incorporation.

Listing of Common Stock

Our common stock is listed on the NASDAQ Global Select Market under the symbol “TMUS.”

Transfer Agent and Registrar

Our transfer agent and registrar is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, purchase contracts or units that may be offered pursuant to this prospectus.

SELLING SECURITYHOLDERS

Selling securityholders may from time to time offer and sell our securities pursuant to this prospectus and any applicable prospectus supplement. Selling securityholders are persons or entities that, directly or indirectly, have acquired or from time to time acquire, our securities. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or agree to register their securities for resale.

The applicable prospectus supplement will set forth the name of each of the selling securityholders and the number of securities beneficially owned by such selling securityholders that are covered by such prospectus supplement.

PLAN OF DISTRIBUTION

We or selling securityholders may sell the securities being offered hereby:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters;

•	through a combination of any of the above methods of sale; or

•	through any other methods described in a prospectus supplement.

We will identify the specific plan of distribution, including any direct purchasers, agents, dealers, underwriters and, if applicable, their compensation, the purchase price, the net proceeds to us, the public offering price, and any discounts or concessions allowed or reallowed or paid to dealers, in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the NASDAQ Global Select Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities.

Offers to purchase the securities may be solicited directly by us or any selling securityholder or by agents designated by us or any selling securityholder from time to time. We will, in the prospectus supplement relating to an offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions we or any selling securityholder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we and any selling securityholder will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

If an underwriter or underwriters are utilized in the sale, we and any selling securityholder will execute an underwriting agreement with the underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the securities offered by this prospectus will be passed upon for us by Perkins Coie LLP, Seattle, Washington.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$2,500,000,000

$1,000,000,000 4.500% Senior Notes due 2026

$1,500,000,000 4.750% Senior Notes due 2028

Prospectus

Joint Book-Running Managers

Deutsche Bank Securities

Barclays

J.P. Morgan

Morgan Stanley

January 22, 2018